      As filed with the Securities and Exchange Commission on May 23, 2001
                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                             LEVEL 8 SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                11-2920559
                                              (I.R.S. Employer Identification
    (State or other jurisdiction of                        No.)
     incorporation or organization)

                               ----------------

                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511
                                 (919) 380-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                               JOHN P. BRODERICK
           CHIEF FINANCIAL OFFICER, TREASURER AND ASSISTANT SECRETARY
                             LEVEL 8 SYSTEMS, INC.
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511
                                 (919) 380-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                          COPIES OF COMMUNICATIONS TO:
                              Scott D. Smith, Esq.
                            Katherine M. Koops, Esq.
                     Powell, Goldstein, Frazer & Murphy LLP
                  Sixteenth Floor, 191 Peachtree Street, N.E.
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                               ----------------


  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Amount        Proposed  Maximum Proposed  Maximum
 Title of Shares to be          to be         Offering Price       Aggregate        Amount of
       Registered            Registered          Per Unit       Offering Price   Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................  1,688,785 shares(1)     $4.14(2)        $6,991,570(2)        $1,748

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) This Registration Statement also registers 5,156,919 of the aggregate 5,162,169 shares of common stock, $.001 par value, that were previously registered on the Level 8 Systems, Inc. Form S-1, filed August 25, 2000, File No. 333-44588 and Form S-3, filed August 6, 1999, File No. 333-84681. Registration Fees of $11,493 and $11,312 were previously paid to register such securities under Registration No. 333-44588 and No. 333-84681, respectively.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average high and low sale prices of the Registrant's common stock as reported on the Nasdaq National Market on May 21, 2001.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION; DATED MAY 23, 2001

                                6,845,704 Shares

                             LEVEL 8 SYSTEMS, INC.

                                  Common Stock

                                 ------------

  This prospectus registers for resale up to 1,688,785 shares of our common stock which may be offered for resale from time to time by stockholders that received shares of our common stock in connection with several recent transactions, including our acquisition of StarQuest Software, Inc. and shares which may be offered for resale from time to time by Merrill Lynch, Pierce, Fenner & Smith Incorporated. This prospectus also carries through and supersedes the previous registration of up to 5,156,919 of the aggregate 5,162,169 shares of our common stock that we previously registered for resale on September 22, 2000. All of the shares may be offered from time to time by the stockholders named in the section entitled "Selling Stockholders" on page
13. The shares offered by this prospectus include:

  . shares that the selling stockholders currently hold;

  . shares issuable to them upon the conversion of outstanding convertible preferred stock at current conversion prices of $10.00 and $25.0625 per share, subject to anti-dilution adjustments; and

  . shares issuable to them upon the exercise of warrants at current exercise prices ranging between $4.3415 and $25.0625 per share, subject to anti-dilution adjustments.

  On May 21, 2001, the last sales price of our common stock on the Nasdaq National Market was $4.18 per share. Our common stock is quoted on the Nasdaq National Market under the symbol "LVEL."

  The selling stockholders may also offer additional shares of common stock acquired upon conversion of convertible preferred stock or exercise of the warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.

  We will not receive any of the proceeds from any resales by the selling stockholders or upon the conversion of their convertible preferred stock. We will, however, receive the proceeds from the exercise of the warrants. The selling stockholders may sell their shares of common stock from time to time in various types of transactions, including on the Nasdaq National Market, in the over-the-counter market, and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page 16.

                                 ------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 3.

                                 ------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is          , 2001.

                               TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................    3
Forward-Looking Statements................................................   11
Use of Proceeds...........................................................   11
Price Range of Our Common Stock...........................................   12
Dividend Policy...........................................................   12
Selling Stockholders......................................................   13
Plan of Distribution......................................................   16
Selected Consolidated Financial Data......................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   33
Management................................................................   45
Principal Stockholders....................................................   52
Certain Relationships and Related Transactions............................   54
Changes in and Disagreements with Accountants.............................   55
Description of Capital Stock..............................................   56
Legal Matters.............................................................   59
Experts...................................................................   59
Available Information.....................................................   59
Index to Consolidated Financial Statements ...............................  F-1

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision. References to "we," "our," "Level 8" and the "Company" generally refer to Level 8 Systems, Inc., a Delaware corporation.

   We are a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with Cicero(R) and at the server level with the Geneva Integration Suite of products. Our flagship product, Cicero, is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications. By using our Cicero solution, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on information technology investments.

   The key component of the Cicero solution is visual integration at the desktop that consolidates disparate applications into a cohesive, simplified work environment embodied in a single look and feel desktop user interface. Cicero is designed to increase the productivity of anyone requiring access to multiple applications and information sources. Cicero provides a unique approach that allows companies to organize components of their existing applications into processes required to complete common tasks. Cicero streamlines all activities by providing a single, seamless user interface for instant access to all systems associated with a task. Cicero provides automatic information sharing among all line-of-business applications and tools. Cicero is ideal for deployment in customer contact centers where its highly productive, task-oriented user interface promotes user efficiency.

   We also offer products under our Geneva brand name to provide organizations with Systems Integration tools as well as Messaging and Application Engineering solutions. Our Systems Integration products include Geneva Enterprise Integrator and Geneva Business Process Automator. Our Messaging and Application Engineering solutions include Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder. Although we plan to focus our efforts principally on our Cicero solution, we will continue to support our Geneva products and expect them to be an ongoing but declining source of revenue.

Recent Developments

   Strategic Realignment. We have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as "Enterprise Application Integration" or "EAI." Historically, EAI solutions work directly at the server level allowing disparate applications to communicate with each other.

   Until 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the growing need for a solution to the disparate application problems experienced by larger companies in the financial services industry. With Cicero, we believe that we have found a novel solution to this problem. Armed with our Cicero solution and our existing experience in and understanding of the EAI marketplace, we are positioned to be a leading provider of business integration solutions to the financial services industry.

   In connection with executing our strategic realignment and focusing on Cicero, we have restructured our business and reduced our number of employees. We experienced net losses in the first quarter of 2001 of approximately $48.9 million, largely attributable to our restructuring, our new focus, a general slowing of the economy, a decrease in sales of our Geneva products, a substantial accounting charge related to the impairment of certain assets and a restructuring charge of $6.7 million.

   StarQuest Acquisition. On November 28, 2000, we completed our acquisition of StarQuest Software, Inc. ("StarQuest"). Our management identified StarQuest as a provider of software that would enhance our product portfolio and increase our integration and connectivity with Cisco platforms. Pursuant to the merger, we issued 500,000 shares of our common stock and 250,000 three-year warrants to purchase our common stock at an exercise price of $30.00 per share in exchange for all of the outstanding common stock of StarQuest. We issued an additional 243,014 shares of our common stock in exchange for the release of certain debt of StarQuest.

                                ----------------

   Our principal executive offices are located at 8000 Regency Parkway, Cary, North Carolina 27511 and our telephone number is (919) 380-5000. Our web site is located at www.Level8.com. Information contained on our web site is not a part of this prospectus.

   Level 8 and Level 8 Systems are trademarks of Level 8 Systems, Inc. Level 8 Technologies, Geneva, Geneva Integration Suite, Geneva Message Queuing, Geneva XIPC, Geneva Integration Broker, Geneva Enterprise Integrator, Geneva Business Process Automator, Geneva AppBuilder, SNAP and MonitorMQ are trademarks of Level 8 Technologies, Inc., a wholly owned subsidiary of Level 8 Systems, Inc. All other product and company names are for identification purposes only and are the property of, and may be the trademarks of, their respective owners. Cicero is a registered trademark of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below together with the other information included in this prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We have substantially changed our business model and depend on a new, unproven strategy for ongoing revenue.

   Based on our consultations with external strategic advisors and an analysis of our products and revenues, we determined that our best possibility of long-term success would be to concentrate our sales efforts into the customer contact centers of large financial services companies. The success of our new strategy is highly dependent on market acceptance of Cicero(R), which we have licensed from Merrill Lynch. Cicero has never been offered or sold to the financial services industry and there is no certainty that we will have strong market penetration with our Cicero offering.

   Furthermore, we are greatly decreasing our sales and marketing efforts with respect to our historical revenue producing products, the Geneva Integration Suite line of products, and putting less emphasis on our historical business of Enterprise Application Integration at the server level. Therefore, our past performance and revenues provide no indication of our future prospects and revenues. Our new strategy is subject to the following specialized risks that may adversely affect our long-term revenue and profitability prospects:

  . Cicero was originally developed internally by Merrill Lynch and has no track record of successful sales to organizations within the financial services industry and may not gain market acceptance;

  . We are approaching a different segment of the financial services industry, the customer contact center, than our sales and marketing efforts in the past and there can be no assurance that we can successfully sell and market into this industry;

  . Our exclusive license to market, develop and sell the Cicero technology will expire on August 23, 2002. It may become exclusive in perpetuity if our stock price exceeds $120 per share for any 60 day trading period occurring prior to August 23, 2002. Although we will maintain a license to the Cicero technology following the expiration of the exclusivity period, Merrill Lynch will be permitted to license the Cicero technology to other parties, including our competitors.

We have a history of losses and expect that we will continue to experience losses at least through 2001.

   Although we reported operating income and net income in 1997, we experienced operating losses and net losses in 1998, 1999, 2000 and the first quarter of 2001. We incurred net losses of $25.1 million for 1998, $15.5 million for 1999, $28.4 million for 2000 and $48.9 million for the three months ending March 31, 2001. At March 31, 2001, we had working capital of $9.2 million and an accumulated deficit of $124.6 million. Our ability to generate positive cash flow is dependent upon achieving and sustaining certain cost reductions and generating sufficient revenues. Part of our strategy has been to grow our business rapidly through a series of carefully selected, synergistic acquisitions. Accounting for these acquisitions in accordance with generally accepted accounting principles and SEC rules and regulations may require us to amortize intangible assets for several years after an acquisition or record significant charges for in-process research and development at the time of acquisition. These charges are typically non-cash in nature.

   Therefore, due to these and other factors, we expect that we will continue to experience net losses at least through 2001. In the future, we may not generate sufficient revenues to pay for all of our operating costs or other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful.

   In addition, dividends of $.1 million per quarter accrue on the outstanding Series A Preferred Stock and $.3 million per quarter accrue on the outstanding Series B Preferred Stock. Both dividends are required to be declared and paid in cash to the extent funds are legally available for the payment of dividends. If we fail to generate sufficient cash to pay these expenses and dividends, we will need to identify other sources of financing. We may not be able to borrow money or issue more shares of common stock or other securities to meet our cash needs, and even if we can complete such transactions, the terms may not be favorable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 for a more complete description of our historical financial condition, results of operations and liquidity.

Because our expenses are largely fixed, an unexpected revenue shortfall could significantly reduce or eliminate our net operating income.

   Our expense levels are based primarily on our estimates of future revenues and are largely fixed. A large portion of our expense relates to headcount that cannot be easily reduced without adversely affecting our business. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would reduce, and possibly eliminate, our net operating income which could materially adversely affect our business, operating results and financial condition.

Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price.

   Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

   Furthermore, because the size of individual sales of Geneva AppBuilder, Geneva Enterprise Integrator and Geneva Business Process Automator products have been large and because we anticipate that Cicero sales will also be large, each sale can or will account for a large percentage of our revenue and a single sale may have a significant impact on the results of a quarter. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer's decision to purchase certain of our products increases the risk of quarter-to-quarter fluctuations. We expect that Cicero sales will require a similar commitment of time and financial resources. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers' budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

   We typically do not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter to quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Moreover, if our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

General economic conditions may affect investors' expectations regarding our financial performance and adversely affect our stock price.

   Certain industries to which we sell our products, such as the financial services industry, are highly cyclical. In addition, we market our products and services internationally, and historically a substantial portion of our revenue has been derived from markets outside the United States. In the future, our results may be subject to substantial period-to-period fluctuations as a consequence of the industry patterns of our customers, general or regional economic conditions and other factors. Fluctuations in operating results could have a material adverse effect on our business, operating results and financial condition, and could result in volatility of the trading price of our common stock. These factors may also have a material adverse effect on our business, operating results and financial condition.

Loss of key personnel could adversely affect our business.

   Our success depends in part on our ability to attract and retain qualified professional, technical, managerial and marketing personnel. In particular, we have recently hired several people with specialized knowledge of the Cicero technology. Loss of some or all of these software engineers could have a significant impact on our execution of our new strategy. Competition for all types of personnel in the software industry is intense. We may not be successful in attracting and retaining the personnel required to develop new products and to sell and market our products successfully.

We may lose market share and be required to reduce prices as a result of competition from our existing competitors, other vendors and the information systems departments of customers.

   We compete in markets that are intensely competitive and feature rapidly changing technology and evolving standards. To maintain or improve our position within these markets, or to compete in new markets, we must continue to enhance Cicero and other current products and develop new products in a timely fashion. Although we believe that Cicero is a unique solution, market success could lead to increased competition for Cicero.

   We expect to experience increased competition from current and potential competitors, many of which have longer operating histories, greater resources, greater name recognition, more extensive distribution and sales networks and a larger, more established customer base. Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors. These competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

Acquisitions may adversely affect future results or fail to be successfully integrated.

   Part of our strategy is to grow our business rapidly through acquisitions, although there can be no guarantee that suitable companies, divisions or products will be available for acquisition. Future acquisitions will also entail numerous risks, including our inability to successfully assimilate acquired operations and products, our inability to retain key employees of acquired operations and products, the diversion of management's attention, and the difficulties and uncertainties in transitioning to us key business relationships from the acquired entities. In addition to paying cash for future acquisitions, we may issue additional securities which would be dilutive to our existing stockholders. Alternatively, we may assume or incur debt obligations or large one-time expenses. These factors could have a material adverse effect on our business, operating results and financial condition.

   We may also evaluate, on a case-by-case basis, joint venture relationships with complementary businesses. Any joint venture investment could involve many of the same risks posed by an acquisition, particularly those risks associated with the diversion of our resources, our inability to generate sufficient revenues, the management of relationships with third parties and potential expenses. Any of these risks could have a material adverse effect on our business, operating results and financial condition.

We may not have the resources to successfully manage renewed growth or significant operational changes.

   Our previous growth followed by our recent reduction in force has placed, and will continue to place, significant demands on management as well as on our administrative, operational, sales and financial resources. Our inability to sustain or manage any renewed growth or operational changes could have a material adverse effect on our business, operating results and financial condition.

Rapid technological change could render our products obsolete.

   Our markets are characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer requirements and evolving industry standards. The introduction of new products embodying new technologies and the emergence of shifting customer demands or changing industry standards could render our existing products obsolete and unmarketable, which would have a material adverse effect on our business, operating results and financial condition. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. This will require us to continue to make substantial product development investments. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

Loss of any one of our major customers could adversely affect our business.

   A significant portion of our business is attributable to a limited number of changing customers. We expect that our future sales of the Cicero product will also be to a small and discrete group of large institutional customers. In 2000 and 1999, our top five customers accounted for 35% and 22%, respectively, of our total revenue. There can be no assurance that these customers or other of our current customers will continue to purchase our products in the future. The loss of any one of our major customers and/or the failure to attract new customers could have a material adverse effect upon our business. In addition, as a result of our reliance on a limited number of changing customers, our results of operations have fluctuated in the past and may continue to fluctuate materially from period to period.

There are a number of risks associated with doing business abroad.

   International sales represented approximately 46% and 66% of our revenue in 2000 and 1999, respectively. We expect that such sales will continue to generate a significant portion of our total revenue. Our revenues from international sales could be subject to large currency exchange fluctuations, which in some circumstances could reduce our overall revenue. International sales also expose us to a risk of loss due to an increase in the value of the U.S. dollar relative to foreign currencies which would make our products more expensive to potential foreign customers.

   Additional risks inherent in our international business activities include:

  .  unexpected changes in regulatory requirements;

  .  tariffs and other trade barriers;

  .  costs and risks of customizing products for foreign markets;

  . longer accounts receivable payment cycles and greater difficulty in accounts receivable collections;

  .  difficulties in staffing and managing international operations;

  .  potentially adverse tax consequences;

  .  repatriation of earnings;

  . the burden of complying with a variety of foreign, legal and regulatory restrictions;

  .  political instability;

  .  possible recessionary environments in economies outside the United
     States; and

  .  reduced protection for intellectual property rights in some countries.

   These factors, among others, could have a material adverse effect on our future international revenue and, consequently, on our business, operating results and financial condition.

Our products may have unknown defects which could harm our reputation or decrease market acceptance of our products.

   Because our customers depend on our products for their critical systems and business functions, any interruptions caused by unknown defects in our products could damage our reputation, cause our customers to initiate product liability suits against us, increase our product development costs, divert our product development resources or cause us to lose revenue or delay market acceptance of our products, any of which could cause our business to suffer. Our product offerings consist of complex software and services, both internally developed and licensed from third parties. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Such defects could cause our customers to experience severe system failures.

The complex technology of our products subjects us to liability claims.

   Because our products provide critical database access, integration and management functions, we may be subject to significant liability claims if our customers believe that our products have failed to perform their intended functions. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these contract provisions may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could have a material adverse effect on our reputation and business, operating results and financial condition.

Failure to meet product delivery dates could adversely affect our business.

   Because of the complexity of software products and the possibility of unforeseen technological problems arising late in the development process, it has not been uncommon for software companies to miss announced delivery dates for new products, upgrades and/or modifications to existing products. Unforeseen technical problems may delay the availability of these products and services or cause us to release such products without support for the range of platforms currently anticipated. We are currently finalizing Cicero for its general availability release and any substantial delay could affect our ability to execute our new strategy and have a material effect on our business.

We may be unable to enforce or defend our ownership and use of proprietary technology.

   Our success depends to a significant degree upon our proprietary technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

   We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

As a technology company, our common stock may be subject to erratic price fluctuations.

   The market price of our common stock has fluctuated in the past and may in the future be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; changes by financial research analysts in their estimates of our earnings or our failure to meet such estimates; conditions in the software and other technology industries; announcements of key developments by competitors; unfavorable developments with respect to our proprietary rights; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders. In addition, from time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons which may or may not be related to our performance. Recently, such volatility has particularly impacted the stock prices of publicly traded technology companies. In the past, securities class action litigation has been instituted against a company following periods of volatility in the market price of a company's securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

We have not paid any dividends on our common stock and it is likely that no dividends will be paid in the future.

   We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Liraz could significantly influence matters submitted to our stockholders.

   Liraz Systems, Ltd. ("Liraz"), an Israeli public company, and its subsidiaries currently hold approximately 35.3% of our outstanding voting stock. As a result, Liraz may have significant influence over all matters submitted to our stockholders for a vote, including the election of directors and the approval of mergers and other business combination transactions for which a majority vote is required, which could adversely affect the market price of our common stock or delay or prevent a change of control. In addition, a wholly owned subsidiary of Liraz beneficially owns an additional 1,000,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock. If Liraz's subsidiary converts all of its Level 8 preferred stock, Liraz and its subsidiaries would then hold approximately 37.5% of our outstanding common stock, based on the number of shares of our common stock outstanding as of April 12, 2001. Two of our directors have relationships with Liraz which are described in the following paragraph.

Some of our directors have conflicts of interest involving Liraz.

   Liraz, as our principal stockholder, and Messrs. Lenny Recanati and Talmor Margalit, who are directors of Level 8, are in positions involving the possibility of conflicts of interest with respect to transactions concerning Liraz and Level 8. Mr. Recanati is Chairman of the Board of Liraz and an executive officer of a significant stockholder of Liraz. Mr. Margalit is a director of Liraz and an executive officer of a significant shareholder of Liraz.

   Some decisions concerning our operations or financial structure may present conflicts of interest between us and Liraz and/or its affiliates. For example, if we are required to raise additional capital from public or private sources to finance our anticipated growth and contemplated capital expenditures, our interests might conflict with those of Liraz and/or its affiliates with respect to the particular type of financing sought. In addition, we may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in our judgment, could be beneficial to us, even though the transactions might conflict with the interests of Liraz and/or its affiliates. If these conflicts do occur, Liraz and its affiliates may exercise their influence in their own best interests. We have in the past engaged in transactions and joint development projects with Liraz. See "Certain Relationships and Related Transactions" on page 54.

Provisions of our charter and Bylaws and Delaware law could deter takeover attempts.

   Section 203 of the Delaware General Corporation Law, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder's best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as may be determined from time to time by the board of directors. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of Level 8. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future. See "Certain Relationships and Related Transactions" on page 54.

Our stockholders may be diluted by the exercise of options and warrants and conversion of preferred stock.

   We have reserved 6,150,000 shares of common stock for issuance under our employee incentive plans and 120,000 shares under our outside director incentive plan. Our board of directors has asked the stockholders to approve a 1,250,000 share increase in the number of shares reserved for issuance under the 1997 Stock Option Plan at the Annual Meeting of Stockholders to be held during the second fiscal quarter of 2001. As of May 1, 2001, options to purchase an aggregate of 4,082,222 shares of common stock were outstanding pursuant to our employee and director incentive plans. Warrants to purchase an additional 2,396,903 shares of common stock are outstanding. We have also reserved 1,157,000 shares of common stock for issuance upon conversion of the outstanding Series A Preferred Stock and 1,197,007 shares of common stock for issuance upon conversion of the outstanding Series B Preferred Stock. The exercise of such options and warrants or conversion of preferred stock and the subsequent sale of the underlying common stock in the public market could adversely cause the market price of our common stock to decline. Our Series A and Series B Preferred Stock and our outstanding warrants include anti-dilution provisions, including in some cases adjustments to the applicable conversion price or exercise price in the event we issue common stock at a price less than the conversion price or exercise price then in effect. This would increase the dilutive impact of future equity offerings at prices less than the conversion price or exercise price of the outstanding warrants.

Future sales of common stock by existing investors could adversely affect the market price of our common stock.

   Future sales of substantial numbers of shares of common stock (including shares issued upon the exercise of stock options or warrants or conversion of preferred stock) by Liraz, Level 8 or our executive officers or principal stockholders, or the perception that such sales could occur, could adversely affect the market price of our common stock. We have granted registration rights to Liraz and its affiliates covering up to 5,910,120 shares of common stock, including 1,000,000 shares issuable upon conversion of preferred stock. These registration rights enable those investors to require that we register resales of their securities. Moreover, Merrill Lynch holds 1,000,000 shares of common stock which are being registered for resale by means of this prospectus. If these investors sell a large portion of their securities on the open market at or about the same time, the market price of our common stock may decline.

We are required to pay additional amounts or issue more equity securities if we do not timely fulfill our obligations to the holders of our outstanding preferred stock and warrants.

   If we fail to pay dividends on the Series A or Series B Preferred Stock when due, or our common stock is delisted from the Nasdaq Stock Market and is not traded on the New York Stock Exchange or American Stock Exchange, or the rights of holders of Series A or Series B Preferred Stock are adversely affected by a reclassification of our common stock, the dividend rate on our Series A or Series B Preferred Stock would increase to 18% annually, with such dividend partially payable in shares of our common stock for the first 60 days that dividends accrue at 18% annually. In addition, we are also required to make additional payments to holders of the Series A or Series B Preferred Stock and warrants in the event that we do not fulfill other obligations to the holders, including keeping the registration statement and prospectus for the underlying common stock in effect and current and issuing common stock promptly upon conversion of the Series A or Series B Preferred Stock or exercise of warrants. The total amount of cash payments in respect of the Series A or Series B Preferred Stock, including dividends and any additional amounts required to be paid, is limited to 19% annually of the liquidation value of the Series A or Series B Preferred Stock.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

   These and other statements which are not historical facts are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described in "Risk Factors" on page 3.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants by the selling stockholders. We anticipate that the net proceeds received by us from the exercise of the warrants will be used for general corporate purposes.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "LVEL." The following table sets forth for the periods indicated the high and low sales prices per share of common stock as reported on the Nasdaq National Market.

                                                                 High     Low
                                                                ------- -------
1999
First quarter.................................................. $16.250 $ 7.625
Second quarter................................................. $13.125 $ 7.938
Third quarter.................................................. $14.000 $ 9.375
Fourth quarter................................................. $46.438 $11.500

2000
First quarter.................................................. $49.125 $29.500
Second quarter................................................. $47.500 $11.250
Third quarter.................................................. $27.813 $16.000
Fourth quarter................................................. $18.500 $ 5.000

2001
First quarter.................................................. $ 6.375 $ 2.391
Second quarter (through May 21, 2001).......................... $ 4.750 $ 2.750

   On May 21, 2001, there were approximately 170 holders of record of common stock. On May 21, 2001, the closing sale price of the common stock on the Nasdaq National Market was $4.18 per share.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on the common stock. For the foreseeable future we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. In addition, our credit agreement requires that we obtain approval from our lenders prior to declaration or payment of any cash dividends on our common stock. The terms of our outstanding preferred stock also place restrictions on the declaration or payment of any cash dividends on our common stock.

                              SELLING STOCKHOLDERS

   The table below sets forth information with respect to the selling stockholders, including:

  .  the name of each selling stockholder;

  . the number of shares of common stock owned by each selling stockholder as of May 21, 2001;

  . the number of shares which may be offered from time to time by this prospectus for the account of each selling stockholder; and

  . the number and percentage of the shares of outstanding common stock to be owned by each selling stockholder assuming all of the shares offered by this prospectus are sold. The percentage is based on the number of shares outstanding as of May 21, 2001.

                                                                     Number of Shares of
                                                                     Common Stock To Be
                          Number of Shares of Number of Shares of Owned After Offering (1)
                          Common Stock Owned  Common Stock Which  ----------------------------
          Name                    (1)         May Be Offered (1)     Number         Percent
          ----            ------------------- ------------------- --------------- ------------
Merrill Lynch, Pierce,
 Fenner & Smith
 Incorporated...........       1,000,000(2)        1,000,000(2)                 *           *
Tarshish Hahzakat
 VeHashkaot Hapoalim
 LTD....................         172,751(3)          172,751(3)                 *           *
Arie Kilman (4).........         260,000             250,000               10,000           *
Bryco Investments.......          55,681(5)           41,899(5)            13,782           *
Paul Rampel (6).........         149,480(6)           50,279(6)            99,201           *
Sierra Ventures IV, LP..         321,855(7)           65,103(7)           256,752         1.6%
Sierra Ventures IV
 International, L.P.....          12,219(8)            1,935(8)            10,284           *
Whitney Partners, LP....         183,720(9)           83,798(9)            99,922           *
Crescent International
 Holdings Limited.......          23,030              23,020                    *           *
Brown Simpson Partners
 I, Ltd.................       1,822,195(10)       1,822,195(10)                *           *
Seneca Capital, L.P.....         601,744(11)         601,744(11)                *           *
Seneca Capital
 International, Ltd.....         731,090(12)         731,090(12)                *           *
Advanced Systems Europe
 B.V. (13)..............       2,821,257           1,753,527            1,067,730         6.5%
ABS Ventures IV,
 L.P....................          37,829              28,158                9,671           *
ABX Fund, L.P...........           9,458               7,040                2,418           *
Brown Technology
 Associates.............             953                 245                  708           *
New York Life Insurance
 Co.....................          92,427              92,427                    *           *
C. Michael Markbreiter..           2,708               2,708                    *           *
Lawrence D. Duckworth...           1,920               1,920                    *           *
Leo T. Abbe.............          20,754              20,754                    *           *
Richard K. Abbe.........          20,754              20,754                    *           *
Jonathan Abbey..........           3,000               3,000                    *           *
Leslie Abbey............           3,000               3,000                    *           *
Mitchell Jay Bayer......             300                 300                    *           *
Jeffrey M. Berman.......          20,754              20,754                    *           *
Michael J. Chill........          18,489              18,489                    *           *
Scot Cohen..............             800                 800                    *           *
Monroe H. Firestone.....             404                 404                    *           *
F. Garafalo Electric,
 Inc....................           5,500               5,500                    *           *
Raymond H. Godfrey,
 Jr.....................             500                 500                    *           *
Morton D. Kurzok........           1,404               1,404                    *           *
Adam Lawrence Larkey....             800                 800                    *           *
Enid Morris.............             400                 400                    *           *
Richard Nager...........         206,750(14)             900(14)          205,850         1.3%
Charles K. and Liza
 Osburn.................             500                 500                    *           *
Christine Pollio
 Meyers.................             800                 800                    *           *
Vivek N.J. Rao..........           3,500               3,500                    *           *
Peter Rosenthal.........             300                 300                    *           *
Andrew L. Rudolph.......             400                 400                    *           *
Irene M. Rudolph........             100                 100                    *           *
John H. Starr...........           9,356               9,356                    *           *
David Emmett Topkins....             400                 400                    *           *
Tradewind Fund I, LP....           2,750               2,750                    *           *

--------
*   Less than one percent (1%)
 (1) The number of shares of common stock owned by each selling stockholder includes the aggregate number of shares of common stock which may be obtained by such stockholder upon conversion of all of the shares of Series A and Series B Preferred Stock and exercise of the warrants owned by the stockholder. The shares offered by this prospectus may be sold by the selling shareholders from time to time. The number of shares, if any, offered by each selling shareholder and the corresponding number of shares beneficially owned by each selling shareholder after each sale will vary depending upon the terms of the individual sales.
 (2) Merrill Lynch owns and may offer from time to time 1,000,000 shares of common stock issued pursuant to a certain Purchase Agreement dated as of July 31, 2000. Shares owned do not include 7,105,286 shares with respect to which Merrill Lynch might be deemed to share voting power as a result of a Stockholder's Agreement, dated as of August 23, 2000, between Merrill Lynch, Liraz and WCAS. Merrill Lynch disclaims beneficial ownership of the 5,910,120 shares of common stock beneficially owned by Liraz and its affiliates as well as the 1,195,166 shares of common stock beneficially owned by WCAS and its affiliates. See "Certain Relationships and Related Transactions" on page 54.
 (3) Tarshish Hahzakat VeHashkaot Hapoalim LTD owns and is offering 172,751 shares of common stock issuable upon the exercise of warrants. The exercise price of the warrants is $4.3415 per share of common stock.
 (4) Mr. Kilman owns and is offering 250,000 shares of common stock issued pursuant to the Separation Agreement dated May 7, 2001. He owns an additional 10,000 shares of unrestricted common stock that are not being offered by this prospectus.
 (5) Bryco Investments owns and is offering 41,899 shares of common stock received in exchange for certain debt of StarQuest. Such shares are being offered by this prospectus. An additional 8,860 shares of common stock and 4,922 shares issuable upon the exercise of warrants were received in exchange for capital stock of StarQuest. These shares are not being offered by this prospectus. The exercise price of the warrants is $30.00 per share of common stock subject to adjustment.
 (6) Paul Rampel was formerly the President of StarQuest and joined Level 8 on November 28, 2000 following the effectiveness of the merger. Mr. Rampel owns and is offering 50,279 shares of common stock received in exchange for certain debt of StarQuest. Such shares are being offered by this prospectus. An additional 37,655 shares of common stock and 20,919 shares issuable upon the exercise of warrants were received in exchange for capital stock of StarQuest. These shares are not being offered by this prospectus. The exercise price of the warrants is $30.00 per share of common stock subject to adjustment. Mr. Rampel also owns 10,627 shares received under the Level 8 2000 Stock Grant Retention Plan that were previously registered on Form S-8. Furthermore, Mr. Rampel also owns 30,000 shares of unrestricted common stock that were purchased on the open market and 310,000 options to purchase common stock which are not exercisable within 60 days.
 (7) Sierra Ventures IV, LP owns and is offering 65,103 shares of common stock received in exchange for certain debt of StarQuest. Such shares are being offered by this prospectus. An additional 165,055 shares of common stock and 91,697 shares issuable upon the exercise of warrants were received in exchange for capital stock of StarQuest. These shares are not being offered by this prospectus. The exercise price of the warrants is $30.00 per share of common stock subject to adjustment.
 (8) Sierra Ventures IV International, LP owns and is offering 1,935 shares of common stock received in exchange for certain debt of StarQuest. Such shares are being offered by this prospectus. An additional 6,611 shares of common stock and 3,673 shares issuable upon the exercise of warrants were received in exchange for capital stock of StarQuest. These shares are not being offered by this prospectus. The exercise price of the warrants is $30.00 per share of common stock subject to adjustment.
 (9) Whitney Partners, LP owns and is offering 83,798 shares of common stock received in exchange for certain debt of StarQuest. Such shares are being offered by this prospectus. An additional 64,236 shares of common stock and 35,686 shares issuable upon the exercise of warrants were received in exchange for capital stock of StarQuest. These shares are not being offered by this prospectus. The exercise price of the warrants is $30.00 per share of common stock subject to adjustment.

(10) Brown Simpson Partners I, Ltd. owns and is offering 598,504 shares of common stock issuable upon the conversion of Series B Preferred Stock and 1,223,691 shares issuable upon the exercise of warrants. The exercise price of these warrants is as follows: (i) 523,691 warrants at an exercise price of $25.0625 per share of common stock subject to adjustment and (ii) 700,000 warrants at an exercise price of $10.00 per share of common stock subject to adjustment. Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of such shares of common stock.
(11) Seneca Capital, L.P. is offering by this prospectus 208,598 shares of common stock issuable upon the conversion of Series B Preferred Stock and 182,506 shares issuable upon the exercise of warrants. The exercise price of these warrants is $25.0625 per share of common stock subject to adjustment. Seneca Capital, L.P. is also offering by this prospectus 157,000 shares of common stock issuable upon the conversion of Series A Preferred Stock and 53,640 shares issuable upon the exercise of warrants. The exercise price of the warrants is $25.0625 per share of common stock subject to adjustment.
(12) Seneca Capital International, Ltd. owns and is offering 389,905 shares of common stock issuable upon the conversion of Series B Preferred Stock and 341,185 shares issuable upon the exercise of warrants. The exercise price of the warrants is $25.0625 per share of common stock subject to adjustment.
(13) Advanced Systems Europe, B.V. is a wholly-owned subsidiary of Liraz, our principal stockholder.
(14) Richard Nager also holds 205,850 shares of unrestricted common stock that are not being offered by this prospectus.

                              PLAN OF DISTRIBUTION

   We are registering the resale of shares of our common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares which may be offered from time to time by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

   The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

   The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The selling stockholders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   Because selling stockholders are "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

   Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

   Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  . the name of each such selling stockholder and of the participating broker-dealer(s);

  .  the number of shares involved;

  .  the initial price at which such shares were sold;

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  .  other facts material to the transactions.

   In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our financial statements and accompanying notes, along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 2000, and the balance sheet data as of December 31, 2000, are derived from, and are qualified by reference to, our financial statements which have been audited by Deloitte & Touche LLP and are included in this prospectus. The statement of operations data for the years ended December 31, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, our financial statements which have been audited by PricewaterhouseCoopers LLP and are included in this prospectus. The statement of operations data for the three months ended March 31, 2000 and 2001, and the balance sheet data as of March 31, 2000 and 2001, are unaudited. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                        Three Months Ended
                                   Year Ended December 31,                   March 31,
                          --------------------------------------------  --------------------
                           1996     1997     1998      1999     2000      2000       2001
                          -------  ------- --------  --------  -------  ---------  ---------
                                      (in thousands, except per share data)
SELECTED STATEMENT OF
 OPERATIONS DATA
Revenue.................  $ 7,272  $14,680 $ 10,685  $ 52,920  $82,591  $  19,662  $   7,938
Net income (loss) from
 continuing operations..     (845)   1,036  (23,688)  (15,477) (28,367)    (8,028)   (48,911)
Net income (loss) from
 continuing operations
 per common and common
 equivalent share--
 basic..................     (.14)     .16    (3.14)    (1.78)   (2.10)     (0.64)     (3.12)
Net income (loss) from
 continuing operations
 per common and common
 equivalent share--
 diluted................     (.14)     .14    (3.14)    (1.78)   (2.10)     (0.64)     (3.12)
Net income (loss)
 applicable to common
 stockholders--basic....     (.14)     .16    (3.32)    (1.78)   (2.44)     (0.64)     (3.12)
Net income (loss)
 applicable to common
 stockholders--diluted..     (.14)     .14    (3.32)    (1.78)   (2.44)     (0.64)     (3.12)
Weighted average common
 and common equivalent
 shares outstanding--
 basic..................    6,076    6,992    7,552     8,918   14,019     12,778     15,786
Weighted average common
 and common equivalent
 shares outstanding--
 diluted ...............    6,076    7,561    7,552     8,918   14,019     12,778     15,786

                                     As of December 31,                   As of March 31,
                          --------------------------------------------  --------------------
                           1996     1997     1998      1999     2000      2000       2001
                          -------  ------- --------  --------  -------  ---------  ---------
SELECTED BALANCE SHEET
 DATA
Working capital
 (deficiency)...........  $11,007  $15,826 $(19,554) $    (36) $28,311  $   2,997  $   9,241
Total assets............   20,787   23,482   70,770   133,581  169,956    129,560    118,646
Long-term debt, net of
 current maturities.....       23       16    1,541    22,202   25,000     20,379     25,000
Loans from related
 companies, net of
 current maturities.....      331      202   12,519     4,000      --       3,000        --
Stockholders' equity....   18,300   20,371    8,892    72,221  117,730     71,379     68,134

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

General Information

   We are a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with Cicero(R) and at the server level with the Geneva Integration Suite of products. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

   In addition to software products, Level 8 also provides technical support, training and consulting services as part of its commitment to providing its customers industry-leading integration solutions. Level 8's worldwide consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. Level 8 offers services around its integration software products.

   This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. See "Forward-Looking Statements" on page 11.

Business Strategy

   During the first quarter of 2001, management reassessed how the Company would be managed and how resources would be allocated. Management now makes operating decisions and assesses performance of the Company's operations based on the following reportable segments: (1) Desktop Integration Products,
(2) System Integration Products and (3) Messaging and Application Engineering Products.

   The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

   The products that make up the Systems Integration segment are as follows:
Geneva Enterprise Integrator and Geneva Business Process Automator. Geneva Enterprise Integrator is an integration tool that provides unified, real-time views of enterprise business information for eBusiness applications. Geneva Business Process Automator is a product designed to work with Geneva Enterprise Integrator for automating the many business processes that an organization uses to run its operations and enables the automation of information workflows spanning front and back office systems.

   The products that comprise the Messaging and Application Engineering segment are Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. Geneva Message Queuing is an enterprise connectivity product for Microsoft and non-Microsoft applications. The primary use is for transactional, once and only once connectivity of Windows-based Web applications to back-office information resources like mainframes and other legacy systems. Geneva XIPC provides similar delivery of information between applications. While Geneva Message Queuing is based around a Microsoft standard, Geneva XIPC is for use with Linux and other brands of UNIX operating systems. Geneva AppBuilder is a set of application engineering tools that assists customers in developing, adapting and managing enterprise-wide computer applications for the Internet/intranets and client/server networks.

   For a more detailed discussion regarding these products, please refer to the "Business" section on page 33.

Results of Operations

   The Company's results of operations include the operations of the Company and its subsidiaries. Operations for the subsidiaries acquired during 2000, 1999, and 1998 are included from the date of acquisition. Accordingly, the 2000, 1999, and 1998 results of operations include the operations of StarQuest Software, Inc. ("StarQuest"), Template Software Inc. ("Template"), Seer Technologies, Inc. ("Seer") and Momentum Software Corporation ("Momentum") since November 28, 2000, December 27, 1999, December 31, 1998, and March 26, 1998, respectively.

   As a result of the Company's acquisition activity, the nature of its operations has changed significantly from 1998 to 2000. In March 1998 the Company acquired Momentum, primarily for its XIPC messaging product. The XIPC product has been sold on a stand-alone basis as well as incorporated into the Company's Geneva Message Queuing product, which was internally developed. The acquisition of Seer in December 1998 provided the Seer*HPS application engineering technology as well as significant international operations. Seer*HPS was subsequently renamed Geneva AppBuilder. In early 1999, the Company introduced its first Enterprise Application Integration ("EAI") product, Geneva Integration Broker, which was developed internally. As the Company moved more solidly into the EAI market, it acquired Template in December 1999. The acquisition of Template primarily provided the Company its Enterprise Integration Template and Business Process Template and additional experienced services professionals trained on Template's products. These products were subsequently renamed Geneva Enterprise Integrator and Geneva Business Process Automator. The Company disposed of certain Template consulting operations during early 2000, which were not related to its products and determined to be non-strategic to the Company's future.

   In August 2000, the Company acquired a two-year exclusive license to develop and market Cicero, a comprehensive integrated desktop computer environment from Merrill Lynch in exchange for 1,000,000 shares of its common stock valued at $22,750. The cost of the technology acquired has been capitalized and amortized over a three year period.

   In November 2000, the Company acquired StarQuest. The total purchase price of the acquisition was $11,638 and has been accounted for by the purchase method of accounting. As a result of the acquisition of StarQuest, the Company gained an additional product that would enhance its ability to provide integration to Cisco platforms.

   Due to the Company's acquisition and divestiture activities, year to year comparisons of results of operations are not necessarily meaningful. Additionally, as a result of the Company's pursuit of a growth strategy focusing on its software product sales and synergies gained as a result of eliminating duplicative functions, the results of operations are significantly different than the result of combining the previous operations of each acquired company into Level 8. Pro forma comparisons are therefore not necessarily meaningful either. In general, the Company shifted its focus from a reseller of MQ Series and related services in 1998 to selling multiple integration products with a lesser focus on services in 2000. Revenue and expenses have increased as a result of acquisitions and internal growth. In 2001, the Company is shifting its primary focus from selling multiple Enterprise Application Integration ("EAI") products to a seller of Cicero, a desktop integration package, to the financial services industry with a decreased focus on services.

   The Company has three categories of revenue: software products, maintenance and services. Software products revenue is comprised primarily of fees from licensing the Company's proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting and providing periodic upgrades to the Company's software products. Services revenue is comprised of fees for consulting and training services related to the Company's software products.

   The Company's revenues may vary from quarter to quarter due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of its sales force. The Company typically does not have any material backlog of unfilled software orders, and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of recognition revenue can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility in the price of the Company's common stock.

   The following table sets forth, for the years indicated, the Company's results of continuing operations expressed as a percentage of revenue.

                                    Year Ended           Three Months Ended
                                   December 31,              March 31,
                                ----------------------   ---------------------
                                2000    1999     1998      2001        2000
                                -----   -----   ------   ---------   ---------
Revenue
  Software.....................  55.7 %  30.3 %   14.5 %      13.7 %     41.9 %
  Maintenance..................  19.3 %  28.3 %   10.2 %      47.2 %     18.7 %
  Services.....................  25.0 %  41.4 %   75.3 %      39.1 %     39.4 %
                                -----   -----   ------   ---------   --------
    Total...................... 100.0 % 100.0 %  100.0 %     100.0 %    100.0 %
Cost of revenue:
  Software.....................  11.9 %   8.0 %   19.3 %      47.2 %      9.8 %
  Maintenance..................   6.9 %  10.2 %    4.5 %      16.6 %      7.0 %
  Services.....................  22.6 %  36.4 %   54.1 %      36.7 %     34.7 %
                                -----   -----   ------   ---------   --------
    Total......................  41.4 %  54.6 %   77.9 %     100.5 %     51.5 %
Gross profit...................  58.6 %  45.4 %   22.1 %      (0.5)%     48.5 %
Operating expenses:
  Sales and marketing..........  42.6 %  22.7 %   22.3 %      79.5 %     36.2 %
  Research and product
   development.................  10.7 %  12.8 %   26.0 %      37.5 %     11.2 %
  General and administrative...  15.3 %  12.9 %   60.3 %      81.4 %     18.0 %
  Amortization of goodwill and
   intangibles.................  17.2 %  13.2 %   18.1 %      51.2 %     17.9 %
  In-process research and
   development.................   2.2 %   5.6 %   55.1 %       --         --
  Impairment of intangible
   assets......................   --      --      43.1 %     274.9 %      --
  (Gain)/Loss on disposal of
   asset.......................   0.5 %   --       --         (2.0)%      --
  Restructuring, net...........   --      0.7 %   14.4 %      83.8 %      --
                                =====   -----   ------   ---------   ========
    Total......................  88.5 %  67.9 %  239.3 %     606.3 %     83.3 %
Loss from operations........... (29.9)% (22.5)% (217.2)%    (606.8)%    (34.8)%
Other income (expense), net....  (3.1)%  (5.4)%   (0.8)%      (7.6)%     (4.6)%
                                -----   -----   ------   ---------   --------
Loss before taxes.............. (33.0)% (27.9)% (218.0)%    (614.4)%    (39.4)%
Income tax provision...........   1.3 %   1.4 %    3.8 %       1.8 %      1.3 %
                                -----   -----   ------   ---------   --------
Net loss from continuing
 operations.................... (34.3)% (29.3)% (221.8)%    (616.2)%    (40.7)%
                                =====   =====   ======   =========   ========

   The following table sets forth unaudited data for total revenue by geographic origin as a percentage of total revenue for the periods indicated:

                                                             Three Months Ended
                               Year Ended December 31,            March 31,
                               ---------------------------   ------------------
                                2000      1999      1998       2001        2000
                               -------   -------   -------   ---------   ---------
United States.................      54%       33%       99%         35%         57%
Europe........................      35%       56%      --           57%         38%
Asia Pacific..................       2%        7%      --            2%          2%
Other.........................       9%        4%        1%          6%          3%
                               -------   -------   -------   ---------   ---------
  Total.......................     100%      100%      100%        100%        100%
                               =======   =======   =======   =========   =========

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

 Revenue and Gross Margin

   Total revenues decreased significantly for the first quarter of 2001 as compared to the same period of 2000 due to a general slowing of the economy and a new focus on the Company's Cicero product. The Company's gross margins decreased to (1%) for the quarter ended March 31, 2001 from 49% for the comparable period of 2000.

 Software Products

   For the quarter ended March 31, 2001, the Systems Integration segment accounted for approximately 52% of the software revenue while the Messaging and Application Engineering segment accounted for approximately 48% of software revenue. In the Desktop Integration segment, the formal launch date of Cicero is anticipated to be late in the second quarter of 2001, so there was no revenue associated with this segment.

   Gross margins on software products decreased from a margin of 77% for the first quarter of 2000 to (246%) for the first quarter of 2001 primarily due to an increase in software technology amortization and the decrease in the Company's software product revenue. Cost of software is composed primarily of amortization of purchased technology, amortization of capitalized software costs for internally developed software and royalties to third parties for the Company's Geneva Message Queuing product and to a lesser extent production and distribution costs. The increase in cost of software was primarily due to amortization of capitalized software from the acquisition of StarQuest and the Cicero developed technology purchased in 2000.

   The software product gross margin for the Systems Integration segment and the Messaging and Application Engineering segment were approximately 4% and (147%), respectively. These costs were primarily attributable to the royalties and the amortization of capitalized software.

   The Company expects to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero will be formally launched in the second quarter of 2001. The Systems Integration segment revenue is anticipated to increase slightly with the gross margin remaining relatively consistent. The Messaging and Application Engineering segment revenue is expected to show a modest increase while the cost of revenue remains constant.

 Maintenance

   Maintenance revenue during the first quarter of 2001 increased slightly over the first quarter of 2000 which can be attributed to maintenance from former StarQuest customers and the residual of higher software sales from fiscal year 2000.

   The Desktop Integration segment accounted for approximately 2% of total maintenance revenue which is attributable to a software product transaction completed in the fourth quarter of 2001. The Systems Integration segment and the Messaging and Application Engineering segment accounted for approximately 17% and 81% of total maintenance revenue, respectively.

   Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of the Company's software products. Gross margins on maintenance increased from 62% for the first quarter of 2000 to 65% for the first quarter of 2001 as a result of the Company realizing certain economies of scale.

   The Desktop Integration segment had a gross margin on maintenance of approximately (89%), primarily attributable to low maintenance revenues because the Cicero product has yet to be formally launched. The Systems Integration segment had a gross margin on maintenance of approximately 56% while the Messaging and Application Engineering segment had a gross margin on maintenance of approximately 71%, both of which are attributable to the increases in installed customer base and the Company realizing economies of scale.

   Maintenance revenues are expected to increase, primarily in the Desktop Integration segment and the System Integration segment. The Messaging and Application Engineering segment revenues are expected to remain relatively constant. Cost of maintenance is expected to increase slightly for the Desktop Integration segment, while remaining constant for the System Integration and the Messaging and Application Engineering segments.

 Services

    Services revenue for the first quarter of 2001 decreased (60%) over the same period last year, primarily due to the overall decline in software sales and the general slowing of the economy. In addition, revenues in the first quarter of last year reflect revenues from the now ceased government services group.

   For the quarter ended March 31, 2001, the Systems Integration segment comprised of approximately 29% of the services revenue while the Messaging and Application Engineering segment accounted for approximately 71% of services revenue.

   Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margins decreased from 12% to 6% from the first quarter of 2000 to the first quarter of 2001 primarily due to lower revenues and under-utilization of personnel.

   Services revenues are expected to increase for the Desktop Integration segment after its formal launch in the second quarter of 2001. The Messaging and Application Engineering segment revenues are expected to remain constant along with its gross margin. The revenues for the Systems Integration segment are expected to remain constant while its gross margin increases from more efficient utilization of personnel.

 Sales and Marketing

   Sales and marketing expenses primarily include personnel costs for salespeople, travel, and related overhead, as well as trade show participation and the Messaging and Application Engineering promotional expenses. Sales and marketing expenses decreased significantly from the first quarter of 2000 to the first quarter of 2001 due to a decrease in the size of the Company's sales and marketing workforce, and through decreased promotional activities.

   Sales and marketing expenses are expected to decrease along all product lines, primarily due to the restructuring implemented in the first quarter of 2001. The sales and marketing emphasis going forward will be on the Desktop Integration segment.

 Research and Development

   Research and development expenses primarily include personnel costs for product authors, product developers and product documentation personnel and related overhead. Research and development expense increased 35% over the first quarter of 2000 due to the addition of an average of twenty developers from the StarQuest acquisition. The Company intends to continue making a significant investment in research and development while also improving efficiencies in this area.

 General and Administrative

   General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses increased by approximately $2.9 million over the first quarter of 2000. The increase was primarily the result of a provision for bad debt of approximately $3.7 million from a significant customer who filed for Chapter 11 Bankruptcy.

   General and administrative expenses are expected to decrease going forward primarily due to the restructuring plan implemented in the first quarter of 2001.

 Amortization of Goodwill and Other Intangible Assets

   Amortization of goodwill and other intangible assets was $4.1 million in the first quarter of 2001 and $3.5 million in the first quarter of 2000. The amortization of goodwill in the first quarter of 2000 was related to the purchases of Template Software, Inc, Seer Technologies, Inc., Momentum Software Corporation ("Momentum"), and Level 8 Technologies. During the first quarter of 2001, amortization of goodwill and other intangibles also included the amortization of intangible assets related to the acquisition of StarQuest. The Company will continue to assess the recoverability of its intangible assets on a quarterly basis based on the net present value of the expected future cash flows.

 Restructuring

   In the first quarter of 2001, the Company announced and began implementation of an operational restructuring to reduce its operating costs and streamline its organizational structure. As a result of this initiative, the Company recorded restructuring charges of $6,650 during the quarter ended March 31, 2001, and anticipates additional charges during the quarter ending June 30, 2001. Restructuring charges have been classified in "Restructuring" on the consolidated statements of operations. This operational restructuring involves the reduction of employee staff throughout the Company in all geographical regions in sales, marketing, services, development and administrative functions as well as the closing of excess facilities and the termination of certain commitments. The Company anticipates that each component of the restructuring plan will be completed by June 30, 2001.

   For the three months ended March 31, 2001, the charges associated with the Company's restructuring were as follows:

   Employee severance and benefits...................................... $3,319
   Excess office facilities.............................................  2,110
   Marketing obligations................................................    288
   Other................................................................    933
                                                                         ------
                                                                         $6,650
                                                                         ======

   As of March 31, 2001, the restructuring plan included the termination of 150 employees. The plan includes a reduction of 65 personnel in the European operations and 95 personnel in the US operations. Employee termination costs are comprised of severance-related payments for all employees terminated in connection with the operational restructuring. Termination benefits do not include any amounts for employment-related services prior to termination.

   Premises obligations primarily relate to the continuation of lease obligations, brokers commissions and leasehold improvements for approximately 60,000 square feet of facilities no longer deemed necessary and costs to exit short-term leases for various sales offices. Amounts expensed relating to lease obligations represent estimates of undiscounted future cash outflows, offset by anticipated third-party sub-lease payments.

   Marketing obligations relate to contracts and services relating to the prior focus of the Company and are no longer expected to be utilized.

   Other miscellaneous restructuring costs include professional fees, royalty commitments, recruiting fees, excess equipment and other miscellaneous expenses directly attributable to the restructuring.

   At March 31, 2001, the accrued liability associated with the restructuring charges and cash paid was $4,328 and $1,763, respectively. Non-cash restructuring items totaled $559 for the quarter ended March 31, 2001. The following table sets forth a reconciliation to accrued expenses and cash paid as of March 31, 2001:

                                                               Accrued Cash Paid
                                                               ------- ---------
   Employee termination....................................... $2,136   $1,183
   Premises...................................................  1,681      274
   Marketing obligations......................................     53      235
   Other miscellaneous restructuring costs....................    458       71
                                                               ------   ------
                                                               $4,328   $1,763
                                                               ======   ======

   As of March 31, 2001, the remaining accrued liability for restructuring charges from previous years for excess facilities was $230, representing the remaining cash obligations net of anticipated third-party sub-lease amounts.

 Impairment of Intangible Assets

   In the first quarter of 2001, management reevaluated and modified its approach to managing the business and decided to conduct business and assess the efficiency of operations under a line-of-business approach. As such, the Company performed an assessment of the recoverability of its long-lived assets under a line of business approach. The results of its analysis indicated that an impairment had occurred with regard to intangible assets acquired from Template Software, Inc. The Company estimated the fair market value of the related assets through a discounted future cash flow valuation technique. The results of this analysis indicated that the carrying values of these assets exceeded their fair market values. The Company has reduced the carrying value of these intangible assets by approximately $21,824 as of March 31, 2001.


 Provision for Income Taxes

   The Company's effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the first quarter of 2001 or 2000. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision for the first quarter of fiscal year 2001 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

 Impact of Inflation

   Inflation has not had a significant effect on the Company's operating results during the periods presented.

Years Ended December 31, 2000, 1999 and 1998

 Revenue and Gross Margin

   Total revenues increased 56% from 1999 to 2000 and increased 395% from 1998 to 1999. The increases in total revenue are primarily attributable to the acquisitions of companies and technologies discussed above. The software product category contributed most significantly to these increases. Gross margins were 59%, 45% and 22% for 2000, 1999, and 1998, respectively.

 Software Products

   Software product revenue increased 187% in 2000 in comparison to 1999 and increased 933% in 1999 in comparison to 1998. The increases in both years can be attributed to the Company's increased focus on sales and marketing, which resulted in improved sales of its products, including significant revenues related to the products acquired from Template and Seer.

   The gross margin on software products was 79%, 74%, and (33)%, for the 2000, 1999, and 1998 fiscal periods, respectively. The improvement in gross margins from 1998 to 1999 and 1999 to 2000 were due to the significant increases in software product revenue. Cost of software is composed primarily of amortization of software product technology and royalties to third parties, and to a lesser extent, production and distribution costs. The increases in cost of software from 1998 through 2000 are primarily attributable to the amortization of software product technology acquired through the acquisitions discussed above.

 Services

   Services revenue decreased 6% from 1999 to 2000 and increased 172% from 1998 to 1999. Services gross margins were 10%, 12%, and 28% for 2000, 1999, and 1998, respectively. Cost of services primarily includes personnel and travel costs related to the delivery of services.

   The increase in services revenue from 1998 to 1999 was primarily a result of the acquisition of Seer's Geneva AppBuilder product. The decrease in services revenue from 1999 to 2000 was attributable to the Company's emphasis on software sales and the decline in services related to its Geneva AppBuilder product. Services margins were relatively consistent for 1999 to 2000. Services margins declined from 1998 to 1999 because the Geneva AppBuilder generated lower margins than the Company's historical offerings and due to changes in the Company's focus.

 Maintenance

   Maintenance revenue increased only 7% from 1999 to 2000 compared with a 1,273% increase from 1998 to 1999. The relatively flat increase for 1999 to 2000 is a result in a slight decline in the number of customers purchasing maintenance for Geneva AppBuilder and Geneva XIPC, partly offset by new maintenance revenue from Template's customers and new software sales. The significant increase in maintenance revenue from 1998 to 1999 is primarily due to the addition of Geneva AppBuilder to the Company's products, which has historically had a significant revenue stream from maintenance.

   Gross margins on maintenance were 64%, 64%, and 56%, for 2000, 1999, and 1998, respectively. Cost of maintenance is comprised of personnel costs and related overhead, and in 1999 includes the cost of third-party contracts for the maintenance and support of the Company's Geneva AppBuilder products. The increase in gross margin for 1998 to 1999 is primarily due to the addition of the Geneva AppBuilder and Geneva XIPC to the Company's products from which the Company has created economies of scale in its support organization. The gross margin on maintenance was consistent from 1999 to 2000.

 Sales and Marketing

   Sales and marketing expenses primarily include personnel costs for salespeople, travel, and related overhead, as well as analyst subscriptions, trade show participation, and other promotional expenses. Sales and marketing expenses increased threefold and fourfold from 1999 to 2000 and 1998 to 1999, respectively, due to an increase in the size of the Company's sales force and marketing staff, both through acquisition and recruiting. Additionally, the Company significantly increased its marketing programs as part of its focus on increasing software product revenue from 1998 to 1999 and from 1999 to 2000.

 Research and Development

   Research and development expenses primarily include personnel costs for product authors, product developers and product documentation personnel. Research and development expense increased 30% and 145% from 1999 to 2000 and 1998 to 1999, respectively. The increases in 2000 were the result of the addition of approximately thirty-five developers from the Template acquisition. The increases in 1998 and 1999 are a result of the Company's investment in new internally developed and acquired products.

 General and Administrative

   General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, and administrative staff and related overhead and non-allocable corporate costs of operating the Company. General and administrative expenses increased 86% from 1999 to 2000 and increased as a percentage of total revenue for the same period. These increases are a result of professional fees and personnel costs to support increased levels of business activities. Expenses increased 6% from 1998 to 1999 and decreased as a percentage of revenue for 1999 due to synergies obtained through the integration of Seer and management's focus on reducing general and administrative expenses as a percentage of revenue.

 Amortization of Goodwill and Other Intangible Assets

   Amortization of intangible assets, primarily goodwill, was $14.2 million, $7 million, and $1.9 million for 2000, 1999, and 1998, respectively, and relates to the acquisitions discussed above as well as the Company's acquisition of Level 8 Technologies.

 Purchased Research and Development

   Based on the results of third-party appraisals, the Company recorded charges in 1998 of $5.9 million to expense purchased in-process research and development costs related to the acquisitions of Momentum and Seer. In 1999, the Company recorded charges of $2.9 million to expense purchased in-process research and development costs related to the acquisitions of the remaining 31% of Seer, and Template. As part of the StarQuest acquisition, the Company recorded a charge to expense in-process research and development costs in the amount of $1.8 million in 2000.

   For all in-process research and development charges recorded in 1998, 1999, and 2000, it was determined that the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, management gave consideration to the stage of completion, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on key assumptions, including revenue growth rates for each technology considering, among other things, current and expected industry trends, acceptance of the technologies and historical growth rates for similar industry products.

 Other Charges

   As a result of the acquisitions of StarQuest, Template, Momentum, and Seer, the Company has recorded several charges during the years presented.

   During the fourth quarter of 1999, the Company reorganized its existing operations due to its acquisition of Template. The Company's restructuring included a management change in its development and operations areas, the abandonment of certain leased facilities, and the closure of its French subsidiary. The Company recorded a restructuring charge of $.55 million, which consisted of approximately $.28 million in costs associated with improving leased space to be subleased, approximately $.23 million in personnel-related charges, and approximately $.04 million in professional fees to close its French subsidiary.

   During the fourth quarter of 1998, the Company reorganized its existing operations due to its acquisition of Seer. The restructuring included a staff reduction in its development and administrative areas of 20% (15 employees), the abandonment of certain leased facilities, and the write-down to fair value of certain capitalized software costs for product lines which were being discontinued. The Company recorded a restructuring charge of approximately $1.54 million, which consisted of approximately $.71 million in personnel-related charges, approximately $.29 million in costs associated with carrying vacated space until the lease expiration date, approximately $.19 million of property and equipment related charges, approximately $.24 million in write- down of capitalized software costs, approximately $.1 million in professional fees related to the restructuring, and approximately $.01 million for other charges.

   At December 31, 1999, the Company revised its estimate of the 1998 restructuring charge by reducing it by $.16 million based on a review of the costs paid through December 31, 1999 and the remaining estimated costs. The change in estimate is reflected in the 1999 Consolidated Statement of Operations as a reduction of the restructuring charge for 1999.

   The Company believes the accrued restructuring cost of $.21 million at December 31, 2000 represents its remaining cash obligations for the restructuring charges included above.

   In 1998, as a consequence of the Company's transition to an enterprise application integration solutions provider, the Company abandoned certain planned development efforts for products acquired in the Momentum transaction and reassessed the remaining undiscounted projected cash flows related to the identifiable and unidentifiable intangible assets acquired from Momentum. It was concluded that, with the principal exception of the Momentum technology utilized in the Level 8's product suite and the Geneva XIPC products, the goodwill and intangibles acquired in the Momentum transaction should be written off. Accordingly, during the fourth quarter of 1998, the Company adjusted the carrying value of its identifiable and unidentifiable assets to their fair value of $32.2 million, resulting in a non-cash impairment loss of $4.6 million.

 Provision for Income Taxes

   The Company's effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net losses incurred during 2000, 1999 and 1998. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision for 2000 and 1999 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

 Discontinued Operations

   The loss on disposal of ProfitKey International ("ProfitKey") during 1998 was approximately $1.2 million. The loss on discontinued operations related to ProfitKey was $.14 million for 1998.

 Impact of Inflation

   Inflation has not had a significant effect on the Company's operating results during the periods presented.

Forward Looking Assessment

   During the first quarter of fiscal year 2001, after extensive strategic consultation with outside advisors and an internal analysis of the Company's products and services, the Company decided on a strategic initiative that would allow it to focus on the financial services industry and a new Cicero product line based on technology licensed from Merrill Lynch. The Company intends to provide the financial services industry with a comprehensive desktop application that can seamlessly integrate the diverse productivity applications used in customer relationship management.

   As a part of this strategic initiative, the Company restructured its domestic and international operations. This restructuring included an approximate 57% reduction in personnel. The reductions were made in all operational areas of the Company. The Company also intends to consolidate some of its leased facilities as part of this restructuring and dispose of certain assets.

   Revenue and Gross Margin. Overall, the Company expects total revenue in 2001 to be less than total revenue in 2000, due to reductions in both software product and services revenue. Gross margin is projected to decrease as well.

   Software Products. Product revenue is expected to decrease significantly from 2000. As a percentage of total revenue, it is anticipated to be comparable to 2000. During 2001, the Company's focus will be on delivering Cicero to the market and then gaining market acceptance. The Company expects that during 2001, software product revenue will be primarily comprised of sales of Cicero. The gross margin for software is expected to decline as there will be an increase in the amortization of capitalized software related to the acquisition of the Cicero technology and StarQuest.

   Services. Revenue related to services is projected to decline significantly as the company continues to focus its efforts on software sales. Along with the decrease in revenue, cost of services is also expected to decline. The Company expects to see an increase in services margins during 2001 as the anticipated margins for Cicero related services are higher than services related to the Company's historical products.

   Maintenance. Maintenance revenue is projected to be in line with that of 2000, however, as a percentage of total revenue, it is projected to increase. The gross margin for maintenance is expected to be comparable to that for 2000.

   Sales and Marketing. The Company expects sales and marketing expenses to significantly decrease as part of the Company's overall reorganization and focus on the Cicero product. The Cicero product is scheduled to be formally launched in the third quarter of 2001.

   Research and Development. Management expects to see a decrease in research and development expenses as the Company's focus will be on the Cicero product with decreasing amounts spent on development of the more mature products.

   General and Administrative. Management expects to see a decrease in general and administrative expenses going forward consistent with the size of the Company's restructured operations.

Liquidity and Capital Resources

 Operating and Investing Activities

   Net cash used in operations and investing activities during the first quarter of 2001 was $1.7 million. Net payments of approximately $1.9 million for restructuring, payments for acquisitions and purchases of property and equipment were primary components of the net cash outflow offset by approximately $2.2 million received for the sale of the Company's building located in Windsor, England.

   On April 18, 2001, a significant customer voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. Due to the uncertainty of collection of this debt, the Company recorded and allowance for doubtful accounts of $3,680 which was charged to general and administrative expenses in the consolidated statements of operations.

   As of March 31, 2000, the Company did not have any material commitments for capital expenditures.

   Net cash used in operations and investing activities during 2000 was $14.6 million. Net cash used in operating activities, excluding payments for any acquisition-related or restructuring activities, was approximately $3.0 million. Ongoing investing activities such as purchases of property and equipment and additions to capitalized software costs required cash outlays of $2.0 million and $.7 million, respectively. Other components of the net cash outflow included $4.4 million for merger and restructuring costs, primarily related to the acquisitions of StarQuest and Template, and $4.0 million in purchases of available for sale securities.

   During the third quarter of 2000, the Company made a $4.0 million equity investment in a publicly traded e-business service provider by purchasing 500,000 shares of common stock at $8.00 per share, representing approximately seven percent of the common stock outstanding. In addition, the Company received warrants for the purchase of 500,000 shares of common stock with an exercise price of $13.00 per share. At December 31, 2000, the fair value of the stock and warrants was approximately $.6 million.

   Net cash used in operations and investing activities during 1999 was $39.8 million. Net payments of approximately $4.5 million for merger and restructuring costs, primarily related to the acquisition of Template and Seer, $25.3 million for payments of businesses acquired, $.4 million for purchases of property and equipment, $1.4 million for additions to capitalized software development costs in addition to the net cash used by operations were primary components of the net cash outflow.

   During 1998, cash provided by operations was $1.7 million. Investing outflows for equipment purchases totaled $.9 million and additions to capitalized software development costs totaled $1.2 million.

 Financing Activities

   The Company funded its cash needs during the first three months of 2001 with cash on hand at December 31, 2000 and through operations. The Company funded its cash needs during the year ended December 31, 2000 with cash on hand at December 31, 1999, through operations, and through proceeds from the issuance of common and preferred stock.

   At March 31, 2001, the Company has an outstanding term loan with a commercial bank for $15,000. This loan bears interest at LIBOR plus 1% (approximately 5.9% at March 31, 2001), which is payable quarterly. There are no financial covenants. This loan is guaranteed by Liraz, the Company's principal shareholder. The original loan amount of $10,000 was used to partially fund the purchase of Template Software, Inc. During 2000, the loan and guarantee were amended to extend the due date from May 31, 2001 to November 30, 2001 and to provide the Company with an additional $5,000 in borrowings. In exchange for the initial and amended guarantees, the Company issued Liraz a total of 170,000 shares of the Company's common stock. Based upon the fair market value of the stock issued, the Company has recorded total deferred costs of $4,013 related to the guaranty. These costs are being amortized in the Consolidated Statement of Operations as a component of interest expense over the term of the guaranty. Subsequent to March 31, 2001, the loan was amended to extend the due date to April 15, 2002.

   During the first quarter of 2001, the Company paid a $2.0 million note payable it assumed from the acquisition of StarQuest to one of its strategic partners.

   On July 20, 2000, the Company issued 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock ("Series B Preferred Stock"), convertible into an aggregate of 1,197,007 shares of the Company's common stock. Holders of the Series B Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series B Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed at the option of the Company at a redemption price equal to the original purchase price at any time after July 20, 2001 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $50.125 per share. The conversion price of the Series B Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $25.0625 per share. In the event the Company breaches its obligations to pay dividends when due or issue common stock upon conversion, or the Company's common stock is delisted, the dividend rate on the Series B Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of the Company during the first 60 days of such increased dividend rate). As part of the $30 million financing, the Company also issued the investors warrants to purchase 1,047,382 shares of common stock at an exercise price of $25.0625 per share. The Company has registered the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants for resale under the Securities Act. The Company is required to make certain payments in the event it is unable to meet its obligations in connection with the Series B Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series B Preferred Stock, is limited to 19% of the liquidation value of the Series B Preferred Stock. Investors in the Series B Preferred Stock and warrants include investment funds affiliated with Brown Simpson Asset Management and Seneca Capital Management.

   The Company also received $8.9 million in proceeds during 2000 from the exercise of various stock options and warrants that were outstanding.

   During 2000, the Company restructured its debt obligations by paying down borrowings totaling $20.9 million under a credit facility with a commercial lender, paying down all of its outstanding borrowings from its principal shareholder totaling $4.5 million, and paying off certain notes payable or converting them to common stock. Additionally, the Company increased its borrowings under a term loan by $5 million and borrowed $10 million under a new credit facility with a commercial bank.

   During January 2000, the Company offered to exchange the notes held by former Momentum shareholders for shares of the Company's common stock at a per share price based on the average market price for a set period prior to the acceptance by such noteholder. The Company converted $1,904 of the Momentum notes to approximately 55,000 shares of the Company's common stock in February, 2000 as a result of this exchange offer. During August, 2000 the Company paid off the remaining balances due under these notes.

   On December 15, 2000 the Company entered into a credit facility with a commercial bank to provide for borrowings up to the lesser of $10,000 or the sum of 50% of eligible receivables plus cash pledged with this commercial bank. Advances under the facility bear interest at LIBOR plus 1.5% (approximately 8.1% at December 31, 2000), which is payable quarterly. The facility also requires an annual fee of .5% of the commitment amount and expires on December 31, 2002. Total borrowings under this facility were $10,000 at December 31, 2000 and were based upon a $10,000 pledge of cash deposited in the bank. Borrowings under this facility are subject to the Company meeting certain financial covenants, which include stockholders' equity exceeding 23% of total assets and the current ratio exceeding .85. This facility is collateralized by the Company's accounts receivable, equipment and intangibles including intellectual property. The Company is currently in compliance with all financial covenants. In connection with this facility, the Company provided warrants to the lender to purchase approximately 173,000 shares of the Company's common stock. The value of the warrants was calculated as $775 using the Black Scholes option pricing model and is being amortized as a component of interest expense over the term of the loan.

   For the quarter ended March 31, 2001, the Company incurred a net loss of $48.9 million and has working capital of $9.2 million and an accumulated deficit of $124.6 million. For the year ended December 31, 2000, the Company incurred a net loss of $28.4 million and has working capital of $28.3 million and an accumulated deficit of $75.3 million. The Company believes that existing cash on hand and cash provided by future operations will be sufficient to finance its operations and expected working capital and capital expenditure requirements for at least the next twelve months so long as the Company continues to perform according to its operating plan and cost reduction program. The Company's future capital needs will depend on the Company's ability to meet its current operating forecast, the ability to successfully bring Cicero to market and market demand for the Company's products. There can be no assurance that the Company will continue to be able to meet its cash requirements through operations or, if needed, obtain additional financing on acceptable terms, and the failure to do so may have an additional adverse impact on the Company's business and operations. The Company may explore additional debt or equity financing to expand its operations and take advantage of market opportunities.

Euro Conversion

   Several European countries adopted a Single European Currency (the "Euro") as of January 1, 1999 with a transition period continuing through January 1, 2002. The Company is reviewing the anticipated impact the

Euro may have on its internal systems and on its competitive environment. The Company believes its internal systems will be Euro capable without material modification cost.

   Further, the Company does not presently expect the introduction of the Euro currency to have material adverse impact on the Company's financial condition, cash flows, or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

   Approximately 46% of the Company's 2000 revenues and 65% of the Company's revenues for the period ended March 31, 2001 were generated by sales outside the United States. The Company is exposed to significant risks of foreign currency fluctuation primarily from receivables denominated in foreign currency and is subject to transaction gains and losses, which are recorded as a component in determining net income. Additionally, the assets and liabilities of the Company's non-U.S. operations are translated into U.S. dollars at exchange rates in effect as of the applicable balance sheet dates, and revenue and expense accounts of these operations are translated at average exchange rates during the month the transactions occur. Unrealized translation gains and losses are included as a component of accumulated other comprehensive income or loss in shareholders' equity.

   In an effort to reduce its exposure to currency fluctuations on its foreign currency receivables, the Company began hedging these receivables by purchasing forward contracts during 1999. However, as a matter of procedure, the Company will not invest in speculative financial instruments as a means of hedging against such risk. Gains and losses on forward foreign exchange contracts are marked to market and are included in the consolidated financial statements for each period. In addition, since the Company enters into forward contracts only as a hedge, any change in currency rates would not result in any material net gain or loss, as any gain or loss on the underlying foreign currency denominated balance would be offset by the gain or loss on the forward contract. Information regarding the Company's foreign currency forward exchange contracts is set forth in Note 16 of our Audited Financial Statements for the fiscal year ended December 31, 2000 and is incorporated herein by reference.

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

                                    BUSINESS

Overview

   We are a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with Cicero(R) and at the server level with the Geneva Integration Suite of products. Our flagship product, Cicero, is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications. By using our Cicero solution, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on information technology investments.

   The key component of the Cicero solution is visual integration at the desktop that consolidates disparate applications into a cohesive, simplified work environment embodied in a single look and feel desktop user interface. Cicero is designed to increase the productivity of anyone requiring access to multiple applications and information sources. Cicero provides a unique approach that allows companies to organize components of their existing applications into processes required to complete common tasks. Cicero streamlines all activities by providing a single, seamless user interface for instant access to all systems associated with a task. Cicero provides automatic information sharing among all line-of-business applications and tools. Cicero is ideal for deployment in customer contact centers where its highly productive, task-oriented user interface promotes user efficiency.

   We also offer products under our Geneva brand name to provide organizations with Systems Integration tools as well as Messaging and Application Engineering solutions. Our Systems Integration products include Geneva Enterprise Integrator and Geneva Business Process Automator. Our Messaging and Application Engineering solutions include Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder. Although we plan to focus our efforts principally on our Cicero solution, we will continue to support our Geneva products and expect them to be an ongoing but declining source of revenue.

   We were incorporated in New York in 1988, and re-incorporated in Delaware in 1999. Our principal executive offices are located at 8000 Regency Parkway, Cary, North Carolina, 27511, and our telephone number is (919) 380-5000.

Strategic Realignment

   We have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as "Enterprise Application Integration" or "EAI." Historically, EAI solutions work directly at the server level allowing disparate applications to communicate with each other.

   Until 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the growing need for a solution to the disparate application problems experienced by larger companies in the financial services industry. With Cicero, we believe that we have found a novel solution to this problem. Armed with our Cicero solution and our existing experience in and understanding of the EAI marketplace, we are positioned to be a leading provider of business integration solutions to the financial services industry.

Market Opportunity

 Cicero

   Our initial target market for Cicero is the customer contact centers of companies in the financial services industry. Financial services customer contact centers are characterized by large numbers of customer service agents that process phone calls, faxes, e-mails and other incoming customer inquiries and requests. Our goal is to greatly increase the efficiency of the customer service agents of our target market, thereby increasing their customer retention and customer satisfaction. This increased efficiency is attained in a non-invasive manner, allowing companies to continue with their existing applications in a more productive manner.

   Generally, managers of customer contact centers in the financial services industry are under pressure to provide increased customer service at the lowest possible cost while dealing with high employee turnover and increasing training costs. Some of the primary challenges faced by customer contact centers in the financial services industry include:

  . Customer Service. A one call, one contact system enhances customer service by avoiding multiple transfers to different agents to deal with diverse customer service issues. Ideally, the customer service agent could provide the call-in customer with multi-channel customer interfaces with timely access to all information that the customer needs. Increasing customer service and customer intimacy is one of the primary metrics on which contact centers are evaluated by management.

  . Contact Center Staffing. The contact center industry is characterized by increasing staff training costs and complexity, high annual turnover and increasing costs per call. We believe these difficulties stem from increased customer expectations, the ever-increasing complexity and diversity of the computer applications used by customer service agents, and the goals of decreasing training time and increasing the return on investment in the customer service agent.

  . Industry Consolidation. The financial services industry is in a constant state of consolidation. When companies in the financial services industry consolidate, the customer contact centers are generally consolidated to lower overall costs and to reduce redundancies. This consolidation generally leads to re-training and use of multiple applications handling similar functions that can be quite difficult to integrate successfully.

 Geneva Integration Suite

   A significant challenge facing global 5000-sized organizations today is the integration and management of critical business applications which run on disparate or otherwise incompatible computer systems. Business and competitive pressures are pushing companies to move towards an eBusiness model as quickly as possible in order to remain competitive and viable in an increasingly online, information-driven economy. eBusiness systems involve a combination of consumer-oriented or business-to-business eCommerce, internal and external data exchange, online customer service, customer relationship management and value chain integration processes. Inter-operability and information exchange between new and legacy systems within the extended enterprise are key components for a successful eBusiness strategy, as is the ability to link those applications and processes in extremely secure and highly reliable ways.

   Enterprise application integration solutions, including those developed by Level 8, are designed to provide these capabilities through an open, enterprise-wide infrastructure that can accomplish the complete integration of a company's entire computing systems environment, including technologies enabling eBusiness and eCommerce. We offer enterprise application solutions for Systems Integration as well as for Messaging and Application Engineering. Our Systems Integration products include Geneva Enterprise Integrator and Geneva Business Process Automator. Our Messaging and Application Engineering solutions include Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder. Although we plan to focus our efforts principally on our Cicero solution, we will continue to support our Geneva products and expect them to be an ongoing but declining source of revenue.

Our Solution

 Cicero

   We have been a leading provider of software that integrates an enterprise's applications at the server level so that disparate applications can communicate with each other. Based on our experience in the EAI industry, we determined that a compelling product would be one that integrates disparate applications at a visual level in addition to at the server level. As a result, we proceeded to procure a two-year exclusive license to develop and market Cicero. Cicero was developed internally by Merrill Lynch, to increase the productivity of approximately 30,000 employees that have daily contact with Merrill Lynch customers. When coupled with our existing technologies or with solutions from other EAI vendors, Cicero becomes the comprehensive Cicero solution and provides our customers with a front-to-back integrated system that appears as a single application to the end-user.

   Cicero is a software product that allows companies to integrate their existing applications into a seamless integrated desktop. Cicero subordinates and controls most Windows-based applications and provides a seamless environment with a consistent look and feel. The end-user can navigate any number of applications whether local, client-server, mainframe legacy or web-browser in a consistent and intuitive way that is completely customizable by their employer.

   The Cicero solution provides the following key features:

  . Integrated End-User Environment. The end-user can use all of the applications necessary for his or her job function from a single application with a consistent look and feel. Cicero integrates the execution and functionality of a variety of custom or packaged Windows-based applications. If a software product is designed to provide output into a Windows GUI environment, Cicero can subordinate its presentation and control it through the Cicero environment.

  . Real-Time Information Center. Cicero is configurable to run a real-time "information center" including incoming message alerts, scrolling headlines and real-time video. Any information that is time-sensitive or actionable can be displayed side-by-side with the currently selected application page.

  . Context Passing. Cicero carries "context" information between shared applications through a publish and subscribe protocol. Performance efficiency can be optimized by sharing between applications and pre-filing commonly used information such as customer account numbers.

  . Dynamic Configuration. The Cicero "shell" is constructed at run-time. Selected screens and user interface components are dynamically created and initialized. Existing features are easily added or removed.

  . Management Tools. Comprehensive tools are built into the system for version management, automatic component updates and user preference configuration. Remote control and diagnostic tools are integrated to provide off-site help desk and trouble shooting.

   Deployment of the Cicero solution can provide our customers with the following key benefits:

  . Lower Average Cost Per Call and Average Call Time. Cicero increases the efficiency of the customer service agent by placing all productivity applications within a few mouse clicks and consolidating all standard applications into a single integrated desktop. Cost per call is lowered because the customer service agent is more productive in moving between disparate applications and is able to handle different requests without having to transfer the customer to another customer service agent.

  . Reduce Staff Cost. Cicero reduces staff cost in two ways. First, by increasing the efficiency of each customer service agent, a contact center can handle the same volume of customer service requests with a smaller staff. Second, because Cicero simplifies the use of all contact center applications, training costs and time can be reduced, placing newly hired staff into productive positions faster than under the current status quo.

  . Increase Cross-Selling Efficiency. The consolidation of all customer data and customer specific applications can increase the efficiency of cross-selling of products and services. For instance, a Cicero enabled contact center might be configured to inform the customer service agent that the customer, while a brokerage services customer, does not use bill paying or other offered services. On the other hand, Cicero can help prevent customer service agents from selling a product that is inappropriate for that customer or a product or service that the customer already has through the company. Increasing the efficiency of cross-selling can both increase revenues and avoid customer dissatisfaction.

  . Deliver Best in Class Customer Service. Increasing customer service is one of the primary methods by which a company in the highly competitive financial services industry can differentiate itself from its competition. By increasing the efficiency and training level of its agents, decreasing average time per call and increasing effective cross-selling, the Cicero enabled contact center presents its customers with a more intimate and satisfying customer service experience that can aid in both customer retention and as a differentiator for customer acquisition.

  . Preserve Existing Information Technology Investment. Cicero integrates applications at the presentation level, which allows better use of existing custom designed applications and divergent computing platforms (e.g., midrange, client/server, LAN and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together the newer computing applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

     Additionally, by visually and structurally linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Cicero solution helps organizations bridge the gap between legacy systems and newer platforms. The result is the extension of existing capabilities to a modern streamlined interface in which the underlying system architectures, such as the Web, mainframe, mid-range or client-server, are transparent to the end-user customer service agent. This preserves the existing information technology investment and increases efficiency between applications.

  . Support a Broad Range of Applications, Platforms and Standards. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards to ensure ease of implementation and integration with existing applications. The Cicero solution provides visual application integration solutions that support common industry standards and can handle a wide array of disparate applications and data types while operating on a Windows NT or Windows 2000 platform. The Cicero solution can be used to link custom or packaged applications together regardless of the tools or programming language used to create the application by integrating those applications at the presentation level.

  .  Ease of Implementation and Enhanced Information Technology
     Productivity. The Cicero solution allows contact center and financial services managers to create comprehensive data transformation and information exchange solutions without the need for non-standard coding. Our products provide pre-built adapters for a wide variety of different systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds implementation of new solutions into the deployed Cicero framework. The Cicero solution allows the financial services industry to rapidly integrate new and existing applications with little or no customization required.

 Geneva Integration Suite

   The Geneva Integration Suite is a leading line of products for integrating enterprise applications both within the enterprise and between business-to-business partners at the server level. Different computer systems and applications vary widely in the ways in which they send, receive, view and process information. As a result, diverse applications running on different systems cannot work together because information cannot generally be exchanged between them.

   Our Geneva line of products is designed to enable the sharing of information between disparate systems by automatically transforming the data from one system into the formats and representations that can be used by other application systems. This means organizations can link legacy systems to other legacy systems, to new systems, and also to the Web. In this way, our products can facilitate the delivery of timely enterprise-wide views of critical business information while substantially reducing the need for complex and costly manual programming and ongoing software program modifications.

   Our software is flexible enough to link together a wide array of applications operating on disparate systems, and can scale to meet the challenges of growth and technological development in even the most heterogeneous computing environments. Most significantly, our products allow enterprises to utilize their core system functions for new uses including Web access. This allows for the full support of eBusiness and eCommerce and closer relationships with business-to-business partners and suppliers.

   Our Systems Integration products enable rapid eBusiness implementations, reducing installation and integration costs, including the extension of ERP packages, and provides an open platform for integrating new or acquired applications, systems or architectures. Furthermore, our Messaging and Applications Engineering products can be used to link existing operational systems to the Internet, transmitting communications via the Internet as well as between applications.

Our Strategy

   Our short-term goal is to be the recognized global leader in providing complete desktop level application integration to the financial services industry. The following are the key elements of our strategy:

  . Leverage Our Existing Customers and Experience in the Financial Services Industry. We have had success in the past with our Geneva Integration Suite line of products in the financial services industry. We intend to utilize these long term relationships and our understanding of the business to create opportunities for sales of the Cicero solution.

  . Build on Our Successes to Expand into New Markets. Our short-term goal is to gain a significant presence in the financial services industry with the Cicero solution. The financial services industry is ideal for Cicero because each entity has a large base of installed users that use the same general groups of applications. Cicero, however, can be used in any industry that has large contact centers, such as telecommunications and insurance, and we hope to begin penetration into other markets as the Cicero solution continues to develop.

  . Develop Strategic Partnerships. The critical success factor for customers implementing Customer Relationship Management solutions in their contact centers is to have the right balance of technology and service provision. We are implementing a tightly focused strategic teaming approach with a selected group of well known consultancy firms that specialize in financial services as well as eCRM integrated solutions. Leveraging these organizations, who will provide such integration services as architecture planning, technology integration and business workflow improvement, allows us to focus on core application system needs and how Cicero best addresses them, while our partners will surround the technology with appropriate industry and business knowledge.

  . Leverage Our In-House Expertise in the Cicero Software. Although Cicero was developed internally by Merrill Lynch for use by approximately 30,000 professionals worldwide, we have added members of the Merrill Lynch development team to our Cicero development team. We recruited and hired Anthony Pizi, formerly the First Vice President and Chief Technology Officer of Merrill Lynch's Private Client Technology Architecture and Service Quality Group, and the Cicero project director as our Chairman, Chief Executive Officer and Chief Technology Officer as well as several of the primary Cicero engineers from Merrill Lynch to support our ongoing Cicero development efforts.

Products

 Cicero

   Our flagship product, Cicero, runs on Windows NT and Windows 2000 to organize applications under a book-chapter-section metaphor that keeps all the application functionality that the user needs within easy reach. For instance, selecting the "memo" tab might cause a Microsoft Word memo-template to be created within the Cicero desktop. The end-user need not even know that they are using Microsoft Word. Moreover, a customer tracking database can be linked with the customer relationship management software package. Virtually any application that is used in the financial services industry can be integrated under the Cicero book-chapter metaphor and be used in conjunction with other contact center applications.

   The patented Cicero technology, as licensed from Merrill Lynch consists of several components: The Event Manager, a Component Object Model (COM)-based messaging service; The Context Manager, which administers the "publish and subscribe" protocols; The Shell Script Interpreter, which supports communication with applications that do not support the required COM interfaces; and The Resource Manager, which starts and shuts down applications and ensures recovery from system errors. The system is an application bus with underlying mechanisms to handle the inter-application connections.

   Functionally, if an end-user opens an application that uses customer account number data, Cicero can display all the other customer account number related applications on his or her desktop, so he or she can move information back and forth between the relevant applications within the Cicero shell. The company can change information providers and applications with minimal disruption to the end-user's ultimate functionality.

   Beneath its independent user interface, Cicero provides plug in capabilities for other applications. All the applications can communicate with each through their COM interface or scripting.

   Cicero allows end-users to access the functionality of applications in the most efficient way possible, by only allowing them to use the functional purposes of that application. For instance, a contact center customer service representative does not use 90% of the functionality of Microsoft Word, but might need access to a memorandum and other custom designed forms as well as basic editing functionality. Cicero can be set to control access to only those templates and, in a sense, turn-off the unused functionality by not allowing the end-user direct access to the underlying application. Under the same Cicero implementation, however, a different Cicero configuration could allow the employees in the marketing department full access to Word because they have need of the full functionality. The functionality of the applications that Cicero integrates can be modulated by the business goals of the ultimate client, the parent company. This ability to limit user access to certain functions within applications enables companies to reduce their training burden by limiting the portions of the applications on which they are required to train their customer service representatives.

   Cicero is an ideal product for customer contact centers in the financial services industry. We believe that Cicero, by combining ease of use, a shorter learning curve and consistent presentation of information will allow the financial services industry to leverage their exiting investments in Customer Relationship Management or CRM applications and further increase customer service, productivity, return on investment and decrease cost both per seat and across the contact center.

 Geneva Integration Suite

   The Geneva Integration Suite has six core components, divided into two distinct business segments, which provide a suite of integration software products for eBusiness integration. The components of the Systems Integration segment include Geneva Enterprise Integrator and Geneva Business Process Automator. Our Messaging and Application Engineering solutions include Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder.

   Systems Integration

   Geneva Enterprise Integrator. Geneva Enterprise Integrator is an integration tool that provides unified, real-time views of enterprise business information for eBusiness applications. Real-time integration of back-end enterprise business systems with Web-based applications is an essential component in meeting rising customer expectations of eCommerce, Web-based customer service and enterprise portal applications. Geneva Enterprise Integrator also leverages a high performance, memory-based information cache to provide an infrastructure that will support the performance demands of Internet-style computing.

   Geneva Business Process Automator. Geneva Business Process Automator is a product designed to work with Geneva Enterprise Integrator for automating the many business processes that an organization uses to run its operations. Business process automation enables the automation of information workflows, designed by business experts, and spanning front and back office systems. Business process automation provides business analysts with a set of easy-to-use tools for defining, changing and refining the exchange of information and the workflow for a domain-specific business process.

   Messaging and Application Engineering

   Geneva Integration Broker. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems regardless of platform, transport, format or protocol. The key feature of Geneva Integration Broker is its support for XML and other standards for open data exchange on the Internet. The product provides a robust platform for building eBusiness applications that integrate with existing back-office systems. Geneva Integration Broker's support for open data exchange and secure Internet transports make it an excellent platform for building Internet-based business-to-business solutions.

   Geneva Message Queuing. Geneva Message Queuing is a reliable enterprise connectivity product for Microsoft and non-Microsoft applications. The primary use is for guaranteed, transactional, once and only once connectivity of Windows-based Web applications to back-office information resources like mainframes and other legacy systems. Microsoft's Web application platform, called Windows DNA, is one of the dominant architectural models for building eBusiness applications. Geneva Message Queuing provides native interoperability essential for deploying Windows DNA applications in a heterogeneous environment.

   Geneva XIPC. Geneva XIPC provides similar, guaranteed delivery of information between applications. While Geneva Message Queuing is based around a Microsoft standard, Geneva XIPC is for use with Linux and other brands of UNIX operating systems. The UNIX/Linux family of servers, from companies like Sun Microsystems, IBM and Hewlett Packard, are the dominant Web Server and Web Application Server platforms. Geneva XIPC enables Linux and UNIX Web and Applications Servers to communicate reliably.

   Geneva AppBuilder. Geneva AppBuilder is a set of application engineering tools that assists customers in developing, adapting and managing enterprise-wide computer applications for the Internet/intranets and client/server networks. The product is designed to enable users to define in a high level, simplified language tasks and operations the users would like an application to perform. Users can then simply "push a button" and Geneva AppBuilder automatically generates the necessary software programming to perform the tasks and operations defined. This significantly accelerates the development and deployment of highly complex, large-scale, custom enterprise applications and greatly enhances the productivity of programming resources.

Services

   We provide a full spectrum of technical support, training and consulting services as part of our commitment to providing our customers industry-leading business integration solutions.

 Maintenance and Support

   We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, telephone support and twenty-four hour, seven days a week access to support-related information via the Internet.

 Training Services

   Our training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies.

 Consulting Services

   We offer consulting services around our product offerings in project management, applications and platform integration, application design and development and application renewal, along with expertise in a wide variety of development environments and programming languages. We also have an active partner program in which we recruit leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our customer contact center solutions. Our consulting organization supports third party consultants by providing architectural and enabling services.

Customers

   Approximately 30,000 Merrill Lynch personnel are currently using the Cicero technology. We obtained a two-year exclusive license to develop and market Cicero from Merrill Lynch during 2000 and intend to develop it to sell to the financial services industry. We are currently marketing Cicero to a limited number of customers during the early support phase of our product roll-out.

   Our existing Geneva installed customer base includes major corporations around the world such as Amdocs Software Systems Limited, Cirquit.com, Enron Corporation, Spacenet Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Paine Webber Inc., Siemens Power Transmission & Distribution, Inc., Sikorsky Aircraft Corporation, Sunrider International, EDB 4tel AS, Wells Fargo Bank, N.A., WinStar Wireless, Inc. and United Healthcare Services, Inc. Industries that are significantly represented in our customer base include: financial services, insurance, retail, manufacturing, telecommunications, transportation, and government. ABN AMRO was our only customer accounting for more than 10% of 1998 operating revenues. No one customer accounted for more than 10% of operating revenues in 1999. Merrill Lynch and Winstar Wireless, Inc. individually accounted for more than 10% of our operating revenues in 2000. Subsequent to March 31, 2001 Winstar Wireless declared bankruptcy under Chapter 11 and we expect that this may substantially delay, reduce or end payments of approximately $3.7 million owed to us as of the bankruptcy filing date. Merrill Lynch holds approximately six percent (6%) of the outstanding shares of our common stock and has an employee as a member of the Board of Directors.

Sales and Marketing

 Sales

   To reach our potential customer base, we are pursuing several distribution channels, including a direct sales force, as well as third party relationships with systems integrators and IT consulting firms.

   Our direct sales force focuses on large customers and leverages our industry experience to access target organizations within the financial services vertical market. We believe the financial services market is a business area to which our products are particularly well suited and that its members possess the financial resources and scale of operations necessary to support the engagement. When we achieve substantial penetration into the financial services industry, we intend to target additional industries in which our business area expertise and advanced software technology can be applied.

   An important element of our sales strategy is to expand our relationships with third parties to increase market awareness and acceptance of our business integration software solutions. As part of these relationships, we will jointly sell and implement Cicero solutions. Level 8 will provide training and other support necessary to the systems integrator to aid in the promotion of our products.

   Our current direct sales staff has substantial knowledge of our products and service offerings as well as general experience in the software industry. If we augment our direct sales force, we will recruit sales people with equivalent general experience in the software industry and successful track records in selling enterprise-class software products to the financial services industry.

   We are organized worldwide into two major geographic divisions for sales of our software products: the Americas and Europe. We have three major sales offices in the United States located in the key financial centers of New York, Chicago and San Francisco augmented by satellite offices in strategic locations across the United States. The international territories currently include the United Kingdom, Germany, Denmark, Sweden, Italy and France. The American and European operations include sales and consulting services for new and existing customers.

   Approximately 65% of our 2001 revenues through March 31, 2001 and 46% of our fiscal year 2000 revenues were generated outside the United States. The geographic distribution of our revenues may change in the future.

 Marketing

   The target market for our products and services are large companies providing financial services to a large existing customer base. Increasing competitiveness and consolidation is driving companies in the financial services industry to increase the efficiency and quality of their customer contact centers. As a result, customer contact centers are compelled by both economic necessity and internal mandates to find ways to increase internal efficiency, increase customer satisfaction, increase effective cross-selling, decrease staff turnover cost and leverage their investment in current information technology.

   Our marketing staff has an in-depth understanding of the financial services customer contact center software marketplace and the needs of customers in that marketplace, as well as experience in all of the key marketing disciplines. The staff also has broad knowledge of our products and services and how they can meet customer needs.

   Marketing is headed by a vice president of worldwide marketing. Core marketing functions including product marketing, marketing communications and strategic alliances. Public relations, which include investor and industry analysts, is handled by the corporate marketing staff and an outside firm. Regional marketing programs are supported by corporate staff as well as by marketing staff based in the Company's European headquarters in the UK, with support from local marketing resources in the regional offices.

   We utilize focused marketing programs that are intended to attract potential customers in our target vertical and to promote Level 8 and our brands. We will not use broad focused marketing programs such as seminars, advertising, telemarketing, direct mail, tradeshows and webcasts. Instead we will use programs specifically directed at our target market such as speaking engagements, public relations campaigns, focused trade shows and web site marketing, while devoting substantial resources to supporting the field sales team with high quality sales tools and collateral. As product acceptance grows and our target markets increase, we will shift to broader marketing programs.

   The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, case studies, articles, brochures and data sheets. We also intend to implement a high level strategic partnership program to educate and support our partners with a variety of programs, incentives and support plans.

   As part of our increased focus on the Cicero product line and the financial services customer contact center market, we are significantly decreasing our marketing costs while increasing our marketing focus. We intend to continue to fine-tune our sales and marketing staff through continued training to meet our revised needs. We have decreased the marketing and sales budget to conserve financial resources and appropriately direct expenditures in line with our revised business strategy.

Research and Product Development

   In connection with the narrowing of our strategic focus, we anticipate an overall reduction in research and development costs with the vast majority of our research and development focusing on the enhancement and evolution of our Cicero product line. In the past, our research and development expense was attributable to our Geneva line of products and the integration of software acquired in acquisitions and is not indicative of our future research and development costs.

   In the three months ended March 31, 2001 and 2000, we had research and development expense of $3.0 and $2.1 million, respectively. In 2000, 1999 and 1998, we had research and development expense of $8.9, $6.8 and $2.8 million, respectively. The increase in 2000 was the result of the addition of approximately thirty-five developers from the acquisition of Template. The increase in 1999 is primarily attributable to the acquisitions of Seer and our investments in new products, primarily version 2.0 of Geneva Integration Broker, which was released in the second quarter of 1999 and version 2.0 of Geneva Message Queuing, which was released in the fourth quarter of 1999. We expect that research and development costs will decrease as a result of our reduction in force, decreasing emphasis on the Geneva line of products and a shift to the Cicero line of products.

   The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

   Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

   The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.

   We have in the past, and may in the future, experience delays in the introduction of our products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis.

Competition

   The provision of custom contact center integration software includes a large number of participants in various segments, is subject to rapid changes, and is highly competitive. These markets are highly fragmented and served by numerous firms, many of which address only specific contact center problems and solutions. Clients may elect to use their internal information systems resources to satisfy their needs, rather than using those offered by Level 8.

   The rapid growth and long-term potential of the market for business integration solutions to the contact centers of the financial services industry make it attractive to new competition. Many of our competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than we have.

Representative Competitors for Cicero

  . Portal software offers the ability to aggregate information at a single point, but not the ability to integrate transactions from a myriad of information systems on the desktop. Plumtree is a representative company in the Portal market.

Representative Competitors for Geneva

  . In the Enterprise Application Integration market, primary competition comes from NEON, WebMethods, Tibco, Mercator, and IBM.

  . In the Business Process Automation market, primary competition comes from Vitria and IBM.

  . In the Application Engineering market, primary competition comes from Computer Associates.

   We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors' responsiveness to customer needs.

Intellectual Property

   Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, we have patents with respect to certain of our products and Merrill Lynch holds a patent with respect to the Cicero technology. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country. We use the trademarks "Level 8", "Level 8 Systems", "Level 8 Technologies", "Geneva", "Geneva Integration Suite", "Geneva Message Queuing", "Geneva XIPC", "Geneva Integration Broker", "Geneva Enterprise Integrator", "Geneva Business Process Automator", "Geneva AppBuilder", "SNAP" and "MonitorMQ."

   Cicero is a registered trademark of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

   All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

   There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to our technologies. Additionally, with respect to the Cicero line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Furthermore, our license to Cicero may become non-exclusive in August, 2002. If we fail to or are unable to protect our proprietary or licensed technologies, it could have a material adverse effect on our business, operating results and financial condition.

   Although we do not believe that our products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against us or our customers in the future. In addition, we may be required to indemnify our distribution partners and end users for similar claims made against them. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not said litigation is resolved in our favor, which could have a material adverse effect on our business operating results and financial condition.

   As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers and licensors may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming and expensive to defend and could adversely affect our business, operating results and financial condition.

Employees

   During the first quarter of 2001, we significantly reduced our number of employees to decrease operating costs and streamline the organization in connection with our new focused strategy. As of May 11, 2001, we had a total of 270 employees. Our continued success is dependent on our ability to attract and retain qualified employees. Due to the competitiveness in the market for employees and our recent reduction in force, we may experience future difficulty in recruiting and retaining staff.

   We believe that to fully implement our business plan we will be required to enhance our ability to work with the Microsoft Windows NT and Windows 2000 operating systems by adding additional development personnel. Attracting additional personnel may be more difficult because of our recent reduction in force. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

   Our employees are not represented by a union or a collective bargaining agreement.

Properties

   Our worldwide corporate headquarters is located in approximately 25,000 square feet in Cary, North Carolina pursuant to a lease expiring in 2004. The United States operations groups are based in the Cary office, with field offices in the following locations: Dulles, Virginia; Berkeley, California; Princeton, New Jersey; New York, New York; Chicago, Illinois; and Denver, Colorado. The foreign operations groups are based in London, England with field offices in the following locations: Copenhagen, Denmark; Paris, France; Munich and Frankfurt, Germany; Milan, Italy; Malmo, Sweden; and Nieuwegein, The Netherlands. We also maintain an office in Limerick, Ireland on a set fee arrangement. The research and development and customer support groups are located in Berkeley, California; Princeton, New Jersey; New York, New York; Dulles, Virginia; Cary, North Carolina; and London, England.

Legal Proceedings

   From time to time, we are a party to routine litigation incidental to its business. As of the date of this prospectus, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding our executive officers and directors.

Name                     Age Position
----                     --- --------
Anthony C. Pizi......... 41  Chairman of the Board, Chief Executive Officer and Chief
                             Technology Officer
Paul Rampel............. 47  President and Director
Samuel Somech........... 49  Director
Dennis McKinnie......... 44  Senior Vice President, Chief Legal and Administrative
                             Officer, Corporate Secretary
John P. Broderick....... 51  Chief Financial Officer, Treasurer and Assistant Secretary
Michel Berty, Ph.D...... 61  Director
Theodore Fine........... 64  Director
Lenny Recanati.......... 47  Director
John W. Cummings........ 41  Director
Talmor Margalit......... 40  Director

   Anthony C. Pizi has served as Chairman of the Board of Directors and Chief Technology Officer since December 1, 2000 and as Chief Executive Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch's Private Client Technology Architecture and Service Quality Group. Mr. Pizi's 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University. Mr. Pizi is on the Technical Board of Crossgain Corporation.

   Paul Rampel has served as a director and as President since February 1, 2001. Mr. Rampel previously served as Senior Vice President of Research and Development from November 2000 when he joined us following the acquisition of StarQuest. Previously, as chief executive officer, president and a founder of StarQuest, Mr. Rampel directed the day-to-day management operations of StarQuest. In addition, he was the design architect of StarQuest's software products and a recognized expert on IBM connectivity with 25 years of industry experience. Prior to StarQuest, Rampel was the founder and CEO of Orion Networking Systems, which was acquired by Apple Computer, Inc. in 1988. Prior to that, he was manager of data processing for McKesson and held other management positions with Alfa Laval and Communications Solutions, Inc.

   Dennis McKinnie has served as Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary since January 1999. Previously, Mr. McKinnie served as Vice President, Chief Legal and Administrative Officer and Corporate Secretary of Seer since April, 1998. Prior to that, Mr. McKinnie was Vice President and General Counsel of Seer. He has also served as Corporate Secretary of Seer since February 1996 and as Assistant Secretary prior thereto. From September 1989 to October 1994, he was associated with the Atlanta, Georgia law firm of Powell, Goldstein, Frazer & Murphy LLP, where he was a member of that firm's Technology Litigation Group. Prior to becoming associated with Powell Goldstein, he was Staff Counsel to the Supreme Court of the United States. During his 16 years of law practice, he also clerked for the Alabama Supreme Court and the United States Court of Appeals for the Eleventh Circuit. Mr. McKinnie holds a B.A. from Union University and a J.D. from the Cumberland School of Law of Samford University. Mr. McKinnie will no longer be employed by the Company following the 2001 Annual Meeting of Stockholders.

   John P. Broderick has served as the Chief Financial Officer, Treasurer and Assistant Secretary since April 2, 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as Senior Vice President and Chief Financial Officer for Programmer's Paradise, Inc., a publicly held (NASDAQ: PROG) international software marketer. At Programmer's Paradise, Mr. Broderick was also responsible for North American operations, was integral in the execution of their IPO and facilitated mergers and acquisitions. Mr. Broderick received his B.A in accounting from Villanova University.

   Samuel Somech served as President through June 1999, as Chairman Emeritus from July 1999 through December 2000, as Chief Technology Officer from October 1996 through December 2000, and as a director since April 1995. Mr. Somech served as Vice President from April 1995 to October 1996. He also served as the Technical Director, Messaging Group, of Apertus Technologies, Inc. from January 1994 to March 1994 and Technical Director, Messaging Group, of NYNEX from September 1990 to December 1993. Mr. Somech co-founded Level 8 Technologies, Inc. with Theodore Fine in February 1994. We acquired Level 8 Technologies, Inc. in 1995 and it remains a wholly-owned subsidiary. Mr. Somech is a citizen of Israel.

   Michel Berty, Ph.D. has served as a director since July 1997. Since April 1997, Dr. Berty has been the owner of MBY Consultant, Inc. Dr. Berty currently serves as a director of Sapiens International Corporation, N.V.; I Gate Capital; Merant; Elligent Consulting Group, Inc.; Dataraid, Inc.; Asterop, S.A. and NetGain, Inc. Dr. Berty served as the Chairman of the Board and Chief Executive Officer of Cap Gemini America (an international information technology consulting firm) from 1993 to April 1997. From 1986 to 1992, he served as the General Secretary of the Gemini Sogeti Group (the parent corporation of Cap Gemini America).

   Theodore Fine has served as a director since April 1995. Mr. Fine co-founded Level 8 Technologies with Mr. Somech in February 1994. Mr. Fine is also a director and the Chief Executive Officer of Buysmart Enterprises, Inc. Since January 1993, Mr. Fine has been a management information systems consultant to the financial community and, from April 1995 to July 1996, served as a marketing and sales consultant to the Company. From March 1974 to December 1992, Mr. Fine was Vice President of Technology for Retail International Operations of CitiBank, N.A.

   Lenny Recanati has served as a director since December 1994. During the last twelve years, Mr. Recanati has been a Senior Manager and Director of Discount Investment Corporation ("DIC"). He is Chairman of the Board of Directors of Ilanot-Discounts Mutual Fund Management Company and is a member of the Board of Directors of a number of Israeli industrial and other enterprises affiliated with DIC, including Liraz Systems, Ltd., Klil Industries Ltd., Elron Electronics Industries Ltd., Super-Sol Ltd., Bayside Land Corporation Ltd., Tefron Ltd. and Tambour Ltd. Mr. Recanati currently serves as Chairman of the Board of Liraz. Mr. Recanati is a citizen of Israel.

   John W. Cummings has been a director since January 29, 2001. Mr. Cummings was nominated to serve on our Board of Directors by Merrill Lynch pursuant to the terms of the Stockholders Agreement, dated as of August 23, 2000, by and among Level 8, Merrill Lynch, Liraz and its affiliates, and WCAS and its affiliates. Mr. Cummings has been employed at Merrill Lynch since 1981 and has held various management positions during that time. Most recently, he has served Merrill Lynch in the capacity of Senior Vice President for U.S. Private Client Services.

   Talmor Margalit has been a director since January 29, 2001. Since 2000, Mr. Margalit has served as a Vice President of Business Development for DIC. From 1996 until 2000, Mr. Margalit was Vice President and Chief Technology Officer of Malam Systems, LTD. Mr. Margalit also serves on the board of Liraz, Level 8's principal stockholder. Mr. Margalit is a citizen of Israel.

Committees of the Board of Directors

   Messrs. Fine and Recanati presently serve on the Compensation Committee of the Board of Directors. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Company's 1995 Stock Incentive Plan, the 1997 Stock Option Plan, the Company's Employee Stock Purchase Plan (U.S.), the Company's International Stock Purchase Plan and the Company's Outside Directors Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the

Company. During fiscal year 2000 and the first quarter of fiscal year 2001, Mr. Arie Kilman was a member of the Compensation Committee. The Compensation Committee met nine times during fiscal 2000.

   Messrs. Fine and Recanati presently serve on the Audit Committee of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. During fiscal year 2000, Dr. Robert Brill was a member of the Audit Committee. The Audit Committee met seven times during fiscal 2000.

   The Board of Directors does not have a nominating committee.

   The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Director Compensation

   In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. These options vest over a three year period in equal investments upon the eligible Director's election to the Board. Newly elected eligible directors are also eligible to receive an option to purchase 12,000 shares upon initial election or appointment. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the Board of Directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan. During 2000, pursuant to the Outside Directors Stock Incentive Plan, Mr. Fine received options to purchase 12,000 shares of common stock at an exercise price of $9.9375 per share Those options also vest over a three-year period in equal installments upon his re-election to the Board.

   Michel Berty is entitled to receive $12,000 each year for serving as a Director, and, in addition to the above detailed options, he previously received options to purchase 12,000 shares of common stock at an exercise price of $12.75 per share. None of our other directors received additional monetary compensation for serving on the Board of Directors in 2000, other than reimbursement of reasonable expenses incurred in attending meetings.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is comprised of Messrs. Fine and Recanati. None of the current members of the Compensation Committee has served as an executive officer of the Company and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Fine or Recanati have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

Executive Compensation

   The following summary compensation table sets forth the compensation earned by our current Chief Executive Officer and the four other executive officers serving or having served at the end of fiscal 2000 whose salary and bonus exceeded $100,000 for services rendered during fiscal 2000. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2000, see "Option Grants in Fiscal 2000."

                           Summary Compensation Table

                                                        Other Annual  Securities
Name and Principal       Fiscal                           Compen-     Underlying
Position                  Year   Salary      Bonus       sation (1)    Options
------------------       ------ --------    --------    ------------  ----------
Arie Kilman.............  2000  $234,374    $100,000      $    --       50,000(4)
 Chief Executive Officer
  and                     1999  $120,000(3) $ 90,000      $    --      200,000(4)
 Chairman of the Board
  (2)                     1998  $115,000    $    --       $96,350(5)

Steven Dmiszewicki......  2000  $235,416    $233,000      $   --       120,000(7)
 President and Director
  (6)                     1999  $200,000    $200,000(8)   $   --        35,000
                          1998  $    --     $    --       $   --       200,000

Samuel Somech...........  2000  $150,000    $    --       $   --        50,000(10)
 Chairman Emeritus,
  Chief                   1999  $150,000    $    --       $   --             0
 Technology Officer and
  Director (9)            1998  $150,000    $    --       $   --             0

Dennis McKinnie.........  2000  $182,292    $ 83,000      $   --        25,000
 Senior Vice President,
  Chief Legal             1999  $172,917    $ 50,000      $   --        95,000
 and Administrative
  Officer,
 Corporate Secretary
  (11)

Renee Fulk..............  2000  $135,000    $ 98,000      $   --        25,000
 Chief Financial
  Officer, Treasurer      1999  $110,583    $ 65,000      $   --        40,000
 and Assistant Secretary
  (12)

--------
 (1) Except in the case of Mr. Kilman, the indicated amounts do not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, we have concluded that, except for Mr. Kilman, the aggregate value of such benefits awarded to any named executive officer did not exceed the lesser of $50,000 or 10% of his or her salary and bonus for any fiscal year to which such benefits pertain.
 (2) Mr. Kilman served as Chief Executive Officer during the majority of fiscal year 2000. On December 1, 2000, he resigned his position as CEO and became the Chief Strategy Officer. Effective May 7, 2001, Mr. Kilman resigned his positions with the Company.
 (3) Mr. Kilman's salary for 1998 includes an aggregate of $60,000 paid by the Company and $55,000 paid by Liraz.
 (4)In December 2000, Mr. Kilman voluntarily forfeited all of his 250,000 options.
 (5) The indicated amounts reflect compensation for 1998 paid to Mr. Kilman to pay for travel expenses to and from New York and living expenses in New York, including rent for an apartment, an automobile lease and miscellaneous expenditures related thereto. Liraz has agreed to reimburse the Company at a rate of $3,000 per month for Mr. Kilman's travel expenses.
 (6) Mr. Dmiszewicki served as President and a director during fiscal year 2000. On December 1, 2000, he was named Chief Executive Officer. Effective February 1, 2001, Mr. Dmiszewicki resigned his positions with the Company. Anthony Pizi replaced Mr. Dmiszewicki as Chief Executive Officer and Paul Rampel replaced Mr. Dmiszewicki as President.
 (7) In December 2000, Mr. Dmiszewicki voluntarily forfeited 100,000 options priced at 37.875.
 (8) Includes a $100,000 performance based bonus and a bonus of $100,000 for the successful completion of the acquisition of Template Software, Inc.
 (9) Mr. Somech was replaced as Chief Technology Officer by Anthony Pizi on December 1, 2000.
(10) In December 2000, Mr. Somech voluntarily forfeited 50,000 options with an exercise price of $37.875.
(11) Effective as of the date of the Annual Meeting of Stockholders, Mr. McKinnie will resign his positions with the Company. The Company has not currently appointed a replacement for Mr. McKinnie.
(12) Effective March 31, 2001, Ms. Fulk resigned as Chief Financial Officer. She was replaced by John P. Broderick who began as Chief Financial Officer on April 2, 2001.

   The following table sets forth information regarding each grant of stock options to each of the named executives during fiscal 2000. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights ("SARs") during fiscal 2000.

                          Option Grants in Fiscal 2000

                                                     Individual Grants
                         ------------------------------------------------------------------------------
                                                                         Potential Realizable Value
                         Number of     Percent of                          at Assumed Annual Rates
                         Securities   Total Options                          of Appreciation for
                         Underlying    Granted to   Exercise                     Option Term
                          Options     Employees in    Price   Expiration ------------------------------
Name                      Granted      Fiscal Year  ($/share)    Date       5% ($)           10% ($)
----                     ----------   ------------- --------- ---------- -------------    -------------
Steven Dmiszewicki......  100,000(1)       4.7%      37.875    2/11/10   $   2,381,938(1) $   6,036,300(1)
                           20,000          .95%      8.7812    11/2/10   $     110,449    $     279,889

Arie Kilman.............   50,000(2)       2.3%      30.625     1/6/10   $     962,995(2) $   2,240,418(2)

Samuel Somech...........   50,000(3)       2.3%      37.875    2/11/10   $   1,190,969(3) $   3,018,150(3)

Dennis McKinnie.........   15,000          .71%      37.875    2/11/10   $     357,291    $     905,445
                           10,000          .47%      8.7812    11/2/10   $      55,224    $     139,950

Renee Fulk..............   15,000          .71%      37.875    2/11/10   $     357,291    $     905,445
                           10,000          .47%      8.7812    11/2/10   $      55,224    $     139,950

--------
(1)Mr. Dmiszewicki voluntarily forfeited these options in December 2000.
(2)Mr. Kilman voluntarily forfeited these options in December 2000.
(3)Mr. Somech voluntarily forfeited these options in December 2000.

   The following table sets forth information concerning the options exercised during fiscal 2000 and held at December 31, 2000 by the named executives. None of the unexercised options at December 31, 2000 were in-the-money.

                Fiscal 2000 Year-End Option Holdings and Values

                                                  Number of Securities
                                                 Underlying Unexercised
                         Shares               Options at December 31, 2000
                       Acquired on   Value    --------------------------------
Name                    Exercise    Realized   Exercisable      Unexercisable
----                   ----------- ---------- --------------   ---------------
Arie Kilman...........        0    $        0                0                0
Steven Dmiszewicki....        0    $        0          185,000           70,000
Samuel Somech.........   76,362    $1,184,520          401,443                0
Dennis McKinnie.......        0    $        0           55,000           65,000
Renee Fulk............        0    $        0           25,500           39,500

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

   Under the employment agreement between the Company and Mr. Pizi dated March 12, 2001, the Company has agreed to pay Mr. Pizi an annual base salary of $600,000, and a performance bonus of cash and up to one hundred thousand (100,000) options to purchase shares of common stock, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and
(b) two hundred thousand (200,000) shares of the Company's common stock. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi two hundred thousand (200,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

   Under the employment agreement between the Company and Mr. Rampel dated March 12, 2001, the Company has agreed to pay Mr. Rampel an annual base salary of $300,000 and a performance bonus of cash up to 40% of Mr. Rampel's salary, as determined by the Chief Executive Officer, in his discretion (for 2001, this bonus will be at least 20% of Mr. Rampel's salary). Upon termination of Mr. Rampel's employment by the Company without cause, the Company has agreed to provide Mr. Rampel with (a) a lump sum payment of one year of Mr. Rampel's then base salary within thirty (30) days of termination, (b) one hundred thousand (100,000) shares of the Company's common stock and (c) immediate vesting of all unvested options held by Mr. Rampel. In the event there occurs a substantial change in Mr. Rampel's job duties, there is a decrease in or failure to provide compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Rampel one hundred thousand (100,000) shares of the Company's common stock. If Mr. Rampel's employment is terminated for any reason, Mr. Rampel has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

   Under the separation agreement between the Company and Mr. Kilman dated May 7, 2001, the Company has agreed to provide Mr. Kilman with the following items:
(a) $600,000 payable in one lump sum and $150,000 on the forty-fifth day following the effective date of the agreement and (b) issue him two hundred fifty thousand (250,000) shares of Company common stock. In return for this compensation, Mr. Kilman has agreed to not (i) solicit or request any employee or consultant to leave employment of the Company, (ii) hire any employee of the Company, (iii) solicit or request any competing business to employee an employee of the Company or (iv) provide lists of employee names to recruiters.

   Under the separation agreement between the Company and Mr. Dmiszewicki dated January 31, 2001, the Company has agreed to provide Mr. Dmiszewicki with the following items: (a) his weekly salary at the time of termination for the period of 52 weeks following the date of termination, (b) medical, dental, vision, life insurance and long-term disability insurance at employer rates and 401(k) participation benefits for a period of 9 months from the date of termination, (c) compensation for executive coaching/placement services for 6 months, (d) his unused vacation days which equal 60 days and (e) the immediate vesting of all unvested options and the extension of the period for exercise of these options to 18 months from the date of termination. In return for this compensation, Mr. Dmiszewicki has agreed to not (i) solicit or request any employee or consultant to leave employment of the Company, (ii) hire any employee of the Company, (iii) solicit or request any competing business to employee an employee of the Company or (iv) provide lists of employee names to recruiters.

   Under the separation agreement between the Company and Mr. McKinnie dated February 1, 2001, as amended by letter dated May 5, 2001, and in exchange for Mr. McKinnie's continued service until the 2001 Annual Meeting of Stockholders, the Company has agreed to provide Mr. McKinnie the following items: (a) his annual salary payable in one lump sum on May 7, 2001, (b) continued salary until the 2001 Annual Meeting of Stockholders, (c) medical, dental, vision, life insurance and long-term disability insurance at employer rates and 401(k) participation benefits for a period of 52 weeks from the date of the 2001 Annual Meeting of Stockholders, (d) compensation for executive coaching/placement services for 6 months, (e) a lump sum payment on May 7, 2001 for his unused vacation days which equal 60 days and (f) the immediate vesting of all unvested options and the extension of the period for exercise of these options to one year from the date of the execution of the agreement. In return for this compensation, Mr. McKinnie has agreed to not (i) solicit or request any employee or consultant to leave employment of the Company, (ii) hire any employee of the Company, (iii) solicit or request any competing business to employee an employee of the Company or (iv) provide lists of employee names to recruiters.

   Under the employment agreement between the Company and Mr. Somech, the Company pays Mr. Somech (a) an annual base salary of $150,000, (b) an annual increase in base salary as determined by the Board of Directors of the Company, in its discretion, (c) a performance bonus determined by the Board of Directors of the Company and (d) a car and telephone allowance of $2,000 a month. If Mr. Somech's employment is terminated for any reason (other than by the Company without cause), Mr. Somech has agreed that, for one year after such termination, he will not directly or indirectly (i) compete with Level 8 Technologies' consulting services in the United States regarding middleware, messaging or fault-tolerant transaction processing, (ii) engage or participate in any business that provides consulting services within the United States with respect to middleware, messaging or fault-tolerant transaction processing,
(iii) solicit or divert business from Level 8 Technologies or assist any business in attempting to do so, (iv) cause any business to refrain from doing business with Level 8 Technologies or (v) solicit or hire any person who was an employee of Level 8 Technologies during the term of his employment agreement or assist any business in attempting to do so. On February 26, 1999, Mr. Somech and the Company entered into an amendment to his employment agreement that permits Mr. Somech to retire from the Company at any time during his employment upon three months notice to the Company. Upon his retirement, Mr. Somech will receive retirement benefits of $20,000 per month for a period of two years and his health care benefits will continue during this time or until he obtains alternative health care coverage, whichever is sooner. During his first year of retirement, Mr. Somech has agreed to make himself available to assist the Company and its employees on transition matters. On October 25, 2000, the Company lent Mr. Somech $495,000 pursuant to a Promissory Note. The Promissory
Note is payable in five annual installments of principal and interest starting on March 1, 2001. The first installment under the Promissory Note was not paid to the Company. The Company has agreed with Mr. Somech that in exchange for the forgiveness of the Promissory Note, Mr. Somech will forgo retirement benefits under the amendment to Mr. Somech's employment agreement.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information as of April 12, 2001 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the "named executives") and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 8000 Regency Parkway, Cary, North Carolina 27511.

   Stock ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before June 11, 2001 upon the exercise of stock options. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

                                                       Common Stock
                                              --------------------------------
Name of Beneficial Owner                      No. of Shares   Percent of Class
------------------------                      -------------   ----------------
Liraz Systems Ltd. ("Liraz") (1).............   5,910,120(2)        35.3%
Welsh, Carson, Anderson & Stowe ("WCAS")
 (3).........................................   1,250,000(4)         7.8%
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated (5)............................   1,000,000(6)         6.3%
Seneca Capital International, Ltd. (7).......     731,090(8)         4.4%
Seneca Capital, L.P. (9).....................     601,744(10)        3.7%
Samuel Somech................................     477,805(11)        3.0%
Steven Dmiszewicki...........................     255,000(12)        1.6%
Paul Rampel..................................     149,480(13)          *
Theodore Fine................................     147,387(14)          *
Dennis McKinnie..............................      80,000(15)          *
Anthony C. Pizi..............................      45,000              *
Renee Fulk...................................      38,750              *
Michel Berty.................................      12,000(16)          *
Arie Kilman..................................      10,000(17)          *
Lenny Recanati...............................           0(18)          *
John W. Cummings.............................           0(19)          *
Talmor Margalit..............................           0(20)          *
All current directors and executive officers
 as a group (11 persons) (21)................     921,672            5.6%

--------
  * Represents less than one percent of the outstanding shares.
 (1) The address of Liraz is Azrieli Center 3, Triangle Building, 42nd Floor, Tel Aviv 37023 Israel.
 (2) Includes 2,821,257 shares (1,000,000 of which are shares of common stock issuable upon the conversion of Series A 4% Convertible Redeemable Preferred Stock) with respect to which Liraz may be deemed to share voting and dispositive power with Advanced Systems Europe B.V., a Dutch corporation and a wholly-owned subsidiary of Liraz.
 (3) The address of WCAS is 320 Park Avenue, Suite 2500, New York, New York
     10022.
 (4) Includes 944,844 shares of common stock and 236,209 additional shares of common stock issuable upon the exercise of warrants held by WCAS VI; 11,290 shares of common stock and 2,823 additional shares of common stock issuable upon the exercise of warrants held by WCAS Information Partners II, L.P.; 806 shares of common stock and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the Benefit of Eric Welsh; 806 shares of common stock and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the benefit of Randall Welsh; 806 shares of common stock, and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated

    November 26, 1984 for the benefit of Jennifer Welsh; 1,613 shares of common stock and 403 additional shares of common stock issuable upon the exercise of warrants held by Reboul, MacMurray, Hewitt, Maynard and Kristol; and 39,835 shares of common stock and 9,959 additional shares of common stock issuable upon the exercise of warrants held by general partners of WCAS. WCAS is general partner of each of the foregoing limited partnerships. The principals of WCAS are Bruce K. Anderson, Russell L. Carson, Anthony J. de Nicola, James B. Hoover, Thomas E. McInerney, Robert
    A. Minicucci, Andrew M. Paul, Richard A. Stowe, Laura Van Buren and Patrick J. Welsh.
 (5) The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, New York, New York 10080.
 (6) Excludes 5,910,120 shares of common stock beneficially owned by Liraz and its affiliates as well as 1,195,166 shares beneficially owned by WCAS and its affiliates. Merrill Lynch, Liraz and WCAS are parties to a Stockholders Agreement, dated as of August 23, 2000, requiring Liraz, WCAS and certain of their affiliates to vote their shares for Merrill Lynch's designee to the Board of Directors. Merrill Lynch disclaims beneficial ownership of the 5,910,120 shares of common stock beneficially owned by Liraz and its affiliates as well as the 1,195,166 shares of common stock beneficially owned by WCAS and its affiliates. See "Certain Relationships and Related Transactions."
 (7) The address of Seneca Capital International, Ltd. is 527 Madison Avenue, 11th Floor, New York, New York 10022.
 (8) Includes 389,905 shares of common stock issuable upon conversion of Series B Preferred Stock and 341,185 shares issuable upon exercise of warrants at an exercise price of $25.0625.
 (9) The address of Seneca Capital L.P. is 527 Madison Avenue, 11th Floor, New York, New York 10022.
(10) Includes 208,598 shares of common stock issuable upon conversion of Series B Preferred Stock and 182,506 shares issuable upon exercise of warrants at an exercise price of $25.0625 per share. Seneca Capital L.P. also owns 157,000 shares of common stock issuable upon conversion of Series B Preferred Stock and 53,640 shares issuable upon exercise of warrants at an exercise price of $10.00 per share.
(11) Includes 401,443 shares subject to stock options exercisable within sixty
     (60) days.
(12) Includes 255,000 shares subject to stock options exercisable within sixty
     (60) days.
(13) Includes 128,561 shares of common stock and 20,919 shares issuable upon the exercise of warrants at an exercise price of $30.00 per share.
(14) Includes 120,902 shares subject to stock options exercisable within sixty
     (60) days and 26,485 shares of common stock.
(15) Includes 80,000 shares subject to stock options exercisable within sixty
     (60) days. Mr. McKinnie entered into a Separation Agreement and General Release with the Company whereby all of his option shares were immediately vested. Subsequent to April 12, 2001, Mr. McKinnie holds 120,000 shares subject to stock options exercisable within sixty (60) days.
(16) Includes 12,000 shares subject to stock options exercisable within sixty
     (60) days.
(17) Excludes shares owned by Liraz, of which Mr. Kilman is an approximately 18.16% stockholder. On May 7, 2001, Mr. Kilman resigned his positions with the Company and entered into a Separation Agreement and General Release with the Company whereby he was granted 250,000 shares of common stock.
(18) Excludes shares owned by Liraz, see Note 2, which may be deemed beneficially owned by Mr. Recanati as a result of his position as an executive officer of DIC, which owns approximately 43.8% of Liraz's outstanding common stock.
(19) Mr. Cummings is employed by Merrill Lynch, but disclaims authority to vote or dispose of the 1,000,000 shares owned by Merrill Lynch.
(20) Mr. Margalit is a vice president of DIC, which owns approximately 43.8% of Liraz's outstanding common stock and is also a director of Liraz. Mr. Margalit disclaims authority to vote or dispose of the 5,910,120 shares beneficially owned by Liraz.
(21) Excludes shares owned by Liraz as described in Note 2 and includes shares issuable upon exercise of options and warrants exercisable within sixty
     (60) days as described in Notes 11 and 13 through 20.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Related Parties

   On January 27, 2001, the Company extended a loan to Paul Rampel, the President and a director of the Company, in the amount of $75,000. The loan carries an interest rate of 10% per annum on the principal balance and the loan is due and payable in full on January 27, 2002. The loan is secured by 15,000 shares of common stock of the Company currently held by Mr. Rampel under a Stock Pledge agreement between the Company and Mr. Rampel.

   On October 25, 2000, the Company extended a loan to Samuel Somech, Chairman Emeritus and a director of the Company, in the amount of $495,000. The loan carries an interest rate of 6.5% per annum on the unpaid balance. The loan is payable in five equal annual installments of principal and interest starting on March 1, 2001. The first installment was not paid to the Company. The Company has agreed with Mr. Somech that in exchange for the forgiveness of the Promissory Note, Mr. Somech will forgo retirement benefits under the amendment to Mr. Somech's employment agreement.

Transactions with Merrill Lynch

   On July 31, 2000, the Company entered into a Purchase Agreement with Merrill Lynch concerning technology owned by Merrill Lynch. On August 23, 2000, pursuant to the Purchase Agreement, Merrill Lynch granted the Company exclusive worldwide marketing, sales and public development rights for a period of two years to Cicero, a comprehensive integrated desktop computer environment developed by Merrill Lynch and used by more than 30,000 Merrill Lynch professionals worldwide, subject to Merrill Lynch's retained right to use and develop Cicero for its own use and the use of affiliates and the possible loss of exclusivity if the Company's share price does not meet certain targets. As consideration for this license, the Company issued 1,000,000 shares of Company common stock to Merrill Lynch.

   In connection with the Purchase Agreement, the Company and Merrill Lynch entered into a Registration Rights Agreement, dated as of August 23, 2000, granting Merrill Lynch certain rights to have the shares issued to Merrill Lynch registered under the Securities Act of 1933, as amended. In addition, the Company, Merrill Lynch and certain stockholders of the Company, including Liraz Systems Ltd. and certain of its affiliates, and Welsh, Carson, Anderson & Stowe VI, L.P. and certain of its affiliates, entered into a Stockholders Agreement, dated as of August 23, 2000, agreeing to vote their shares in favor of the designee of Merrill Lynch to the Company's Board of Directors.

   In September of 2000, Merrill Lynch purchased software and services from Level 8 at an aggregate purchase price of approximately $6 million. This purchase was made pursuant to a master software license entered into between Merrill Lynch and Seer in 1996 and was made under the Company's standard terms and conditions with respect to a purchase of this size.

   Prior to Company's acquisition of StarQuest and before Merrill Lynch was a related party, StarQuest retained Merrill Lynch to provide investment banking services on its behalf. Following the acquisition of StarQuest, the Company paid Merrill Lynch approximately $800,000 in fees.

Borrowings and Commitments from Liraz

   As part of the Template transaction, the Company obtained an additional $10 million in financing in the form of a 17 month term loan. The financing was guaranteed by Liraz, the Company's principal stockholder, in return for 60,000 shares of the Company's common stock. The number of shares of common stock provided in exchange for the guarantee, was determined by the independent directors of the Company in consultation with an outside appraisal firm and based upon market conditions and the Company's anticipated financing needs at closing. In the third quarter of 2000, this term loan was amended to provide the Company with an additional $5 million in borrowings and to extend the due date from May 31, 2001 to November 30, 2001. Liraz has extended its guarantee of the amended loan through November 30, 2001 in exchange for 110,000 shares of the Company's common stock. The value of the shares issued will be capitalized and amortized over the term of the loan as a component of interest expense In May 0f 2001, Liraz extended its guarantee until April 30, 2002. The commitment provides for an interest rate equal to the London Interbank Offered Rate plus 1% annually. As of March 31, 2001 the interest rate was approximately 5.9%.

   Under an agreement between Liraz and the Company dated December 31, 1998 (the "Liraz Agreement"), Liraz made a $12 million loan to the Company, which bears simple interest at a rate of 12% a year and was to mature on June 30, 2000. On May 31, 1999, the Liraz Agreement was amended to change the maturity date from June 30, 2000 to December 15, 2000, and to provide for semiannual interest payments rather than payment of interest at maturity. No other terms of the loan were amended. The Company used part of the proceeds from the issuance of the Series A 4% Convertible Redeemable Preferred Stock to make an $8 million payment to Liraz to pay down the balance of the loan. Liraz had previously committed to provide the Company with up to $7.5 million of working capital payable upon the earlier of March 31, 2001 or the successful completion of an earlier financing providing more than $7.5 million in proceeds to the Company. As a result of raising more than $7.5 million from the issuance of preferred stock and warrants in June 1999, the Liraz commitment terminated. The Company paid Liraz in full in the third quarter of fiscal year 2000.

Joint Development Arrangement with Liraz

   The Company and Liraz previously had an agreement for the joint development of certain software for a Microsoft contract. Under the agreement, Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of such costs, Liraz was previously entitled to receive royalties of 30% of the first $2 million in contract revenue, 20% of the next $1 million, and 8% thereafter. On April 1, 1998, the agreement was amended to provide that the Company would reimburse Liraz's costs of development of $1.5 million and would pay Liraz royalties of 3% of program revenues generated from January 1, 1998 until December 31, 2000. The $1.5 million reimbursement is being amortized over the term of the revised royalty agreement and was paid to Liraz by the delivery of an 8% note payable in three installments in 1998, 1999 and 2000. Additional royalties of $.13 million were paid to Liraz in 1999 for 1998 sales.

   See "Principal Stockholders" for a description of the relationships among Liraz and Messrs. Margalit and Recanati, directors of the Company.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

   On July 11, 2000, the Company appointed Deloitte & Touche LLP as its independent auditors. On July 10, 2000, the Company dismissed PricewaterhouseCoopers LLP as its independent accountants. The decision to change independent accountants was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. During the two most recent fiscal years, none of the reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and any subsequent interim period, there have been no disagreements with the Company's independent accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                          DESCRIPTION OF CAPITAL STOCK

   The following descriptions of certain provisions of the certificate of incorporation and bylaws of the Company are necessarily general and do not purport to be complete and are qualified in their entirety by reference to the certificate of incorporation and bylaws of the Company which have been incorporated by reference herein.

Common Stock

   The authorized capital stock of our company consists of 50 million shares, of which 40 million shares have been designated common stock, par value $.001 per share. As of May 21, 2001, there were 16,174,598 shares of common stock issued and outstanding, held by approximately 170 holders of record. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of the company and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   Our company is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of our company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company. As of the date of this prospectus, 21,000 shares have been designated as Series A 4% Convertible Redeemable Preferred Stock and 11,570 are outstanding. Also as of the date of this prospectus, 30,000 shares have been designated as Series B 4% Convertible Redeemable Preferred Stock and are entirely issued and outstanding. There are no present plans for any further issuances of preferred stock.

   Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, respectively, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at our option at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of our common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event we breach our obligations to pay dividends when due or issue common stock upon conversion, or our common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at our option during the first 60 days of such increased dividend rate). As part of the $21 million financing, we also issued the investors warrants to purchase
2.1 million shares of common stock at an exercise price of $10 per share. We have registered the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. We are required to make certain payments in the event we are unable to meet our obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. Investors in the Series A Preferred Stock and warrants include Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, our principal stockholder. Due to limitations on convertibility and exercisability, as set forth more fully in the Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock and the warrants, shares of Series A Preferred Stock and warrants that have been issued to certain holders may not be convertible/exercisable at the present time.

   Holders of the Series B Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series B Preferred Stock, respectively, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed at our option at a redemption price equal to the original purchase price at any time after July 20, 2001 if the closing price of our common stock over 20 consecutive trading days is greater than $50.125 per share. The conversion price of the Series B Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $25.0625 per share. In the event we breach our obligations to pay dividends when due or issue common stock upon conversion, or our common stock is delisted, the dividend rate on the Series B Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at our option during the first 60 days of such increased dividend rate). As part of the $30 million financing, we also issued the investors warrants to purchase 1,047,382 million shares of common stock at an exercise price of $25.0625 per share. We have agreed to register the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. We are required to make certain payments in the event we are unable to meet our obligations in connection with the Series B Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series B Preferred Stock, is limited to 19% of the liquidation value of the Series B Preferred Stock. Investors in the Series B Preferred Stock and warrants include investment funds affiliated with Brown Simpson Asset Management and Seneca Capital Management. Due to limitations on convertibility and exercisability, as set forth more fully in the Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock and the warrants, shares of Series B Preferred Stock and warrants that have been issued to certain holders may not be convertible/exercisable at the present time.

Delaware Law and Anti-Takeover Provisions

   Section 203 of the Delaware General Corporation Law generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" under the Delaware General Corporation Law is any person other than the corporation and its majority-owned subsidiaries who own at least 15% of the outstanding voting stock, or who owned at least 15% within the preceding three years, and this definition includes affiliates of the corporation. Briefly described, the prohibited combinations include:

  .  mergers or consolidations;

  . sales, leases, exchanges or other dispositions of 10% or more of (1) the aggregate market value of all assets of the corporation, or (2) the aggregate market value of all the outstanding stock of the corporation;

  . issuances or transfers by the corporation of its stock that would increase the proportionate share of stock owned by the interested stockholder;

  . receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and

  . any other transaction, with certain exceptions, that increases the proportionate share of the stock owned by the interested stockholder.

   A Delaware corporation may choose not to have Section 203 of the Delaware General Corporation Law apply. Our company has chosen in our certificate of incorporation, however, to accept the protections of Section 203. Nevertheless,
Section 203 will not apply in the following cases:

  . if, before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . if, after the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to technical calculation rules; or

  . if, on or after the time the interested stockholder became an interested stockholder, the board of directors approved the business combination, and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder also ratified the business combination at a stockholders' meeting.

   Because Liraz and certain of its affiliates have beneficially owned more than 15% of the outstanding voting stock of Level 8 for longer than the three-year restricted period, the restrictions under the Delaware General Corporation Law on business combinations generally do not apply to Liraz and its affiliates.

Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

   The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Statutory Provisions Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

   Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

   An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. The Company's Charter Provisions Our company's certificate of incorporation limits a director's liability for monetary damages to our company and our stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above under "Statutory Provisions."

   Our company's certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person's alleged action in an official capacity or in any other capacity while serving as a director or officer of our company.

                                 LEGAL MATTERS

   Certain legal matters in connection with the shares of common stock offered by this prospectus will be passed on for Level 8 Systems, Inc. by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                    EXPERTS

   The financial statements for the year ended December 31, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   Our financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1998 and 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Securities and Exchange Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the Securities and Exchange Commission, Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Level 8 Systems, Inc. that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

   We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 to register the shares that we will issue in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission's public reference facilities at the addresses listed above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------


                                    Contents

Independent Auditor's Report..............................................   F-2

Report of Independent Accountants.........................................   F-3

Audited Consolidated Financial Statements as of December 31, 2000 and 1999
 and for the years ended December 31, 2000, 1999 and 1998.................   F-4

Unaudited Consolidated Financial Statements as of March 31, 2001 and 2000
 and for the three months ended March 31, 2001 and 2000...................  F-42

                          INDEPENDENT AUDITORS' REPORT

                               ----------------

To the Board of Directors and Stockholders of
    Level 8 Systems, Inc.
Cary, North Carolina

   We have audited the accompanying consolidated balance sheet of Level 8 Systems, Inc. (the "Company") and its subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows and comprehensive loss for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
February 12, 2001
(March 27, 2001, as to Note 23)

                       REPORT OF INDEPENDENT ACCOUNTANTS

                               ----------------

To the Stockholders of Level 8 Systems, Inc.

   In our opinion, the accompanying consolidated balance sheets as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 present fairly, in all material respects, the financial position of Level 8 Systems, Inc. (the "Company") and its subsidiaries at December 31, 1999 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 18, 2000

                             LEVEL 8 SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                      December 31, December 31,
                                                          2000         1999
                                                      ------------ ------------
ASSETS
Cash and cash equivalents............................   $ 23,856     $  6,509
Available-for-sale securities........................        588          --
Accounts receivable, less allowance for doubtful
 accounts............................................     21,066       22,199
Notes receivable.....................................      1,700          500
Note receivable from related party...................        104          --
Assets held for resale...............................      2,236          --
Prepaid expenses and other current assets............      5,987        5,134
                                                        --------     --------
    Total current assets.............................     55,537       34,342
Property and equipment, net..........................      3,309        5,845
Intangible assets, net...............................     65,422       69,948
Software product technology, net.....................     41,743       20,488
Note receivable......................................      1,000        1,500
Note receivable from related party...................        396          --
Investment in Access International...................      1,600          --
Other assets.........................................        949        1,458
                                                        --------     --------
    Total assets.....................................   $169,956     $133,581
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand.........................   $    --      $  4,996
Current maturities of loan from related company......        --           519
Current maturities of long-term debt.................      2,133          395
Accounts payable.....................................      2,210        2,194
Accrued expenses:
  Salaries, wages, and related items.................      4,175        3,379
  Restructuring......................................        210          630
  Merger-related.....................................        311        4,075
  Other..............................................      9,093        9,129
Due to related party.................................         59           41
Deferred revenue.....................................      9,035        9,020
                                                        --------     --------
    Total current liabilities........................     27,226       34,378
Long-term debt, net of current maturities............     25,000       22,202
Loan from related company, net of current
 maturities..........................................        --         4,000
Deferred revenue.....................................        --           780
Commitments and contingencies (Notes 20 and 21)
Stockholders' equity
  Convertible preferred stock, $0.001 par value,
   10,000,000 authorized in 2000 and 1999,
   respectively:
    Series A--30,000 shares issued at December 31,
     2000 and 1999 with 11,570 and 18,945 shares
     outstanding at December 31, 2000 and 1999,
     respectively; $1,000 per share liquidation
     preference (aggregate liquidation value of
     $11,570)........................................        --           --
    Series B--30,000 shares issued and outstanding at
     December 31, 2000; $1,000 per share liquidation
     preference (aggregate liquidation value of
     $30,000) .......................................        --           --
  Common stock, $0.001 par value, 40,000,000
   authorized; 15,785,975 and 12,328,610 issued and
   outstanding at December 31, 2000 and 1999,
   respectively......................................         16           12
  Additional paid-in-capital.........................    196,944      113,507
  Accumulated other comprehensive loss...............     (3,903)        (159)
  Accumulated deficit................................    (75,327)     (41,139)
                                                        --------     --------
      Total stockholders' equity.....................    117,730       72,221
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $169,956     $133,581
                                                        ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                           For the Years Ended December 31,
                                           ----------------------------------
                                              2000        1999        1998
                                           ----------  ----------  ----------
Revenue:
 Software................................. $   45,998  $   16,030  $    1,552
 Maintenance..............................     15,967      14,981       1,091
 Services.................................     20,626      21,909       8,042
                                           ----------  ----------  ----------
   Total operating revenue................     82,591      52,920      10,685
Cost of revenue:
 Software.................................      9,844       4,245       2,060
 Maintenance..............................      5,716       5,391         481
 Services.................................     18,619      19,270       5,776
                                           ----------  ----------  ----------
   Total cost of revenue..................     34,179      28,906       8,317
Gross profit .............................     48,412      24,014       2,368
Operating expenses:
 Sales and marketing......................     35,177      12,009       2,384
 Research and product development.........      8,861       6,796       2,777
 General and administrative...............     12,682       6,822       6,443
 In-process research and development......      1,800       2,944       5,892
 Amortization of intangible assets........     14,191       6,959       1,933
 Write-off of intangible assets...........        --          --        4,601
 Loss on disposal of asset................        379         --          --
 Restructuring, net.......................        --          383       1,540
                                           ----------  ----------  ----------
   Total operating expenses...............     73,090      35,913      25,570
                                           ----------  ----------  ----------
Loss from operations......................    (24,678)    (11,899)    (23,202)
Other income (expense)
 Interest income..........................        976         579         283
 Interest expense.........................     (3,337)     (2,742)       (364)
 Net foreign currency loss................       (265)       (695)        --
                                           ----------  ----------  ----------
Loss before provision for income taxes....    (27,304)    (14,757)    (23,283)
Income tax provision......................      1,063         720         405
                                           ----------  ----------  ----------
Loss from continuing operations...........    (28,367)    (15,477)    (23,688)
Discontinued operations:
 Loss from discontinued operation, net of
  tax.....................................        --          --         (135)
 Loss on disposal, net of tax.............        --          --       (1,233)
                                           ----------  ----------  ----------
   Loss from discontinued operations......        --          --       (1,368)
Net loss.................................. $  (28,367) $  (15,477) $  (25,056)
                                           ==========  ==========  ==========
 Preferred dividends......................      1,036         422         --
 Cumulative effect of accounting change
  (See Note 1.)...........................      4,785         --          --
                                           ----------  ----------  ----------
Net loss applicable to common
 stockholders............................. $  (34,188) $  (15,899) $  (25,056)
                                           ==========  ==========  ==========
 Loss from continuing operations--basic
  and diluted............................. $    (2.10) $    (1.78) $    (3.14)
 Loss from discontinued operations--basic
  and diluted.............................        --          --        (0.18)
                                           ----------  ----------  ----------
Loss before cumulative effect of
 accounting change--basic and diluted..... $    (2.10) $    (1.78) $    (3.32)
                                           ----------  ----------  ----------
 Cumulative effect of accounting change--
  basic and diluted.......................      (0.34)        --          --
                                           ----------  ----------  ----------
Net loss applicable to common
 stockholders--basic and diluted.......... $    (2.44) $    (1.78) $    (3.32)
                                           ==========  ==========  ==========
Weighted average common shares
 outstanding--basic and diluted...........     14,019       8,918       7,552
                                           ==========  ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    (in thousands, except per share amounts)

                                                                                                  Accumulated
                          Common Stock  Preferred Stock      Additional                              Other
                          ------------- -------------------   Paid-in     Unearned   Accumulated Comprehensive
                          Shares Amount Shares     Amount     Capital   Compensation  (Deficit)     Income      Total
                          ------ ------ -------    --------  ---------- ------------ ----------- ------------- --------
Balance at December 31,
 1997...................   7,045  $70        --     $    --   $ 20,603     $(118)     $   (184)     $   --     $ 20,371
Shares issued for
 Momentum...............     595    6                            6,480                                            6,486
Shares Issued for Seer..   1,000   10                            6,088                                            6,098
Warrants issued for
 Momentum...............                                           654                                              654
Warrants issued for
 Seer...................                                           280                                              280
Exercises of stock
 options................      68    1                               58                                               59
Adjustment of unearned
 compensation...........                                          (118)      118                                    --
Net loss................                                                               (25,056)                 (25,056)
                          ------  ---    -------    --------  --------     -----      --------      -------    --------
Balance at December 31,
 1998...................   8,708   87        --          --     34,045       --        (25,240)         --        8,892
Reclass par value to
 $0.001.................          (79)                                                                              (79)
Shares issued for
 Template...............   1,531    2                           41,586                                           41,588
Shares issued for
 private placement......                      21         --     19,149                                           19,149
Shares issued for loan
 guarantee..............      60  --                             1,207                                            1,207
Conversion of preferred
 shares.................     206  --          (2)        --        --                                               --
Conversion of warrants..   1,263    1                           12,637                                           12,638
Exercises of stock
 options................     561    1                            4,883                                            4,884
Preferred stock
 dividend...............                                                                  (422)                    (422)
Cumulative translation
 adjustment.............                                                                               (159)       (159)
Net loss................                                                               (15,477)                 (15,477)
                          ------  ---    -------    --------  --------     -----      --------      -------    --------
Balance at December 31,
 1999...................  12,329   12         19         --    113,507       --        (41,139)        (159)     72,221
Shares issued for
 StarQuest .............     492    1                           10,082                                           10,083
Shares issued for
 StarQuest debt.........     243  --                             2,175                                            2,175
Shares issued for
 private placement......                      30                29,532                                           29,532
Shares issued for loan
 guarantee..............     110  --                             2,805                                            2,805
Shares issued for Cicero
 technology purchase....   1,000    1                           22,464                                           22,465
Shares issued for
 Momentum debt
 conversion.............      55  --                             1,904                                            1,904
Conversion of preferred
 shares.................     738    1         (7)        --        --                                                 1
Conversion of warrants..     296  --                             2,529                                            2,529
Warrants issued for bank
 loan...................     --   --                               775                                              775
Exercises of stock
 options................     523    1                            6,386                                            6,387
Preferred stock
 dividends..............                                                                (1,036)                  (1,036)
Cumulative effect of
 accounting change......                                         4,785                  (4,785)                     --
Foreign currency
 translation
 adjustment.............                                                                               (332)       (332)
Unrealized losses on
 marketable securities..                                                                             (3,412)     (3,412)
Net loss................                                                               (28,367)                 (28,367)
                          ------  ---    -------    --------  --------     -----      --------      -------    --------
Balance at December 31,
 2000...................  15,786  $16         42    $    --   $196,944     $ --       $(75,327)     $(3,903)   $117,730
                          ======  ===    =======    ========  ========     =====      ========      =======    ========

    The accompanying notes are an integral part of the financial statements.

                             LEVEL 8 SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (in thousands)

                                                      For the Years Ended
                                                          December 31,
                                                   ----------------------------
                                                     2000      1999      1998
                                                   --------  --------  --------
Net loss.......................................... $(28,367) $(15,477) $(25,056)
Other comprehensive income, net of tax
 Foreign currency translation adjustment..........     (332)     (159)      --
 Unrealized loss on available-for-sale
  securities......................................   (3,412)      --        --
                                                   --------  --------  --------
Comprehensive loss................................ $(32,111) $(15,636) $(25,056)
                                                   ========  ========  ========



    The accompanying notes are an integral part of the financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (in thousands, except share data)

                                                     For the Years Ended
                                                         December 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
Cash flows from operating activities:
 Net loss........................................ $(28,367) $(15,477) $(25,056)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
 Depreciation and amortization...................   26,078    11,633     3,175
 Deferred income taxes...........................      --          2      (129)
 Loss from discontinued operations...............      --        --        135
 Loss on sale of business........................      --        --      1,233
 Loss on disposal of property....................      --        --        407
 Purchased in-process research and development...    1,800     2,944     5,892
 Write-down of goodwill and other intangible
  assets.........................................      --        --      4,601
 Write-down of capitalized software costs........      --        --        723
 Provision for doubtful accounts.................      572       757       838
 Loss on disposal of assets......................      379       --        --
 Other...........................................       42       170       --
 Changes in assets and liabilities, net of
  assets acquired and liabilities assumed:
  Trade accounts receivable......................   (2,339)        1     3,255
  Due from Liraz.................................      --        271       --
  Prepaid expenses and other assets..............    1,854      (557)     (755)
  Accounts payable and accrued expenses..........   (1,223)   (4,275)   (3,326)
  Merger-related and restructuring...............   (3,526)   (4,545)    5,776
  Deferred revenue...............................   (1,236)   (3,811)    4,888
                                                  --------  --------  --------
   Net cash provided by (used in) operating
    activities...................................   (5,966)  (12,887)    1,657
Cash flows from investing activities:
 Purchases of property and equipment.............   (1,972)     (353)     (941)
 Proceeds from sale of subsidiaries..............      --        --        464
 Purchase of available for sale securities.......   (4,000)      --        --
 Investment in Access International..............     (350)      --        --
 Cash payments secured through notes receivable..   (1,252)      --        --
 Repayment of note receivable....................      500       --        --
 Payments for businesses acquired................   (2,674)  (25,340)     (484)
 Cash received from acquisitions, net............    1,839       160       916
 Additions to software product technology........     (726)   (1,427)   (1,177)
                                                  --------  --------  --------
   Net cash used in investing activities.........   (8,635)  (26,960)   (1,222)
Cash flows from financing activities:
 Proceeds from issuance of common shares.........    8,915    17,272        59
 Proceeds from issuance of preferred shares, net
  of issuance costs..............................   29,532    19,215       --
 Dividends paid for preferred shares.............     (789)     (250)      --
 Issuance costs of common shares.................     (187)      --        --
 Borrowings from related party...................      --        --     12,000
 Payments on loans to related party..............   (4,519)   (8,628)     (683)
 Payments under capital lease obligations........      (87)      (47)      (45)
 Net borrowings on line of credit................    5,175     6,717       --
 Borrowings under credit facility................   10,000       --        --
 Borrowings under term loans.....................    5,000    10,000       --
 Repayments of bank loans........................  (20,945)   (4,000)  (12,000)
 Payments on other long-term debt................      --        --       (750)
                                                  --------  --------  --------
   Net cash provided by (used in) financing
    activities...................................   32,095    40,279    (1,419)
Effect of exchange rate changes on cash..........     (147)       (1)      --
Net increase (decrease) in cash and cash
 equivalents.....................................   17,347       431      (984)
Cash and cash equivalents:
 Beginning of period.............................    6,509     6,078     7,062
                                                  --------  --------  --------
 End of period................................... $ 23,856  $  6,509  $  6,078
                                                  ========  ========  ========
Supplemental disclosures of cash flow
 information:
  Cash paid during the period for:
    Income taxes................................. $    497  $    949  $    --
    Interest..................................... $  2,104  $  1,604  $    293

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)

Noncash Investing and Financing Activities

 2000

   During 2000, the Company issued 110,000 shares of common stock to a related party in order to obtain a guarantee for an additional $5 million in borrowings from a commercial lender and an extension of the guarantee for the amended term loan. The amended guarantee was valued at $2,805. See Note 11.

   During 2000, the Company obtained a credit facility from a commercial lender. In connection with this facility, the Company provided warrants to the lender to purchase approximately 173,000 shares of common stock that were valued at $775. See Notes 11 and 13.

   During 2000, the Company acquired StarQuest Software, Inc. ("StarQuest") for $850 in cash and approximately $10,138 in stock and warrants. A reconciliation of the cost of the acquisition to the net cash paid for the acquisition is as follows:

   Fair value of:
     Assets received................................................. $ 18,372
     Liabilities assumed.............................................   (7,228)
     Additional direct costs.........................................      (70)
     Stock and warrants issued.......................................  (10,138)
                                                                      --------
     Cash paid.......................................................     (936)
     Cash acquired...................................................       15
                                                                      --------
     Net cash paid for acquisition................................... $   (921)
                                                                      ========

   Immediately subsequent to the acquisition, the Company retired $2,175 of StarQuest's debt obligations by issuing the debtholders approximately 243,000 shares of the Company's common stock. See Note 2.

   During 2000, the Company purchased 500,000 shares of common stock and warrants to purchase an additional 500,000 shares of common stock of a publicly traded company. The investment was originally recorded at $4,000 and has been revalued to $588, fair value as of December 31, 2000. These shares of common stock are classified as available-for-sale securities. See Note 5.

   During 2000, the Company acquired the rights to a comprehensive integrated desktop computer environment from Merrill Lynch in exchange for 1,000,000 shares of the Company's common stock. The total consideration including fair value of common stock and transaction expenses was $22,523. See Note 9.

   During 2000, the Company assigned collection on certain accounts receivable totaling $408 to a strategic partner in exchange for a note receivable from the partner. See Note 8.

   During 2000, the Company performed consulting services valued at $1,250 in exchange for common shares of a strategic partner. See Note 7.

   During 2000, the Company converted $1,904 of the Momentum notes to approximately 55,000 shares of the Company's common stock. During August, 2000 the Company paid off the remaining balances due under these notes. See Note 11.

                             LEVEL 8 SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)


 1999

   During 1999, the Company acquired all of the common stock of Template Software, Inc. ("Template") for approximately $63,972. In connection with the acquisition, the Company purchased 5,394,959 shares of Template common stock for $21,579 in cash and 1,531,089 shares of Level 8 common stock. Additionally, Level 8 also issued stock options exercisable for 1,124,023 shares of the Company's common stock in exchange for all of the outstanding Template stock options. See Note 2.

   A reconciliation of the cost of the acquisition to the net cash paid for the acquisition is as follows:

   Fair value of:
     Assets received................................................. $ 73,160
     Liabilities assumed.............................................   (7,712)
     Additional direct costs.........................................   (1,129)
     Stock and stock options issued..................................  (41,526)
                                                                      --------
     Cash paid.......................................................  (22,793)
     Cash acquired...................................................      160
                                                                      --------
     Net cash paid for acquisition................................... $(22,633)
                                                                      ========

   During 1999, the Company obtained a guarantee from a related party in order to secure a $10 million term loan to partially finance the Template acquisition. The guarantee was received in exchange for 60,000 shares of the Company's common stock and was valued at $1,209. See Note 11.

 1998

   During 1998, the Company acquired all of the common stock of Momentum Software Corporation ("Momentum") for approximately $10,717. In connection with the acquisition, the Company issued 594,866 shares of common stock, warrants to purchase an additional 200,000 shares of common stock, and a $3,000 note. During 2000, some of the former Momentum shareholders agreed to exchange their notes for shares of the Company's common stock. The Company exchanged approximately $1,904 of Momentum notes for approximately 55,000 shares of the Company's common stock. See Notes 2, 11 and 13.

   A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

   Fair value of:
     Assets received................................................... $11,703
     Liabilities assumed...............................................    (986)
     Additional direct costs...........................................    (503)
     Stock issued......................................................  (6,485)
     Warrants issued...................................................    (654)
     Note payable issued...............................................  (3,000)
                                                                        -------
     Cash paid.........................................................      75
     Cash acquired.....................................................     437
                                                                        -------
     Net cash received from acquisition................................ $   362
                                                                        =======

   During 1998, the Company acquired 69% of the voting stock of Seer for approximately $7,754. In connection with the acquisition, the Company issued 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock. See Notes 2 and 13.

                             LEVEL 8 SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)


   A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

   Fair value of:
     Assets received.................................................. $ 55,081
     Liabilities assumed..............................................  (47,327)
     Additional direct costs..........................................     (967)
     Stock issued.....................................................   (6,098)
     Warrants issued..................................................     (280)
                                                                       --------
     Cash paid........................................................      409
       Cash acquired..................................................      479
                                                                       --------
       Net cash received from acquisition............................. $     70
                                                                       ========

   On April 15, 1999, the Company acquired the remaining minority interest in Seer, for $0.35 in cash per share of the outstanding common stock of Seer. The total cost of completing the Seer acquisition was $1,697, which was equal to the cash paid. During 1999, the Company paid $850 in direct acquisition costs related to the acquisition of the initial 69% of Seer.

   During 1998, the Company renegotiated a royalty arrangement with its principal stockholder. The arrangement was financed through a $1,500 note. See
Note 18.

   During 1998, the Company sold its subsidiary ProfitKey International, Inc. in exchange for $464 in cash at closing and a $2,000 note receivable. See Note 3.



   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (dollars in thousands, except share and per share data)

NOTE 1. SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS

   Level 8 Systems, Inc. ("Level 8" or the "Company") is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

   Liraz Systems, Ltd. ("Liraz") and its wholly-owned subsidiaries own approximately 31% of Level 8's outstanding common stock at December 31, 2000 and hold preferred stock convertible into an additional one million shares of common stock.

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. See Notes 2 and 3 regarding the acquisitions and sales of subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented, except for Seer Technologies, Inc. ("Seer"). The Company acquired a 69% interest in Seer on December 31, 1998 and the remaining 31% interest on April 30, 1999.

   All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Foreign Currency Translation

   The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

   Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred.

Cash and Cash Equivalents

   Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents in the United States may be in excess of FDIC insurance limits.

Available-for-Sale Securities

   The Company has made an equity investment in a publicly traded company. This investment is recorded on the balance sheet at fair market value. A valuation is made to adjust this investment to fair market value and is recorded as a component of accumulated other comprehensive loss. See Note 5.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Property and Equipment

   Property and equipment purchased in the normal course of business is stated at cost, and property and equipment acquired in business combinations is stated at its fair market value at the acquisition date. All property and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

   Leasehold improvements........................ The lesser of the lease term or estimated useful life
   Furniture and fixtures........................ 3 to 5 years
   Office equipment.............................. 3 to 5 years
   Computer equipment............................ 3 to 5 years

   Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in the Consolidated Statement of Operations.

Asset held for resale

   The Company acquired a building in conjunction with its acquisition of Template in Windsor, England. As the Company determined this asset was not needed for its ongoing operations it was placed for sale during 2000. The asset is valued at the lower of cost or fair market value less costs of disposal as of December 31, 2000. The building was sold in February of 2001.

Software Development Costs

   The Company capitalizes certain software costs after technological feasibility of the product has been established. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense.

   Additionally, the Company has recorded software development costs for its purchases of developed technology through acquisitions. See Notes 2 and 9.

   Capitalized software costs are amortized over related sales on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. See Note 9.

   The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

Intangible Assets

   Intangible assets consists of both identifiable and unidentifiable assets (goodwill) and is amortized on a straight-line basis over periods from three to seven years. The Company periodically assesses the recoverability of intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the related operations. See Note 10.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Investment in Access International

   The Company holds an investment in the common stock of Access International, a privately held company. The Company accounts for this investment on a cost basis and assess any impairment of its value on a quarterly basis. See Note 8.

Long-Lived Assets

   The Company assesses whether its identifiable assets are impaired as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset determined based upon anticipated cash flows discounted at a rate commensurate with the risk involved.

Revenue Recognition

   The Company recognizes license revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-9, "Modification of SOP 97-2, "Software Revenue Recognition,' with Respect to Certain Transactions" ("SOP 98-9"). SOP 97-2 and SOP 98-9 require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied.

   Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.

   Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue

   The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Advertising Expenses

   The Company expenses advertising costs as incurred. Advertising expenses were approximately $3,494, $108, and $770, for the years ended December 31, 2000, 1999, and 1998, respectively.

Research and Product Development

   Research and product development costs are expensed as incurred.

Acquired In-process Research and Development

   The fair value of acquired in-process research and development ("IPR&D") projects acquired in business combinations is expensed immediately. The amount of purchase price allocated to IPR&D is determined based on appraisals, using appropriate valuation techniques, including percentage-of-completion which utilizes the key milestones to estimate the stage of development of each project at the date of acquisition, estimating cash

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. At the respective dates of acquisition, the IPR&D projects had not yet reached technological feasibility and did not have alternative future uses. As discussed in Note 2, material risks existed with each IPR&D project; however, management expects that such projects will be completed.

Income Taxes

   The Company uses Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are generally considered. A valuation allowance is recorded when it is "more likely than not" that recorded deferred tax assets will not be realized. See Note 12.

Loss Per Share

   Basic (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 2000 and 1999, potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock. Potentially dilutive securities outstanding during 1998 include stock options and warrants to purchase common stock of the Company.

   The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

                                                               2000  1999  1998
                                                               ----- ----- -----
   Stock options.............................................. 3,876 3,800 1,913
   Warrants................................................... 2,662 1,522   699
   Preferred stock............................................ 2,354 1,895   --
                                                               ----- ----- -----
                                                               8,892 7,217 2,612
                                                               ===== ===== =====

   In 2000 and 1999, dividends on preferred stock were included in the loss per share calculation. The dividends totaled $1,036 and $422 in 2000 and 1999, respectively.

Accounting Change

   In January 2001, the Emerging Issues Task Force ("EITF") reached a consensus on EITF 00-27 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", which establishes accounting and reporting standards for the determination of beneficial conversion features in convertible securities. The EITF reached a consensus that an issuer should first allocate the proceeds received in a financing transaction that includes preferred stock convertible into common stock to the preferred stock and any other detachable warrants on a relative fair value basis. The Company has applied the provisions of EITF 00-27 which resulted in a beneficial conversion feature of the Company's Series A and Series B preferred stock of $4,785. As required by EITF 00-27 the beneficial conversion feature was reflected as a cumulative effect of a change in accounting of $4,785 or $.34 per common share, in the fourth quarter of 2000.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Stock-Based Compensation

   The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations for its stock option plans. See Note 13.

Derivative Financial Instruments

   During 1999, the Company began using foreign currency forward exchange contracts ("forward contracts") to manage exposure related to accounts receivable denominated in foreign currencies. These contracts have a high correlation to the rate movement of the foreign currency receivables being hedged. The Company does not enter into derivative financial instruments for trading purposes.

   All outstanding forward contracts at the end of the period are marked-to-market, with unrealized gains and losses included in the Consolidated Balance Sheet and as a component of other income (expense), net in the Consolidated Statement of Operations. Cash flows related to forward exchange contracts are classified in the Consolidated Statement of Cash Flows in the same categories as the hedged assets or liabilities. The costs of the forward contracts are recorded as expense over the lives of the contracts. See Note 16.

Government Contracts

   As a result of the acquisition of Template in December of 1999, the Company acquired various contracts to provide certain technical services to federal government agencies, some of which were classified. During the second quarter of 2000, the Company disposed of its classified government contract operations, which were not related to the Company's products and that is no longer part of the Company's ongoing operations.

Reclassifications

   Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2000 presentation. Such reclassifications had no effect on previously reported net income or stockholders' equity.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 2000, further guidance related to accounting for derivative instruments and hedging activities was provided when the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. As amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, this standard is effective for the Company's financial statements beginning January 1, 2001, with early adoption permitted. These statements are effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The financial impact of these statements had no material impact on the Company.

   In September 2000, the EITF reached a consensus on EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock" which provides specific guidance on the treatment of derivatives of a company's stock. The Company has applied the provisions of EITF 00-19 for the year ended December 31, 2000 and there is no financial statement impact. Upon implementation of additional provisions of EITF 00-19 as of June 30, 2001, the Company expects to reclarify the original fair

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

value of the warrants issued with the Series A and Series B Preferred Stock of $4,785 from stockholders' equity to liabilities and record a change in accounting impact on the statement of operations to adjust the warrants to fair value.

NOTE 2. ACQUISITIONS AND PRO FORMA FINANCIAL STATEMENTS

Acquisition of StarQuest

   On November 28, 2000, the Company acquired StarQuest Software, Inc. ("StarQuest"). Under the terms of the agreement, Level 8 paid $850 in cash and issued 500,000 shares of common stock valued at $17.2752 and 250,000 warrants valued at $6.00 per share. The total purchase price of the acquisition was $11,638 and has been accounted for by the purchase method of accounting. The operations of StarQuest are included in the Company's consolidated results of operations from the date of acquisition.

   The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of StarQuest. The purchase price exceeded the amounts allocated to tangible and identifiable intangible assets acquired less liabilities assumed by approximately $8,006. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

   The purchase price of the acquisition was allocated as follows:

   Cash............................................................... $     15
   Accounts receivable................................................       54
   Prepaid expenses and other current assets..........................       52
   Property and equipment.............................................       45
   Capitalized software and developed technology......................    6,600
   In-process research and development................................    1,800
   Goodwill and other intangibles.....................................    9,806
   Accounts payable and accrued liabilities...........................   (1,789)
   Debt...............................................................   (4,475)
   Deferred Revenue...................................................     (470)
                                                                       --------
   Cost of net assets acquired........................................ $ 11,638
                                                                       ========

   Approximately $1,800 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established. The efforts considered included projects related to StarQuest's StarSQL product ($1,200), projects related to StarQuest's CTRC product ($400), and projects related to StarQuest's StarTran product ($200). The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

   In conjunction with the acquisition, the Company retired $2,175 of StarQuest's debt obligations by issuing the debtholders approximately 243,000 shares of the Company's common stock.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The purchases price allocations for certain of the 2000 acquisitions are preliminary estimates, based on available information, internal estimates and certain assumptions management believes are reasonable. Accordingly, the purchase price allocations are subject to finalization pending the completion of internal and external appraisals of assets acquired.

Acquisition of Template

   On December 27, 1999, the Company acquired Template Software, Inc. ("Template"). Under the terms of the agreement, Level 8 purchased 5,394,959 shares of Template common stock for $21,579 in cash and 1,531,089 shares of Level 8 common stock. Additionally, Level 8 also issued stock options exercisable for 1,124,023 shares of the Company's common stock to assume all of the outstanding Template stock options. The total purchase price of the acquisition was $63,972 and has been accounted for by the purchase method of accounting. The operations of Template are included in the Company's consolidated results of operations from the date of acquisition.

   The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Template. The purchase price exceeded the amounts allocated to tangible and identifiable intangible assets acquired less liabilities assumed by approximately $44,371. This excess of the purchase price over the fair value of assets acquired less liabilities assumed was allocated to goodwill.

   Prior to completing the acquisition, the Company had determined not to continue with certain non-strategic operations of Template in Germany and Austria. These operations were primarily reselling third party software and providing related consulting services. At the time of merger, the Company had entered into an agreement in principle to sell the assets of the German operations, which consist principally of its consulting workforce and certain lease agreements. The Austrian operations were closed down in 2000. Accordingly, the Company has recorded the estimated fair value of these operations at the acquisition date based on its estimate of the net future cash flows from the transactions and associated operations through the wind up period. The fair value of the German and Austrian operating liability was estimated as $25 at the acquisition date.

   The purchase price of the acquisition was allocated as follows:

   Cash................................................................ $   160
   Accounts receivable.................................................   6,123
   Prepaid expenses and other current assets...........................     597
   Property and equipment..............................................   4,183
   Capitalized software and developed technology.......................  12,200
   In-process research and development.................................   2,200
   Goodwill and other intangibles......................................  47,291
   Other assets........................................................     431
   Assets held for resale..............................................     (25)
   Accounts payable....................................................    (668)
   Accrued expenses and other liabilities..............................  (6,445)
   Deferred revenue....................................................    (439)
   Deferred tax liability..............................................  (1,476)
   Long-term debt......................................................    (160)
                                                                        -------
   Cost of net assets acquired......................................... $63,972
                                                                        =======

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Approximately $2,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established. The efforts considered included projects related to Template's Enterprise Integration Template ("EIT") product ($1,298), and projects related to new versions of Template's Business Process Template ("BPT") product ($902). The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

Acquisition of Seer Technologies, Inc.

   On December 31, 1998, the Company, as the first step in its acquisition of the entire equity interest in Seer, acquired beneficial ownership of approximately 69% of the outstanding voting stock of Seer, which was held by Welsh, Carson, Anderson and Stowe VI L.P. ("WCAS") and certain other parties affiliated or associated with WCAS ("WCAS Parties") in exchange for 1,000,000 shares of the Company common stock and warrants to purchase an additional 250,000 shares of the Company common stock at an exercise price of $12.00 per share ("Step 1"). On April 15, 1999, the Company acquired the remaining minority interest in Seer, for $0.35 in cash per share of the outstanding common stock of Seer ("Step 2"). As a result of Step 2 of the acquisition, Seer became a wholly-owned subsidiary of the Company. The total cost of the acquisition was $7,754 for Step 1 and $1,697 for Step 2 and has been accounted for by the purchase method of accounting. The net book value of Seer's liabilities exceeded its assets on the acquisition dates; therefore, no minority interest in Seer was recorded. Step 1 of the acquisition occurred on December 31, 1998; therefore, there are no operations of Seer included in the Company's consolidated results of operations for 1998.

   The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on valuations prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, installed customer base, assembled workforce, and trademarks of Seer at the completion of Step 1. The purchase price exceeded the amounts allocated to tangible and identifiable intangible assets acquired less liabilities assumed by approximately $18,684 in Step 1. For Step 2, the fair value assigned to intangible assets acquired was based on a valuation of the purchased in-process research and development, developed technology, installed customer base, and assembled workforce of Seer. The Step 2 purchase price was less than the amounts allocated to the tangible and intangible assets acquired by approximately $1,307. This difference between the purchase price and the fair values of assets acquired less liabilities assumed was allocated to goodwill.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The cost of the acquisition was allocated as follows:

                              Step 1   Step 2    Total
                             --------  -------  --------
   Cash....................  $    479  $   --   $    479
   Accounts receivable.....    14,505      --     14,505
   Prepaid expenses and
    other current assets...     1,418      --      1,418
   Property and equipment..     1,614      --      1,614
   Capitalized software and
    developed technology...     3,659    3,410     7,069
   In-process research and
    development............     4,692      744     5,436
   Goodwill and other
    intangibles............    28,344   (1,307)   27,037
   Other assets............       370      --        370
   Accounts payable........    (1,949)     --     (1,949)
   Accrued expenses and
    other liabilities......   (13,228)  (1,150)  (14,378)
   Deferred revenue........    (7,875)     --     (7,875)
   Notes payable, due on
    demand.................   (12,275)     --    (12,275)
   Long-term debt..........   (12,000)     --    (12,000)
                             --------  -------  --------
   Cost of net assets
    acquired...............  $  7,754  $ 1,697  $  9,451
                             ========  =======  ========

   Approximately $4,692 for Step 1 and $744 for Step 2, of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established. For Step 1, this included Java based projects ($3,105) and application warehousing projects ($1,587). For Step 2, the amount was related to Java based projects only, as there was no change in the status of the application warehouse projects. The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

   In connection with the Company's purchase of Seer's capital stock from the WCAS Parties, WCAS contributed approximately $17 million to Seer and the Company provided a $12 million subordinated loan to Seer to pay down Seer's bank debt. The funds used by the Company to make the subordinated loan to Seer were borrowed from Liraz Systems Ltd. ("Liraz"), a principal stockholder of the Company. See Note 11.

Acquisition of Momentum

   On March 26, 1998, the Company acquired Momentum Software Corporation ("Momentum"). Under the agreement, Level 8 issued 594,866 shares of common stock and warrants to purchase 200,000 common shares at an exercise price of $13.108 per share. During the fourth quarter of 1998, the Company issued a $3,000 note as additional consideration as provided in the purchase agreement. The total cost of the acquisition was approximately $10,717. The acquisition was recorded utilizing purchase accounting. As a result of the acquisition of Momentum, the Company incurred a one-time charge to earnings of approximately $1,200 related to the estimated value of the purchase of in-process research and development costs. The remaining amount was allocated to other intangibles, goodwill and software development costs. The results of operations of Momentum are included in the financial statements since the date of acquisition.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Momentum. The purchase price exceeded the amounts allocated to tangible and identifiable intangible assets acquired less liabilities assumed by approximately $8,615. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

   The cost of the acquisition was allocated as follows:

   Cash................................................................ $   437
   Accounts receivable.................................................     125
   Prepaid expenses and other current assets...........................      52
   Property and equipment..............................................     174
   In-process research and development.................................   1,200
   Developed technology................................................   1,100
   Goodwill............................................................   8,615
   Accounts payable....................................................    (507)
   Deferred revenue....................................................    (367)
   Long-term debt......................................................    (112)
                                                                        -------
   Cost of net assets acquired......................................... $10,717
                                                                        =======

   Approximately $1,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects, all of which related to either add-ons or enhancements of Momentum's existing XIPC product, in areas for which technological feasibility had not been established. The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

   The following unaudited pro forma results of continuing operations assume the acquisitions of StarQuest, Template, and Seer, as described above, occurred as of January 1, 1999 after giving effect to certain adjustments, including amortization of the excess of cost over underlying net assets.

                                                              2000      1999
                                                            --------  --------
   Net sales..............................................  $ 85,113  $ 78,387
   Net loss from continuing operations before income
    taxes.................................................   (33,572)  (42,709)
   Net loss...............................................   (34,640)  (42,082)
   Loss applicable to common stockholders.................   (40,461)  (42,504)
   Loss per share applicable to common stockholders--basic
    and diluted...........................................  $  (2.79) $  (3.86)
   Weighted average shares outstanding--basic and
    diluted...............................................    14,519    11,009

   The pro forma financial information does not purport to be indicative of the results of operations which would have actually resulted had the transactions taken place at the beginning of the periods presented or of future results of operations.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 3. DISCONTINUED OPERATIONS AND OTHER DISPOSITIONS

Sale of ProfitKey

   From October 3, 1994 through the first quarter of 1998, the Company's operations included the operations of ProfitKey. ProfitKey offered turnkey manufacturing resource planning and scheduling software packages, and related installation, training and support services for use by manufacturing businesses.

   On April 6, 1998, the Company sold substantially all assets and operations of ProfitKey for $464 at closing and a note receivable from the purchaser of $2,000. The note is due in four annual installments from March 31, 2000 to March 31, 2003 and bears interest at 9%. According to the terms of the ProfitKey purchase agreement, the purchase price was subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser notified the Company that it believes there were substantial adjustments which would require a reduction in the purchase price. The Company and the purchaser, pursuant to the terms of the purchase agreement, entered into arbitration proceedings to resolve this matter and a decision from the arbitrator, substantially in favor of the Company, was rendered in the third quarter of 2000. As of December 31, 2000, the three remaining annual payments totaled $1,500.

   The disposition of ProfitKey was accounted for as a discontinued operation. For 1998, discontinued operations of ProfitKey includes ProfitKey's results of operations through the date of sale which were as follows:

                                                                         1998
                                                                        ------
   Net sales........................................................... $1,156
   Loss from operations before tax.....................................   (225)
   Income tax benefit..................................................    (90)
   Loss from discontinued operations................................... $ (135)

Sale of Government Operations

   In connection with the acquisition of Template, the Company acquired certain classified government contracts and employees who performed services for such. As of May 1, 2000 the Company disposed of its government contracts and employees and certain other related assets and obligations by selling them to a new company formed by certain of the Company's employees. The Company received a note for $1,000 to be paid in five annual payments beginning May 1, 2001 and 4.9% of the outstanding shares of the purchasing company. Due to the uncertainty of collection on the note and valuation of the new company, Level 8 fully reserved the value of the note and valued the investment at $0. The sale of the government operations was not accounted for as a discontinued operation. Subsequent to December 31, 2000 the Company renegotiated the note to $850 and collected this amount.

Asset Held for Resale

   The Company owns a building in Windsor, England from the acquisition of Template Software, Inc. The Company determined that this facility was not needed for ongoing operations and was placed for sale. Subsequent to December 31, 2000 the Company sold the building, fixtures, and certain equipment for approximately $2,350.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 4. ACCOUNTS RECEIVABLE

   Trade accounts receivable consists of the following at December 31:

                                                                2000     1999
                                                               -------  -------
   Current trade accounts receivable.......................... $22,801  $23,349
   Less: Allowance for doubtful accounts......................  (1,735)  (1,150)
                                                               -------  -------
                                                               $21,066  $22,199
                                                               =======  =======

   Approximately $358 and $4,230 of current trade receivables were unbilled at December 31, 2000 and 1999, respectively. There were no receivables with payment terms in excess of one year recorded during the fiscal year ended December 31, 2000.

   During 2000, 1999, and 1998, the Company acquired certain trade receivables, net of allowances for doubtful accounts, in conjunction with its acquisitions of StarQuest, Template, Seer, and Momentum. See Note 2.

   The provision for uncollectible amounts was $572, $757, and $838 for the years ended December 31, 2000, 1999 and 1998, respectively. Write-offs of accounts receivable were $35, $3,044, and $736 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 5. AVAILABLE-FOR-SALE SECURITIES

   On September 29, 2000, the Company purchased 500,000 shares of common stock of a publicly traded e-business service provider at $8.00 per share representing approximately seven percent of the common stock outstanding. In addition, the Company received warrants for the purchase of an additional 500,000 shares of common stock with an exercise price of $13.00 per share. The fair value of the common stock was recorded at $6.50 per share and the fair value of the warrants was recorded at $1.50 per share at the time of the purchase. The shares of common stock are classified as available-for-sale securities. At December 31, 2000, the market value of the common stock was $1.156 per share and the fair value of the warrants determined by using the Black Scholes pricing model was $0.02 per share. The unrealized loss on the available for sale securities has been recorded as a component of accumulated other comprehensive loss at December 31, 2000.

NOTE 6. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following at December 31:

                                                                2000     1999
                                                               -------  -------
   Computer equipment......................................... $ 5,205  $ 4,038
   Furniture and fixtures.....................................   1,035    1,369
   Office equipment...........................................   1,656    1,221
   Leasehold improvements.....................................     972    1,808
   Land and buildings.........................................     --     1,979
                                                               -------  -------
       Subtotal...............................................   8,868   10,415
   Less accumulated depreciation and amortization.............  (5,559)  (4,570)
                                                               -------  -------
       Total.................................................. $ 3,309  $ 5,845
                                                               =======  =======

   Depreciation and amortization expense was $1,941, $1,373, and $426 for the fiscal years ended December 31, 2000, 1999, and 1998, respectively.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   During the fourth quarter of fiscal year 1998, property and equipment was written down for obsolescence and retirement of assets based in part on the Company's restructured operations. The write-down totaled $595, of which $188 is included in the restructuring charges in the Consolidated Statement of Operations, see Note 19.

NOTE 7. INVESTMENT IN ACCESS INTERNATIONAL

   During 2000, the Company accepted the common stock of one of its customers in exchange for consulting services. The Company also made a cash investment of $350 in July of 2000. As of December 31, 2000 the Company has no plans to dispose of this investment for the foreseeable future.

NOTE 8. NOTES RECEIVABLE AND NOTE RECEIVABLE FROM RELATED PARTY

   In the fourth quarter of 2000, the Company loaned $495 to a director and officer of the Company under an unsecured note which bears an interest rate of 6.5%. The note is payable over a period of five years in equal annual installments.

   In conjunction with the sale of Profit Key on April 6, 1998, the Company issued a note receivable from the purchaser of $2,000. The remaining payments on the total $1,500 and are due in equal annual installments beginning on March 31, 2001. The note bears interest at 9% per annum. See Note 3.

   During 2000, the Company loaned $1,165 to a strategic partner in the form of $757 in cash and $408 by assignment of accounts receivable. The note bears interest at prime plus 2% and will be repaid in installments during 2001. The note is guaranteed by the CEO of the strategic partner and secured by stock in the Company.

NOTE 9. SOFTWARE PRODUCT TECHNOLOGY

   During the third quarter of 2000, the Company acquired license rights to Cicero(R), a comprehensive integrated desktop computer environment from Merrill Lynch in exchange for 1,000,000 shares of its common stock. The Company's exclusive license to market, develop and sell the Cicero technology will expire on August 23, 2002 unless its stock price exceeds $120 for any 60 day trading period. Although we will maintain the license to the Cicero technology following the expiration of the exclusivity period, Merrill Lynch will be permitted to license the technology to others. The purchased technology was valued at $22,750 based upon the five day average closing share price of the Company's common stock two days prior through two days post the announcement date of the transaction and certain costs associated with the acquisition. The cost of the technology acquired will be capitalized and amortized over a three year period.

   During the fourth quarter of 2000, the Company acquired $6,600 in developed technology through its acquisition of StarQuest. During fiscal year 1999, the Company acquired $3,410 and $12,200 in developed technology through its acquisitions of Seer and Template, respectively. During fiscal year 1998, the Company acquired $1,100 and $3,659 in developed technology through its acquisitions of Momentum and Seer, respectively. See Note 2.

   For the fiscal years ended December 31, 2000, 1999, and 1998, the Company capitalized $576, $1,427, and $1,177, respectively, of costs related to developing software for sale.

   During the fiscal years ended December 31, 2000, 1999, and 1998, the Company recognized $8,629, $3,301, and $816, respectively, of expense related to the amortization of these costs, which is recorded as cost of software in the Consolidated Statements of Operations. During the first and fourth quarters of fiscal year

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

1998, capitalized software cost was written down to its fair value based upon an evaluation of its net realizable value. The write downs totaled $535, of which $241 is included in the restructuring charges in the Consolidated Statement of Operations. Accumulated amortization of capitalized software costs is $12,536 and $3,907 at December 31, 2000 and 1999, respectively.

NOTE 10. IDENTIFIABLE AND UNIDENTIFIABLE INTANGIBLE ASSETS

   Identifiable and unidentifiable intangible assets primarily include goodwill, existing customer base, assembled workforce and trademarks recorded in connection with the Company's previous acquisitions. Goodwill and intangible assets from these acquisitions are being amortized using the straight-line method over periods ranging from three to seven years. At December 31, 2000 and 1999, identifiable and unidentifiable intangible assets consist of the following:

                                                               2000      1999
                                                             --------  --------
   Goodwill--Level 8 Technologies........................... $  2,954  $  2,954
   Goodwill--Momentum.......................................    4,014     4,014
   Goodwill--Seer Technologies..............................   12,545    12,545
   Goodwill--Template Software..............................   44,232    44,371
   Goodwill--StarQuest Software.............................    8,006       --
   Assembled workforce--Seer Technologies...................    5,673     5,673
   Assembled workforce--Template Software...................    2,920     2,920
   Assembled workforce--StarQuest Software..................    1,800       --
   Customer base--Seer Technologies.........................    6,900     6,900
   Trademark--Seer Technologies.............................      621       623
                                                             --------  --------
       Subtotal.............................................   89,665    80,000
   Less accumulated amortization............................  (24,243)  (10,052)
                                                             --------  --------
       Total................................................ $ 65,422  $ 69,948
                                                             ========  ========

   Amortization expense was $14,191, $6,959 and $1,933 for the fiscal years ended December 31, 2000, 1999 and 1998, respectively.

   During fiscal year 2000, the Company reassessed its estimates of certain asset valuations, merger costs and assumed liabilities related to the Template acquisition, which resulted in a net reduction of approximately $139 to goodwill. In the fourth quarter of 1999, the Company revised its estimates of certain Seer merger costs and assumed liabilities, which resulted in an approximate $1,300 reduction in goodwill.

   As a consequence of the Company's transition to an enterprise application integration solutions provider during 1998, the Company abandoned certain planned development efforts for products acquired in the Momentum transaction and reassessed the remaining undiscounted projected cash flows related to the identifiable and unidentifiable intangible assets acquired from Momentum. It was concluded that, with the principal exception of the Momentum technology utilized in the Level 8's Geneva Message Queuing product set and the Geneva XIPC products, the goodwill and intangible assets acquired in the Momentum transaction should be written off. Accordingly, during the fourth quarter of 1998, the Company adjusted the carrying value of its identifiable and unidentifiable assets to their fair value, resulting in a non-cash impairment loss of $4,601.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 11. LONG-TERM DEBT AND CREDIT FACILITIES

   Notes payable, long-term debt, and notes payable to a related party consist of the following at December 31:

                                                                2000     1999
                                                               -------  -------
   Credit facility (a)........................................ $10,000  $   --
   Credit facility (b)........................................     --     4,996
   Term loan (c)..............................................  15,000   10,000
   Term loan (b)..............................................     --    10,000
   Note payable (d)...........................................   2,000      --
   Notes payable--Momentum (e)................................     --     2,250
   Capital leases (f).........................................      30      117
   Other notes payable........................................     103      230
                                                               -------  -------
                                                                27,133   27,593
   Less current maturities....................................  (2,133)  (5,391)
                                                               -------  -------
                                                               $25,000  $22,202
                                                               =======  =======
   Related party:
   Notes payable to a related party (g).......................     --     4,519
   Less current maturities....................................     --      (519)
                                                               -------  -------
                                                               $   --   $ 4,000
                                                               =======  =======

--------
(a) On December 15, 2000, the Company entered into a credit facility with a commercial bank to provide for borrowings up to the lesser of $10,000 or the sum of 50% of eligible receivables plus cash pledged with this commercial bank. Advances under the facility bear interest at LIBOR plus 1.5% (approximately 8.1% at December 31, 2000), which is payable quarterly. The facility also requires an annual fee of .5% of the commitment amount and expires on December 31, 2002. Total borrowings under this facility were $10,000 at December 31, 2000 and were based upon a $10,000 pledge of cash deposited in the bank. Borrowings under this facility are subject to the Company meeting certain financial covenants, which include stockholders' equity exceeding 23% of total assets and the current ratio exceeding .85. This facility is collateralized by the Company's accounts receivable, equipment and intangibles including intellectual property. The Company is currently in compliance with all financial covenants. In connection with this facility, the Company provided warrants to the lender to purchase approximately 173,000 shares of the Company's common stock. The value of the warrants was calculated as $775 using the Black Scholes option pricing model and is being amortized as a component of interest expense over the term of the loan. As of December 31, 2000, there was $775 of unamortized costs the Consolidated Balance Sheet.
(b) At December 31, 1999 the Company had a $25 million credit facility with a commercial bank to provide for borrowings based on eligible receivables and included a $10,000 term loan. At December 31, 1999, there was $4,996 outstanding under this facility. During August 2000, the Company paid down all of its borrowings under this facility. On December 1, 2000 the facility was terminated due to the bank's liquidation of its loan portfolio.
(c) The Company has a term loan with a commercial bank for $15,000 at December 31, 2000. This loan bears interest at LIBOR plus 1% (approximately 7.6% at December 31, 2000), which is payable quarterly. There are no financial covenants. This loan is guaranteed by Liraz, Level 8's principal shareholder. The original loan amount of $10,000 was used to partially fund the purchase of Template. See Note 2. During 2000, the loan and guarantee were amended to extend the due date from May 31, 2001 to

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    November 30, 2001 and to provide the Company with an additional $5,000 in borrowings. In exchange for the initial and amended guarantees, the Company issued Liraz a total of 170,000 shares of the Company's common stock. Based upon the fair market value of the stock issued, the Company has recorded total deferred costs of $4,013 related to the guaranty. These costs are being amortized in the Consolidated Statement of Operations as a component of interest expense over the term of the guaranty. As of December 31, 2000, there was $2,702 of unamortized costs included in the Consolidated Balance Sheet. Subsequent to December 31, 2000, the loan was amended to extend the due date to January 30, 2002.
(d) As part of its acquisition of StarQuest., as described in Note 2, the Company assumed a $2,000 note payable to one of its strategic partners.
    The note is due on February 11, 2001 and bears interest at 6.8%, which is payable quarterly. On February 21, 2001, the note was paid in full.
(e) On December 1, 1998, in connection with the acquisition of Momentum
    Software Corporation as described in Note 2, the Company issued notes totaling $3,000 payable over three years and bearing interest of 10% per annum. The remaining three installments total $2,250, plus interest. One installment was due on November 26, 1999 with the remaining two payments due on November 20, 2000, and November 15, 2001. There are no financial covenants in this note. During January, 2000, the Company offered to exchange the notes held by former Momentum shareholders for shares of the Company's common stock at a per share price based on the average market price for a set period prior to the date the noteholder accepts the offer. The Company converted $1,904 of the Momentum notes to approximately 55,000 shares of the Company's common stock in February, 2000 as a result of this exchange offer. During August, 2000 the Company paid off the remaining balances due under these notes.
(f) The Company is obligated under various capital leases for certain computer and office equipment providing for aggregate payment, excluding interest, of $30 during 2001.
(g) On December 31, 1998 in connection with the acquisition of Seer Technologies, Inc. as described in Note 2, the Company issued a note payable to Liraz, the Company's principal shareholder in the amount of $12,000. The note bears interest at 12% per year, payable at maturity, and is due on December 15, 2001. The Company used $8,000 of proceeds from the issuance of preferred stock and warrants in June 1999 to reduce the outstanding balance under this note to $4,000. During February and July, 2000 the Company paid $1,000 and $3,000, respectively to Liraz, which fully repaid the outstanding loan balance. On April 1, 1998 in connection with an amendment to a custom computer programming agreement, the Company issued a note payable to Liraz in the amount of $1,500. The note bears interest at 8% per year and is payable in three annual installments. All three installments, including accrued interest, were paid during 1998, 1999, and 2000, respectively. On September 1, 1995, the Company issued a note payable to Liraz in the amount of $628. The note bears interest at 4% per year and is payable in equal quarterly installments of $35, including interest. As of December 31, 1999, the principal amount outstanding on the note payable was $110. The note was repaid in full during 2000.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Principal amounts of notes payable and long-term debt maturing over the next two years ending December 31 are as follows:

                                                                   Notes Payable
                                                                        and
                                                                     Long-Term
                                                                       Debt
                                                                   -------------
   2001...........................................................    $ 2,133
   2002...........................................................     25,000
                                                                      -------
     Total........................................................    $27,133
                                                                      =======

NOTE 12. INCOME TAXES

   Income tax expense consists of the following as of December 31:

                                                                2000  1999 1998
                                                               ------ ---- ----
   Federal--current........................................... $  --  $--  $--
   State and local--current...................................    --   --   --
                                                               ------ ---- ----
   Foreign taxes and withholdings.............................  1,063  720  --
                                                               ------ ---- ----
   Current taxes..............................................  1,063  720  --
   Federal--deferred..........................................    --   --   344
   State and local--deferred..................................    --   --    61
                                                               ------ ---- ----
   Deferred taxes.............................................    --   --   405
   Total income tax expense................................... $1,063 $720 $405
                                                               ====== ==== ====

   A reconciliation of expected income tax at the statutory Federal rate with the actual income tax expense is as follows for the fiscal years ended December 31:

                                                      2000     1999     1998
                                                     -------  -------  -------
   Expected income tax benefit at statutory rate
    (34%)..........................................  $(9,283) $(5,017) $(7,916)
   Loss on sale of discontinued operations.........      --       --      (331)
   Discontinued operations.........................      --       --       (77)
   State taxes, net of federal tax benefit.........   (1,148)    (335)  (1,082)
   Effect of foreign operations including
    withholding taxes..............................      538      503      --
   Effect of change in valuation allowance.........    7,719    4,497    6,246
   Amortization and write-off of non-deductible
    goodwill.......................................    2,676      521    2,787
   In-process research and development--StarQuest..       30      --       --
   In-process research and development--Momentum...      --       --       408
   In-process research and development--Template...      --       748      --
   Write-off of income tax receivable..............      --       --       406
   Non-deductible expenses.........................      531       17       12
   Other...........................................      --      (214)     121
                                                     -------  -------  -------
     Total.........................................  $ 1,063  $   720  $   574
                                                     =======  =======  =======

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The total income tax expense is allocated as follows:

                                                                2000  1999 1998
                                                                ----- ---- ----
   Continuing operations....................................... 1,063 720  405
   Sale of discontinued operations.............................   --  --   259
   Discontinued operations.....................................   --  --   (90)

   Significant components of the net deferred tax asset (liability) are as follows:

                                                               2000      1999
                                                             --------  --------
   Current assets:
     Allowance for uncollectible accounts receivable........ $    693  $    720
     Accrued expenses non-tax deductible....................      200       371
     Deferred revenue.......................................      267     2,192
   Noncurrent assets:
     Loss carryforwards.....................................   28,053    11,751
     Depreciation and amortization..........................      975       --
                                                             --------  --------
                                                               30,188    15,034
                                                             --------  --------
   Noncurrent liabilities:
     Depreciation and amortization..........................      --     (3,230)
                                                             --------  --------
                                                                  --     (3,230)
                                                             --------  --------
   Valuation allowance......................................  (30,188)  (11,804)
                                                             --------  --------
                                                             $    --   $    --
                                                             ========  ========

   At December 31, 2000, the Company has net operating loss carryforwards of approximately $70,130 which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2021. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code
Section 382. Thus, the utilization of these carryforwards cannot be assured. Approximately $6,453 of the valuation allowance relates to deferred tax assets for which any subsequently recognized tax benefits will be allocated directly to reduce goodwill or other noncurrent intangible assets purchased from Momentum and StarQuest. Additionally, net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $21,200.

   During 1999, the Company acquired the stock of Template. This acquisition was accounted for using the purchase method of accounting. The purchase price of the acquired company was in excess of the carryover tax basis of the assets acquired, resulting in the recognition of a deferred tax liability of $1,476. Since the acquired company and the Company may elect to file a consolidated return on an ongoing basis, the future taxable difference may be offset by the Company's future deductible differences, primarily its net operating loss carryforwards. Therefore, the Company's valuation allowance against its deferred tax asset and its investment in the acquired subsidiary was reduced by $1,476.

   The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to reinvest such undistributed earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 2000 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 13. STOCKHOLDERS' EQUITY

Stock Options

   The Company has 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. The Plans reserve a combined total of 6,150,000 shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. The Company also has a stock incentive plan for outside directors and the Company has set aside 120,000 shares of common stock for issuance under this plan.

   Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

   In December 1999, as part of its acquisition of Template the Company has assumed the three Stock Option Plans of Template; the 1992 Incentive Stock Option Plan, the 1992 Non-Statutory Stock Option Plan and the 1996 Equity Incentive Plan. No further grants may be made under these plans. The options granted under these plans were converted to options for the Company's common stock upon the assumption of these plans by the Company at the acquisition date. There are 424,403 options outstanding under these plans at December 31, 2000.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Activity for stock options issued under these plans for the fiscal years ending December 31, 2000, 1999, and 1998 is as follows:

                                                                        Weighted
                                                               Option   Average
                                                    Plan     Price per  Exercise
                                                  Activity     Share     Price
                                                 ----------  ---------- --------
Balance at December 31, 1997....................  1,090,304  0.69-16.62   7.51
  Granted.......................................  1,293,000  7.25-12.75   8.14
  Exercised.....................................    (38,175) 0.69-11.76   9.13
  Forfeited.....................................   (433,035) 0.69-16.62  10.88
                                                 ----------
Balance at December 31, 1998....................  1,912,094  0.69-16.62   8.85
  Granted.......................................  1,797,210  8.38-30.25  14.15
  Assumed Template options......................  1,124,023  3.39-39.29  17.22
  Exercised.....................................   (386,440) 0.69-16.62   9.26
  Forfeited.....................................   (646,995) 7.88-11.76    9.0
                                                 ----------
Balance at December 31, 1999....................  3,799,892  1.37-39.29  13.65
  Granted.......................................  2,082,337  7.06-39.31  24.84
  Exercised.....................................   (611,031) 4.87-39.31  10.42
  Forfeited..................................... (1,395,158) 1.37-39.29  26.56
                                                 ----------
Balance at December 31, 2000....................  3,876,040  1.37-39.31  15.83
                                                 ==========

   The weighted average grant date fair value of options issued during the years ended December 31, 2000, 1999, and 1998 was equal to $17.60, $9.77, and $4.37 per share, respectively. The fair value of options granted during the fiscal years ended December 31, 2000, 1999, and 1998 was equal to $36,641, $17,550, and $5,652, respectively. There were no option grants issued below fair market value during 2000, 1999, or 1998.

   The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

                                                       2000     1999     1998
                                                      -------  -------  -------
   Expected life (in years).......................... 5 years  5 years  5 years
   Expected volatility...............................      85%      82%      52%
   Risk free interest rate...........................    6.09%    5.44%    5.00%
   Expected dividend yield...........................       0%       0%       0%

   For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the fiscal years December 31, 2000, 1999, and 1998 would have been increased to the pro forma amounts indicated below. The Company's adjusted information follows (in thousands, except for per share information):

                                                     2000      1999      1998
                                                   --------  --------  --------
   Net loss, as reported.........................  $(28,367) $(15,477) $(25,056)
   Net loss applicable to common stockholders, as
    reported.....................................   (34,188)  (15,899)  (25,056)
   Net loss applicable to common stockholders, as
    adjusted.....................................   (42,356)  (22,960)  (27,697)
   Net loss per share, as reported--basic and
    diluted......................................     (2.10)    (1.78)    (3.32)
   Net loss per share applicable to common
    stockholders, as reported--basic and
    diluted......................................     (2.44)    (1.78)    (3.32)
   Pro forma net loss per share applicable to
    common stockholders, as adjusted--basic and
    diluted......................................     (3.02)    (2.57)    (3.32)

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   At December 31, 2000, 1999, and 1998, options to purchase approximately 1,667,179, 1,850,087, and 908,638 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $1.37 to $39.29. The following table summarizes information about stock options outstanding at December 31, 2000:

                                                  Remaining
                                                 Contractual
  Exercise             Number                  Life for Options                 Number
   Price             Outstanding                 Outstanding                  Exercisable
  --------           -----------               ----------------               -----------
$1.37-- 2.00              4,260                      4.2                           4,260
 3.39-- 5.00            195,907                      2.9                         195,907
 5.50-- 7.88            712,513                      7.7                         387,691
 8.29--12.28          1,546,876                      8.2                         693,029
12.50--16.62            221,298                      4.8                         204,326
18.81--26.00            448,504                      8.0                          97,741
30.25--39.31            746,682                      8.9                          84,225
                      ---------                                                ---------
                      3,876,040                                                1,667,179
                      =========                                                =========

Preferred Stock

   On July 20, 2000, the Company completed a $30 million private placement of 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock ("Series B Preferred Stock"), convertible into an aggregate of 1,197,007 shares of the Company's common stock. The proceeds, net of accrued issuance costs, of $29,532 were used to pay down debt and for other general corporate purposes. The sale of the Series B Preferred Stock was made in a private transaction exempt from the registration requirements of the federal securities laws.

   Holders of the Series B Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series B Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed at the option of the Company at a redemption price equal to the original purchase price at any time after July 20, 2001 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $50.125 per share. The conversion price of the Series B Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $25.0625 per share. In the event the Company breaches its obligations to pay dividends when due or issue common stock upon conversion, or the Company's common stock is delisted, the dividend rate on the Series B Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of the Company during the first 60 days of such increased dividend rate). As part of the $30 million financing, the Company also issued the investors warrants to purchase 1,047,382 shares of common stock at an exercise price of $25.0625 per share. The Company has registered the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended (the "Securities Act"). The Company is required to make certain payments in the event it is unable to meet its obligations in connection with the Series B Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series B Preferred Stock, is limited to 19% of the liquidation value of the Series B Preferred Stock. Investors in the Series B Preferred Stock and warrants include investment funds affiliated with Brown Simpson Asset Management and Seneca Capital Management.

   On June 29, 1999, Level 8 Systems, Inc. completed an agreement to sell 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), for $21,000, convertible into an aggregate of 2.1 million shares of common stock of Level 8. The proceeds, net of accrued issuance costs, of

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

$19,150, were used to pay down debt and for other general corporate purposes. The sale of the Series A Preferred Stock was made in a private transaction exempt from the registration requirements of the federal securities laws.

   Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event Level 8 breaches its obligations to pay dividends when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $21 million financing, Level 8 also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share. Level 8 has agreed to register the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. Level 8 is required to make certain payments in the event it is unable to meet its obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. One of the investors in the Series A Preferred Stock was Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, Level 8's principal stockholder.

   During 2000 and 1999, there were 7,375 and 2,005 shares of preferred stock were converted into 737,500 and 200,500 shares of the Company's common stock, respectively. There were 11,570 shares of the Series A Preferred Stock outstanding at December 31, 2000.

Stock Warrants

   The Company values warrants based on the Black Scholes pricing model.

   During December 2000, the company issued a commercial lender rights to purchase up to 172,751 shares of the Company's common stock at an exercise price of $4.3415 in connection with a new credit facility. See Note 11. The warrants were valued at $775 or $4.49 per share and are exercisable until December 28, 2004. As of December 31, 2000, no warrants have been exercised.

   In connection with the acquisition of StarQuest. The Company issued warrants to purchase 250,000 shares of the Company's common stock. The warrants will have an exercise price of $30 per share. See Note 2. The warrants were valued at $1,500 or $6.00 per share and are exercisable until November 28, 2003. As of December 31, 2000, no warrants have been exercised.

   In connection with the issuance of preferred stock in July 2000, the Company issued warrants to purchase 1,047,382 shares of common stock. The warrants have an exercise price of $25.0625 per share and expire on July 20, 2005. The Company may cause the redemption of these warrants at any time after July 20, 2001 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $50.125 per share. As of December 31, 2000, no warrants have been exercised.

   In connection with the issuance of preferred stock in June 1999, the Company issued warrants to purchase 2,100,000 shares of the Company's common stock, including warrants to purchase 1,000,000 shares of common stock that were issued to a related party. The warrants have an exercise price of $10.00 per share and

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

expire on June 29, 2004. The Company may cause the redemption of these warrants at any time after June 29, 2000 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $20 per share. Warrants totaling 85,900 and 1,260,460 were exercised at an exercise price of $10.00 during the year ended December 31, 2000 and 1999, respectively. A related party exercised warrants to purchase 1,000,000 shares of common stock in 1999. As of December 31, 2000, there were 753,640 warrants outstanding.

   In connection with the acquisition of Momentum during 1998, the Company issued warrants to purchase 200,000 shares of the Company's common stock. The warrants have an exercise price of $13.108 per share and expire on March 26, 2003. The warrants were valued at $654 or $3.27 per share. See Note 2. During 2000, 104,597 warrants were exercised, leaving 95,403 of these warrants outstanding at December 31, 2000

   In connection with the acquisition of Seer during 1998, the Company issued warrants to purchase 250,000 shares of the Company's common stock. The warrants have an exercise price of $12 per share and expire on December 31, 2002. The warrants were valued at $280 or $1.12 per share. See Note 2. As of December 31, 2000, No warrants have been exercised.

   In connection with the initial and secondary public offerings, the Company issued 140,000 and 110,000 warrants, respectively, to the underwriter. The warrants are exercisable for four years, commencing one year from the effective dates of the public offerings at exercise prices of $7.43 and $14.85 per share, respectively, and have grant date fair values of $3.82 and $6.85 per share, respectively. Warrants totaling 136,466, 3,000, and 1,200 were exercised at an exercise price of $7.43 during the years ended December 31, 2000, 1999, and 1998, respectively. As of December 31, 2000, there were 91,166 warrants outstanding.

Reincorporation and Common Stock

   Effective June 23, 1999, the Company completed its re-incorporation under Delaware law. As a result of the re-incorporation of the Company under Delaware law, the rights of stockholders of the Company are now governed by the Certificate of Incorporation and Bylaws of Level 8 Systems, Inc., a Delaware corporation, and the General Corporation Law of the State of Delaware. In conjunction with the re-incorporation, the Company changed the par value of its common stock from $.01 to $.001.

NOTE 14. EMPLOYEE BENEFIT PLANS

   As of January 1, 2000 the Company sponsored two defined contribution plans for its U.S. employees--the Level 8 Systems 401(k) and Profit Sharing Plan (the "Level 8 Plan") and the Template Software 401(k) Plan (the "Template Plan") for the former Template employees. Effective July 1, 2000, the participants in the Template Plan were allowed to rollover the balance of their accounts into the Level 8 Plan, with recognition of certain protected benefits. The Company provides a 50% matching contribution for an employee's contribution to the Level 8 Plan, up to 4% of an employee's salary, and a discretionary match of up to $0.50 on the dollar up to 2% of the employees salary based on the Company's performance and board of directors discretion. Participants must be eligible Level 8 Plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions to the Level 8 Plan included in the Consolidated Statement of Operations totaled $156 for fiscal year 1999. During 2000, the Company recorded contributions totaling $363 to the Level 8 Plan and the Template Plan, until the Template Plan was merged into the Level 8 Plan. The matching percentage was the same for the Template Plan as the Level 8 Plan. Subsequent to December 31, 2000 the Company amended the plan to provide a 50% matching contribution up to 6% of an employee's salary.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In connection with its acquisition of StarQuest, the Company now has a 401(k) plan for the former StarQuest employees at December 31, 2000. The Company intends to allow the plan participants to rollover the balance of their accounts into the Level 8 Plan, with recognition of certain protected benefits during 2001.

   The Company also has employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. There was $470 and $408 in expense recognized under this plan for the years ended December 31, 2000, and 1999, respectively. There was no expense recognized under these plans for the year ended December 31, 1998 as these subsidiaries were acquired with the acquisition of Seer.

   The Company also has an Employee Stock Purchase Plan (U.S.) for its U.S. employees and the International Stock Purchase Plan, currently available to its UK employees, (collectively, the "Stock Purchase Plans"). The Stock Purchase Plans allow employees to purchase shares of the Company's common stock for 85% of fair market value. The Stock Purchase Plans are authorized to grant rights to purchase an aggregate maximum of 250,000 shares of common stock. The Company is responsible for the administrative costs of the plans. Expenses related to these plans totaled $123 and $1 during the years ended December 31, 2000 and 1999, respectively.

NOTE 15. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

   For fiscal year 2000, two customers accounted for 11.4% and 11.2% of operating revenues, respectively. No customers accounted for more than 10% of operating revenue in fiscal year 1999. For the fiscal year 1998, one customer accounted for more than 10% of operating revenue.

   As a result of its acquisition of Seer, the Company has entered into several marketing and distribution agreements with IBM, primarily in the European market. The percentage of outstanding receivables from IBM and its subsidiaries, transactions as of December 31, 2000 and 1999, is approximately 4% and 23%, respectively.

   As of December 31, 2000, the Company had significant balances outstanding from individual customers due to the nature of its operations. It is the policy of the Company to closely monitor all accounts receivable and to record a provision for uncollectible accounts as they become estimable. Generally, no collateral is required.

NOTE 16. FOREIGN CURRENCIES AND FORWARD EXCHANGE CONTRACTS

   As of December 31, 2000, the Company had $1,566 and $5,759 US dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies. At December 31, 1999, the Company had approximately $526 and $8,190 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

   The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

                                                                     2000  1999
                                                                     ----  ----
   Pound Sterling...................................................  9.2% 8.68%
   Deutsche Mark.................................................... 1.75% 5.62%
   Italian Lira..................................................... 2.69% 5.33%

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company enters into forward exchange contracts to hedge the exposures that arise from foreign exchange movements between dates that foreign currency denominated receivables are recorded and the date they are paid. The Company does not engage in foreign currency speculation. The forward contracts are generally 90 to 120 day forward window contracts having maturities of less than one year. The table below summarizes, by currency, the contractual amounts of the Company's forward contracts for the years ended December 31:

 2000

                                                      As of December 31, 2000
                                                     --------------------------
                                 Original  Contract  Contract  Fair  Unrealized
Currency                         Contracts Drawdowns Balance  Value  Gain/(Loss)
--------                         --------- --------- -------- ------ ----------
Pound Sterling..................  $  985     $ --     $  985  $1,030   $ (45)
Danish Krona....................     493       --        493     547     (54)
Euro............................     130       (39)       91     100      (9)
Norwegian Krone.................     127       (90)       37      40      (3)
Swedish Krone...................     327       (31)      296     320     (24)
                                  ------     -----    ------  ------   -----
  Total.........................  $2,062     $(160)   $1,902  $2,037   $(135)
                                  ======     =====    ======  ======   =====


 1999

                                                      As of December 31, 2000
                                                     --------------------------
                                 Original  Contract  Contract  Fair  Unrealized
Currency                         Contracts Drawdowns Balance  Value  Gain/(Loss)
--------                         --------- --------- -------- ------ ----------
Pound Sterling..................  $ 1,556   $(1,181)  $  375  $  379    $(4)
Danish Krona....................    2,704    (1,730)     974     969      5
Euro............................    5,043    (3,173)   1,870   1,827     43
Norwegian Krone.................    1,053      (791)     262     265     (3)
Swedish Krone...................      461      (328)     133     135     (2)
                                  -------   -------   ------  ------    ---
  Total.........................  $10,817   $(7,203)  $3,614  $3,575    $39
                                  =======   =======   ======  ======    ===

   Unrealized gains and losses on forward contracts reflect changes in exchange rates and are recorded directly in income, as they offset corresponding unrealized gains and losses on the foreign currency denominated assets being hedged. See Note 1. Forward contract liabilities related to unrealized losses are recorded as other accrued expenses in the Consolidated Balance Sheet.

   The Company is exposed to exchange related losses on forward contracts should a transaction with a related forward exchange contract not be consummated by the forward contract expiration date. In such instances, the Company extends or repurchases the contract at the then prevailing market rates. Net realized losses on the extension or repurchase of contracts totaled $- and $3 for the years ended December 31, 2000 and December 31, 1999.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 17. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

   Management of the Company makes operating decisions and assesses performance of its operations based on the following reportable segments: (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

   Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, in-process research and development, restructuring and amortization of goodwill (EBITA).

   Comparative information is not available for the same period of 1998 because the Company previously reviewed its operations as one reportable segment and did not have international operations.

   The table below presents information about reported segments for the fiscal years ended December 31:

                                                   2000             1999
                                             ----------------  ---------------
                                              Total   Total     Total   Total
                                             Revenue  EBITA    Revenue  EBITA
                                             ------- --------  ------- -------
   Software................................. $45,998 $ (6,338) $16,030 $(2,549)
   Maintenance..............................  15,967    9,312   14,981   8,819
   Services.................................  20,626     (958)  21,909    (116)
   Research and Development.................     --   (10,324)     --   (7,767)
                                             ------- --------  ------- -------
     Total.................................. $82,591 $ (8,308) $52,920 $(1,613)
                                             ======= ========  ======= =======

   A reconciliation of total segment EBITA to loss before provision for income taxes for the fiscal years ended December 31:

                                                              2000      1999
                                                            --------  --------
   Total EBITA............................................. $ (8,308) $ (1,613)
   Amortization of goodwill................................  (14,191)   (6,959)
   In-process research and development.....................   (1,800)   (2,944)
   Restructuring...........................................      --       (383)
   Interest and other income/(expense), net................   (3,005)   (2,858)
                                                            --------  --------
     Total loss before income taxes........................ $(27,304) $(14,757)
                                                            ========  ========

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table presents a summary of revenue by geographic region for the fiscal years ended December 31:

                                                                  December 31,
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
   Australia.................................................... $   976 $ 2,429
   Denmark......................................................   4,097   4,861
   France.......................................................   2,371       6
   Germany......................................................   1,584   3,553
   Italy........................................................   2,259   3,370
   Israel.......................................................   6,778   1,987
   Norway.......................................................   2,069   2,128
   Switzerland..................................................   1,742   2,782
   United Kingdom...............................................   9,841   5,055
   USA..........................................................  44,573  18,134
   Other........................................................   6,301   8,615
                                                                 ------- -------
     Total revenue.............................................. $82,591 $52,920
                                                                 ======= =======

   Presentation of revenue by region is based on the country in which the customer is domiciled. Only countries with greater than 3% of total revenue are disclosed individually.

   The following table represents a summary of long-lived assets by geographic region as of December 31:

                                                                  2000    1999
                                                                -------- -------
   United States............................................... $109,878 $93,946
   United Kingdom..............................................      411   2,168
   France......................................................      113     119
   Other.......................................................       72      48
                                                                -------- -------
     Total assets.............................................. $110,474 $96,281
                                                                ======== =======

   The Company's foreign operations are reimbursed by the Company for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 18. RELATED PARTY INFORMATION

   During 1995, the Company and Liraz entered into a custom computer programming agreement for the joint development of certain software. Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of the project development costs, Liraz was to receive royalties of 30% of the first $2,000 in contract revenue from the sale of products developed under this agreement, 20% of the next $1,000, and 8% thereafter.

   Due to a change in the Company's development plans for this product, during the first quarter of 1998, the Company and Liraz entered into an amendment to the original custom computer programming agreement, whereby the original royalty payment provisions were repealed. Under the new agreement, the Company agreed to reimburse Liraz's costs of development of $1,500 and to pay Liraz royalties of 3% of program revenues, as defined in the agreement, generated from January 1, 1998 until December 31, 2000. The Company issued a note to Liraz for $1,500 for cost reimbursement pursuant to this agreement and is amortizing the cost of reimbursement over the term of the agreement. See Note
8. The amortization of the cost reimbursement is

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

included as a component of cost of software in the Consolidated Statement of Operations. Total royalties paid to Liraz were $48, $15, and $130 for the years ended December 31, 2000, 1999, and 1998, respectively.

   In addition, the Company and Liraz were awarded an Israel--U.S. Binational Industrial Research and Development Foundation ("BIRD") grant totaling $432. The BIRD grant provided for reimbursement of up to 50% of the development costs of the above project. At the point at which the products developed under this grant are available for sale, BIRD will be paid a royalty of 5% until BIRD recovers approximately 150% of its reimbursement of development costs. The Company capitalized the software development costs associated with Level 8's project development costs and reduced the capitalized costs by any grant funds received from BIRD. At December 31, 1999, the Company had capitalized approximately $1,249, after reimbursement of BIRD funds totaling approximately $400. This product was completed during fiscal year 1998.

   The Company sold software licenses to Liraz for $280, $0, and $15 in 2000, 1999, and 1998, respectively, for resale to unrelated third parties.

   Liraz also pays the salaries and expenses of certain company employees and is reimbursed by the Company. Salaries and expenses paid by Liraz amounted to $259, $372, and $568 during 2000, 1999, and 1998, respectively.

   At December 31, 2000 and 1999, the Company had accounts payable of $59 and $41 to Liraz, respectively. At December 31, 2000, the Company had accounts receivable of $306 from Liraz.

   In June 1999, a subsidiary of Liraz purchased convertible preferred stock and warrants from the Company for $10,000 on the same terms as the other investors in the $21,000 offering. In December, 1999, Liraz exercised its warrants for one million shares of common stock for an aggregate exercise price of $10,000.

   Liraz guarantees certain debt obligations of the Company through December 31, 2002. The Company issued common stock to Liraz in exchange for the guaranty. See Note 11.

   See Note 11 regarding other notes payable to Liraz.

   In the third quarter of 2000, the Company had software sales of $6,000 to a customer that currently holds approximately seven percent (7%) of the outstanding shares of common stock and has an employee as a member on the Board of Directors.

   The Company has a note receivable from a director and officer. See Note 8.

NOTE 19. RESTRUCTURING CHARGES

   During the fourth quarter of 1999, the Company reorganized its existing operations due to its acquisition of Template. The Company's restructuring included a management change in its development and operations areas, the abandonment of certain leased facilities, and the closure of its French subsidiary. The Company recorded a restructuring charge of $545, which consisted of approximately $275 in costs associated with subleasing excess space, approximately $235 in personnel-related charges, and approximately $35 in professional fees to close its French subsidiary. Through December 31, 2000, the Company has paid approximately $340 in cash related to these restructuring charges.

   During the fourth quarter of 1998, the Company reorganized its existing operations due to its acquisition of Seer. The restructuring included a staff reduction in its development and administrative areas of 20% (15 employees), the abandonment of certain leased facilities, and the write-down to fair value of certain capitalized software costs for product lines which were being discontinued. The Company recorded a restructuring charge

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

of approximately $1,540, which consisted of approximately $706 in personnel-related charges, approximately $292 in costs associated with carrying vacated space until the lease expiration date, approximately $188 of property and equipment related charges, approximately $241 in write-down of capitalized software costs, approximately $100 in professional fees related to the restructuring, and approximately $13 for other charges. At December 31, 1999 the Company revised its estimate of the 1998 restructuring charge by reducing it by $162 based on a review of the costs paid through December 31, 1999 and the remaining estimated costs. The change in estimate is reflected in the 1999 Consolidated Statement of Operations as a reduction of the restructuring charge for 1999. Through December 31, 2000, the Company has paid approximately $944 in cash related to the restructuring.

   The Company believes the accrued restructuring cost of $210 at December 31, 2000 represents its remaining cash obligations for the restructuring charges included above.

NOTE 20. LEASE COMMITMENTS

   The Company leases certain facilities and equipment under various operating leases. Some of these facilities have been subleased. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2000 are as follows:

                                                 Lease                 Lease
                                              Commitments, Sublease Commitments,
                                                 Total      Income      Net
                                              ------------ -------- ------------
   2001......................................    $4,397     $(556)    $ 3,841
   2002......................................     3,603      (572)      3,031
   2003......................................     3,102      (589)      2,513
   2004......................................     2,322      (607)      1,715
   2005......................................     2,113      (625)      1,488
   Thereafter................................     1,826      (644)      1,182
                                                                      -------
                                                                      $13,770
                                                                      =======

   Rent expense for the fiscal years ended December 31, 2000, 1999, and 1998 was $3,255, $2,940, and $790, respectively. Sublease income was $171, $0 and $0 for the fiscal years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 21. CONTINGENCIES

   Litigation. Various lawsuits and claims have been brought against the Company in the normal course of business. Management is of the opinion that the liability, if any, resulting from these claims would not have a material effect on the financial position or results of operations of the Company.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 22. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            First   Second    Third    Fourth
                                           Quarter  Quarter  Quarter  Quarter
                                           -------  -------  -------  --------
                                           (In thousands, except per share
                                                        data)
2000:
  Net revenues............................ $19,662  $21,081  $22,318  $ 19,528
  Gross profit............................   9,534   13,347   15,238    10,293
  Net loss before cumulative effect of
   accounting change......................  (8,028)  (5,527)  (4,499)  (10,312)
  Net loss applicable to common
   stockholders...........................  (8,028)  (5,527)  (4,499)  (15,516)
  Net loss before cumulative effect of
   accounting change per share--basic and
   diluted................................  ($0.64)  ($0.41)  ($0.34)   ($0.71)
  Net loss per share applicable to common
   stockholders--basic and diluted........  ($0.64)  ($0.41)  ($0.34)   ($1.03)
1999:
  Net revenues............................ $13,205  $13,007  $ 12,80  $ 13,905
  Gross profit............................   4,749    5,398    6,178     7,689
  Net loss before cumulative effect of
   accounting change......................  (3,828)  (4,224)  (2,544)   (4,881)
  Net loss before cumulative effect of
   accounting change per share--basic and
   diluted................................  ($0.44)  ($0.49)  ($0.31)   ($0.54)

   During the fourth quarter of 2000, the Company recorded significant nonrecurring adjustments totaling $1,800. The fourth quarter adjustments related primarily to the acquisition of StarQuest. See Note 2.

   During the fourth quarter of 1999, the Company recorded significant nonrecurring adjustments totaling $2,583. The fourth quarter adjustments related primarily to the acquisition of Template and restructuring charges. See Notes 2 and 20.

NOTE 23. SUBSEQUENT EVENTS

   During the first quarter of 2001, the Company undertook a new strategic initiative around the Cicero technology it acquired from Merrill Lynch. As a part of this strategic initiative, the Company restructured its domestic and international operations. This restructuring included an approximate 35% reduction in personnel. The reductions were made in all operational areas of the Company. The Company also intends to consolidate some of its leased facilities as part of this restructuring and dispose of certain assets. The Company is currently in the process of completing its estimate of the restructuring charge that will be recorded in the first quarter.

   Subsequent to December 31, 2000, the Company loaned an officer and director of the Company $75 which is due in full on January 31, 2002. The interest rate is ten percent (10%) per annum and the note is secured by shares of common stock owned by the officer and director.

   On December 28, 2000, the Company entered into a purchase agreement to acquire Level 8 Systems, Ltd. from Liraz in exchange for shares of the Company's common stock. As of the date of this filing, the transaction has not yet been completed. The closing is subject to final approval by the Company's Board of Directors. Accordingly, the accompanying financial statements do not reflect the acquisition of Level 8 Systems, Ltd.

   Subsequent to December 31, 2000, the Company renegotiated the note receivable related to the sale of government operations to $850 and collected this amount. See Note 3.

   Subsequent to December 31, 2000, the Company paid in full a $2,000 note payable to a strategic partner of StarQuest. See Note 11.

   Subsequent to December 31, 2000, the Company renegotiated its term loan with a commercial lender to extend the due date from November 30, 2001 until January 30, 2002. See Note 11.

                             LEVEL 8 SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                  (unaudited)

                                                        March 31,  December 31,
                                                          2001         2000
                                                        ---------  ------------
ASSETS
Cash and cash equivalents.............................. $  19,508    $ 23,856
Available-for-sale securities..........................       526         588
Accounts receivable, less allowance for doubtful
 accounts of $4,770 and $1,735 at March 31, 2001 and
 December 31, 2000, respectively.......................     7,875      20,760
Due from related party.................................       279         306
Notes receivable.......................................     1,656       1,700
Note receivable, related parties.......................       186         104
Assets held for resale.................................       --        2,236
Prepaid expenses and other current assets..............     4,723       5,987
                                                        ---------    --------
    Total current assets...............................    34,753      55,537
Property and equipment, net............................     3,080       3,309
Intangible assets, net.................................    39,333      65,422
Software product technology, net.......................    38,309      41,743
Note receivable........................................       500       1,000
Notes receivable from related parties..................       297         396
Investment in Access International.....................     1,600       1,600
Other assets...........................................       774         949
                                                        ---------    --------
    Total assets....................................... $ 118,646    $169,956
                                                        =========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt................... $      19    $  2,133
Accounts payable.......................................     3,374       2,210
Accrued expenses:
  Salaries, wages and related items....................     2,307       4,175
  Merger-related.......................................       127         311
  Restructuring........................................     4,557         210
  Other................................................     7,606       9,093
Due to related party...................................        69          59
Deferred revenue.......................................     7,453       9,035
                                                        ---------    --------
    Total current liabilities..........................    25,512      27,226
Long-term debt, net of current maturities..............    25,000      25,000
Stockholders' equity
  Preferred stock......................................       --          --
  Common stock.........................................        16          16
  Additional paid-in-capital...........................   196,944     196,944
  Accumulated other comprehensive income...............    (4,177)     (3,903)
  Accumulated deficit..................................  (124,649)    (75,327)
                                                        ---------    --------
    Total stockholders' equity.........................    68,134     117,730
                                                        ---------    --------
    Total liabilities and stockholders' equity......... $ 118,646    $169,956
                                                        =========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                           Three Months Ended
                                                               March 31,
                                                           --------------------
                                                             2001       2000
                                                           ---------  ---------
Revenue:
 Software................................................. $   1,084  $  8,233
 Maintenance..............................................     3,754     3,674
 Services.................................................     3,100     7,755
                                                           ---------  --------
    Total operating revenue...............................     7,938    19,662
Cost of revenue:
 Software.................................................     3,750     1,930
 Maintenance..............................................     1,321     1,384
 Services.................................................     2,904     6,814
                                                           ---------  --------
    Total cost of revenue.................................     7,975    10,128
Gross profit .............................................       (37)    9,534
Operating expenses:
 Sales and marketing......................................     6,311     7,119
 Research and product development.........................     2,973     2,211
 General and administrative...............................     6,464     3,548
 Amortization of intangible assets........................     4,065     3,526
 Restructuring, net.......................................     6,650       --
 Impairment of intangible assets..........................    21,824       --
 Gain on disposal of assets...............................      (160)      --
                                                           ---------  --------
    Total operating expenses..............................    48,127    16,404
Loss from operations......................................   (48,164)   (6,870)
Other income (expense)
 Interest income..........................................       344        39
 Other income.............................................       350       --
 Interest expense.........................................    (1,496)     (909)
 Net foreign currency gains/(losses)......................       197       (38)
                                                           ---------  --------
Loss before tax provision.................................   (48,769)   (7,778)
Income tax provision......................................       142       250
                                                           ---------  --------
Net loss.................................................. $ (48,911) $ (8,028)
                                                           =========  ========
Net loss per share--basic and diluted..................... $   (3.12) $  (0.64)
                                                           =========  ========
Weighted shares outstanding--basic and diluted............    15,786    12,778
                                                           =========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                               Three Months
                                                             Ended March 31,
                                                             -----------------
                                                               2001     2000
                                                             --------  -------
Cash flows from operating activities:
 Net loss................................................... $(48,911) $(8,028)
 Adjustments to reconcile net loss to cash used in operating activities:
  Depreciation and amortization.............................    9,008    5,414
  Impairment of intangible assets...........................   21,824      --
  Write-down of note receivable.............................      500      --
  Allowance for doubtful accounts...........................    3,680      273
  Changes in assets and liabilities, net of assets acquired
   and liabilities assumed:
   Trade accounts receivable................................    9,128     (618)
   Prepaid expenses and other assets........................      343      196
   Accounts payable and accrued expenses....................   (2,053)    (222)
   Merger-related and restructuring.........................    4,219   (1,217)
   Deferred revenue.........................................   (1,581)    (113)
                                                             --------  -------
    Net cash used in operating activities...................   (3,843)  (4,315)
Cash flows from investing activities:
 Purchases of property and equipment........................      (67)    (304)
 Payments for acquisitions, net.............................      (56)    (466)
 Cash payments secured through notes receivable.............       44      --
 Investment held for resale.................................    2,215      759
 Capitalization of software development costs...............      --      (300)
                                                             --------  -------
    Net cash used in investing activities...................    2,136     (311)
Cash flows from financing activities:
 Issuance of common shares..................................      --     5,505
 Dividends on preferred shares..............................     (419)    (209)
 Net borrowings on line of credit...........................      --     1,975
 Payments on borrowings from related company................      --    (1,000)
 Payments on capital leases.................................     (114)     (16)
 Payments on debt...........................................   (2,000)    (115)
                                                             --------  -------
    Net cash provided by in financing activities............   (2,533)   6,140
Effect of exchange rate changes on cash.....................     (108)     (30)
Net increase (decrease) in cash and cash equivalents........   (4,348)   1,484
Cash and cash equivalents:
 Beginning of period........................................   23,856    6,509
                                                             --------  -------
 End of period.............................................. $ 19,508  $ 7,993
                                                             ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (in thousands)
                                  (unaudited)

                                                                Three Months
                                                              Ended March 31,
                                                              -----------------
                                                                2001     2000
                                                              --------  -------
Net loss..................................................... $(48,911) $(8,028)
Other comprehensive income, net of tax
 Foreign currency translation adjustment.....................     (211)     (74)
 Unrealized loss on available-for-sale securities............      (63)     --
                                                              --------  -------
Comprehensive loss........................................... $(49,185) $(8,102)
                                                              ========  =======



   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (dollars in thousands, except share and per share data)

NOTE 1. INTERIM FINANCIAL STATEMENTS

   The accompanying financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles of the United States of America have been condensed or omitted pursuant to those rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Level 8 Systems, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 2000. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature, except for the impairment charge as discussed in Note 5 and the restructuring charge as discussed in Note 6.

   The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with generally accepted accounting principles of the United States of America.

   The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly owned for the periods presented.

   On December 28, 2000, the Company entered into a purchase agreement to acquire Level 8 Systems, Ltd. from Liraz Systems, Ltd., ("Liraz") the Company's principal stockholder, in exchange for shares of the Company's common stock. As of the date of this filing, the transaction has not yet been completed. The closing is subject to final approval by a vote of the Company's shareholders. Accordingly, the accompanying financial statements do not reflect the acquisition of Level 8 Systems, Ltd.

   Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2001 presentation. Such reclassifications had no effect on previously reported net loss or stockholders' equity.

NOTE 2. USE OF ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 2000, further guidance related to accounting for derivative instruments and hedging activities was provided when the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. As amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, this standard is effective for the Company's financial statements beginning January 1, 2001, with early adoption permitted.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

These statements are effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The financial impact of these statements had no material impact on the Company.

   In November of 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 100, "Restructuring and Impairment Charges." SAB 100 provides guidance on the accounting for and disclosure of certain expenses and liabilities often reported in connection with exit activities and business combinations (restructuring activities), and the recognition and disclosure of asset impairment charges. The Company's accounting treatment for similar items, as discussed in Notes 6 and 7 to the consolidated financial statements, are consistent with the requirements of SAB 100.

   In September 2000, the EITF reached a consensus in EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock" which provides specific guidance on the treatment of derivatives of a company's stock. The Company has applied the provisions of EITF 00-19 for the year ended December 31, 2000 and there is no financial statement impact. Upon implementation of additional provisions of EITF 00-19 as of June 30, 2001, the Company expects to reclassify the original fair value of the warrants issued with the Series A and Series B Preferred Stock of $4,785 from stockholders' equity to liabilities and record a change in accounting to adjust the warrants to fair value which will be reflected in the Consolidated Statement of Operations.

NOTE 4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

   On April 18, 2001, a significant customer voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. Due to the uncertainty of collection of this debt, the Company recorded and allowance for doubtful accounts of $3,680 which was charged to general and administrative expenses in the consolidated statements of operations.

NOTE 5. IMPAIRMENT OF LONG-LIVED ASSETS

   Management has decided to conduct business and assess the performance of operations under a line-of-business approach. As such, the Company developed a business plan and forecast based on the line-of-business approach, including revenues, expenses, and profitability. The Company performed an assessment of the recoverability of its long-lived assets in accordance with SAB 100 and Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121"). The results of the Company's analysis indicated that an impairment had occurred with regard to intangible assets related to the acquired Template Software, Inc. business, which is part of the Systems Integration segment. See Note 12 regarding discussions on the Company's segment disclosure. As a result, the Company estimated the fair market value of the related assets through a discounted future cash flow valuation technique. The results of this analysis indicated that the carrying values of these assets exceeded their fair market values. The Company has reduced the carrying value of these intangible assets by approximately $21,824 as of March 31, 2001.

NOTE 6. RESTRUCTURING CHARGES

   In the first quarter of 2001, the Company announced and began implementation of an operational restructuring to reduce its operating costs and streamline its organizational structure. As a result of this initiative, the Company recorded restructuring charges of $6,650 during the quarter ended March 31, 2001, and anticipates additional charges during the quarter ending June 30, 2001. Restructuring charges have been classified in "Restructuring" on the consolidated statements of operations. This operational restructuring involves the reduction of employee staff throughout the Company in all geographical regions in sales, marketing, services, development and administrative functions. The Company anticipates that each component of the restructuring plan will be completed by June 30, 2001.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   For the three months ended March 31, 2001, the charges associated with the Company's restructuring were as follows:

       Employee severance and benefits................... $3,319
       Excess office facilities..........................  2,110
       Marketing obligations.............................    288
       Other.............................................    933
                                                          ------
                                                          $6,650
                                                          ======

   As of March 31, 2001, the restructuring plan included the termination of 150 employees. The plan includes a reduction of 65 personnel in the European operations and 95 personnel in the US operations. Employee termination costs are comprised of severance-related payments for all employees terminated in connection with the operational restructuring. Termination benefits do not include any amounts for employment-related services prior to termination.

   Premises obligations primarily relate to the continuation of lease obligations, brokers commissions and leasehold improvements for approximately 60,000 square feet of facilities no longer deemed necessary and costs to exit short-term leases for various sales offices. Amounts expensed relating to lease obligations represent estimates of undiscounted future cash outflows, offset by anticipated third-party sub-lease payments.

   Marketing obligations relate to contracts and services relating to the prior focus of the Company and are no longer expected to be utilized.

   Other miscellaneous restructuring costs include professional fees, royalty commitments, recruiting fees, excess equipment and other miscellaneous expenses directly attributable to the restructuring.

   At March 31, 2001, the accrued liability associated with the restructuring charges and cash paid was $4,328 and $1,763, respectively. Non-cash restructuring items totaled $559 for the quarter ended March 31, 2001. The following table sets forth a reconciliation to accrued expenses and cash paid as of March 31, 2001:

                                                               Accrued Cash Paid
                                                               ------- ---------
      Employee termination.................................... $2,136   $1,183
      Premises................................................  1,681      274
      Marketing obligations...................................     53      235
      Other miscellaneous restructuring costs.................    458       71
                                                               ------   ------
                                                               $4,328   $1,763
                                                               ======   ======

   As of March 31, 2001, the remaining accrued liability for restructuring charges from previous years for excess facilities was $230, representing the remaining cash obligations net of anticipated third-party sub-lease amounts.

NOTE 7. NOTES PAYABLE

   During the first quarter of 2001, the Company paid in full a $2,000 note payable assumed in the acquisition of StarQuest Software, Inc., in 2000.

   Subsequent to March 31, 2001, the Company's $15,000 term loan with a commercial bank was amended to extend the due date to April 15, 2002.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 8. INCOME TAXES

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first quarter of fiscal year 2001 or 2000. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance.

   The income tax provision for the first quarter of fiscal year 2001 and 2000 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

NOTE 9. OTHER DISPOSITIONS

Sale of Government Operations

   In connection with the acquisition of Template, the Company acquired certain classified government contracts and employees who performed services for such. As of May 1, 2000 the Company disposed of its government contracts and employees and certain other related assets and obligations by selling them to a new company formed by certain of the Company's employees. The Company received a note for $1,000 to be paid in five annual payments beginning May 1, 2001 and 4.9% of the outstanding shares of the purchasing company. Due to the uncertainty of collection on the note and valuation of the new company, Level 8 fully reserved the value of the note and valued the investment at $0. The sale of the government operations was not accounted for as a discontinued operation. During the first quarter of 2001, the Company renegotiated the note to $850 and collected this amount as well as giving up the ownership interest.

Asset Held for Resale

   The Company owned a building in Windsor, England from the acquisition of Template Software, Inc. The Company determined that this facility was not needed for ongoing operations and was placed for sale. During the first quarter of 2001, the Company sold the building, fixtures, and certain equipment for approximately $2,350.

NOTE 10. LOSS PER SHARE

   Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings/(loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities outstanding during the periods presented include stock options, warrants and preferred stock. Dividends of $419 and $209 were paid to the holders of the Company's preferred stock in the first quarter of 2001 and 2000, respectively.

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The following table sets forth the reconciliation of net loss to loss available to common stockholders:

                                                               Three Months
                                                                  Ended
                                                                March 31,
                                                             -----------------
                                                               2001     2000
                                                             --------  -------
Net loss.................................................... $(48,911) $(8,028)
Preferred stock dividends...................................     (410)    (148)
                                                             --------  -------
Loss available to common stockholders....................... $(49,321) $(8,176)
                                                             ========  =======
Loss per common share:
Net loss per share--basic and diluted....................... $  (3.12) $ (0.64)
                                                             ========  =======
Weighted common shares outstanding--basic and diluted.......   15,786   12,778
                                                             ========  =======

   The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do would be anti-dilutive for the periods presented:

                                                                      March 31,
                                                                     -----------
                                                                     2001  2000
                                                                     ----- -----
   Stock options, common share equivalent........................... 4,626 4,008
   Warrants, common share equivalent................................ 2,662 1,361
   Preferred stock, common share equivalent......................... 2,354 1,172
                                                                     ----- -----
                                                                     9,642 6,541
                                                                     ===== =====

NOTE 11. RELATED PARTY TRANSACTIONS

   During the first quarter of 2001, the Company loaned an officer and director of the Company $75 which is due in full on January 31, 2002. The interest rate is ten percent (10%) per annum and the note is secured by shares of common stock owned by the officer and director.

NOTE 12. SEGMENT INFORMATION

   During the first quarter of 2001, management reassessed how the Company would be managed and how resources would be allocated. Management now makes operating decisions and assesses performance of the Company's operations based on the following reportable segments: (1) Desktop Integration Products,
(2) System Integration Products and (3) Messaging and Application Engineering Products.

   The principal product in the Desktop Integration segment is Cicero(R). Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

   The products that make up Systems Integration are as follows: Geneva Enterprise Integrator and Geneva Business Process Automator. Geneva Enterprise Integrator is an integration tool that provides unified, real-time views of enterprise business information for eBusiness applications. Geneva Business Process Automator is a product designed to work with Geneva Enterprise Integrator for automating the many business processes that an organization uses to run its operations and enables the automation of information workflows spanning front and back office systems.

   The products that comprise the Messaging and Application Engineering segment are Geneva Integration Broker, Geneva Message Queuing, Geneva XIPC and Geneva AppBuilder. Geneva Integration Broker is a transport independent message broker that enables an organization to rapidly integrate diverse business systems

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

regardless of platform, transport, format or protocol. Geneva Message Queuing is an enterprise connectivity product for Microsoft and non-Microsoft applications. The primary use is for transactional, once and only once connectivity of Windows-based Web applications to back-office information resources like mainframes and other legacy systems. Geneva XIPC provides similar delivery of information between applications. While Geneva Message Queuing is based around a Microsoft standard, Geneva XIPC is for use with Linux and other brands of UNIX operating systems. Geneva AppBuilder is a set of application engineering tools that assists customers in developing, adapting and managing enterprise-wide computer applications for the Internet/intranets and client/server networks.

   Restatement of information prior to the first quarter of 2001 in the newly adopted format was not practicable as the Company did not differentiate on a product line basis. The 2001 information has been stated in the newly adopted format as well as the previous format in order to provide a comparative basis.

   Prior to the first quarter of 2001, management of the Company made operating decisions and assessed performance of its operations based on the following reportable segments: (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

   The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies," included in the Company's Annual Report on Form 10-K for year ended December 31, 2000. Segment data includes a charge allocating all general and administrative expenses to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on loss before interest, net foreign currency gains/(losses), taxes and amortization of goodwill and other intangible assets (EBITA).

   The table below presents information about reported segments for the quarter ended March 31, 2001:

                                                          Messaging/
                                    Desktop     Systems   Application
                                  Integration Integration Engineering  Total
                                  ----------- ----------- ----------- --------
Total revenue....................  $     79     $ 2,106     $5,753    $  7,938
Total cost of revenue............     2,798       2,153      3,024       7,975
                                   --------     -------     ------    --------
Gross profit/(loss)..............    (2,719)        (47)     2,729         (37)
Total operating expenses.........    10,264       3,187      2,297      15,748
                                   --------     -------     ------    --------
EBITA............................  $(12,983)    $(3,234)    $  432    $(15,785)
                                   ========     =======     ======    ========

   A reconciliation of total segment EBITA to loss before provision for income taxes for the quarter ended March 31, 2001:

                                                                        2001
                                                                      --------
       Total EBITA................................................... $(15,785)
       Amortization of goodwill......................................   (4,065)
       Restructuring and impairment charges..........................  (28,474)
       Gain on disposal of assets....................................      160
       Interest and other income/(expense), net......................     (605)
                                                                      --------
         Total loss before income taxes.............................. $(48,769)
                                                                      ========

                             LEVEL 8 SYSTEMS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The table below presents information about reported segments for the quarter ended March 31:

                                                   2001             2000
                                             ----------------  ---------------
                                              Total   Total     Total   Total
                                             Revenue  EBITA    Revenue  EBITA
                                             ------- --------  ------- -------
Software.................................... $1,084  $(12,746) $ 8,233 $(2,467)
Maintenance.................................  3,754     1,939    3,674   2,037
Services....................................  3,100      (892)   7,755    (301)
Research and Development....................    --     (4,086)     --   (2,613)
                                             ------  --------  ------- -------
  Total..................................... $7,938  $(15,785) $19,662 $(3,344)
                                             ======  ========  ======= =======

   A reconciliation of total segment EBITA to loss before provision for income taxes for the quarter ended March 31:

                                                               2001     2000
                                                             --------  -------
Total EBITA................................................. $(15,785) $(3,344)
Amortization of goodwill....................................   (4,065)  (3,526)
Restructuring and impairment charges........................  (28,474)     --
Gain on disposal of assets..................................      160      --
Interest and other income/(expense), net....................     (605)    (908)
                                                             --------  -------
  Total loss before income taxes............................ $(48,769) $(7,778)
                                                             ========  =======

   The following table presents a summary of revenue by geographic region for the quarters ended March 31:

                                                              Three months ended
                                                                  March 31,
                                                              ------------------
                                                                2001     2000
                                                              ------------------
Denmark...................................................... $    709 $     958
France.......................................................      217     1,625
Germany......................................................      283       391
Greece.......................................................       93     1,606
Israel.......................................................      482        48
Italy........................................................      544       386
Norway.......................................................      202       635
Switzerland..................................................      368       458
United Kingdom...............................................    1,473     1,053
USA..........................................................    2,810    11,225
Other........................................................      757     1,277
                                                              -------- ---------
  Total revenue.............................................. $  7,938 $  19,662
                                                              ======== =========

   Presentation of revenue by region is based on the country in which the customer is domiciled.

NOTE 13. CONTINGENCIES

   Litigation. Various lawsuits and claims have been brought against the Company in the normal course of business. Management is of the opinion that the liability, if any, resulting from these claims would not have a material effect on the financial position or results of operations of the Company.

NOTE 14. SUBSEQUENT EVENTS

   Subsequent to March 31, 2001, the Company paid $600,000 and issued 250,000 shares of common stock to Arie Kilman in connection with his separation from the Company. The Company will pay Mr. Kilman an additional $150,000 on the 45th day following his separation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered, all of which will be paid by Level 8 Systems, Inc. All amounts are estimates except the registration fee.

   Securities and Exchange Commission registration fee................. $ 1,748
   Accounting fees and expenses........................................  25,000
   Legal fees and expenses.............................................  50,000
   Miscellaneous.......................................................  20,000
                                                                        -------
     Total............................................................. $96,748
                                                                        =======

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

   The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Statutory Provisions Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

   Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

   An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. The Company's Charter Provisions Our company's certificate of incorporation limits a director's liability for monetary damages to our company and our stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above under "Statutory Provisions."

   Our company's certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person's alleged action in an official capacity or in any other capacity while serving as a director or officer of our company.

Item 15. Recent Sales of Unregistered Securities

   On May 18, 2001, the Company issued to Arik Kilman, in connection with his severance arrangement, 250,000 shares of common stock.

   On December 28, 2000, the Company issued to Tarshish Hahzakat VeHashkaot Hapoalim LTD, in connection with a $10 million loan from Bank Hapoalim B.M., a warrant to purchase 175,751 shares of common stock at an exercise price of $4.3415 per share.

   On November 28, 2000, the Company completed the acquisition of StarQuest Software, Inc. and paid the shareholders of StarQuest 500,000 shares of common stock and 250,000 warrants to purchase common stock of the Company at an exercise price of $30.00 per share. In addition, 243,014 shares of common stock were issued in exchange for certain debt.

   On August 23, 2000, the Company acquired exclusive worldwide marketing, sales and public development rights to Cicero(R), a comprehensive integrated desktop computer environment, from Merrill Lynch, Pierce, Fenner & Smith, Incorporated in consideration of 1,000,000 shares of common stock. The Company's license to Cicero is subject to Merrill Lynch's retained right to use and develop Cicero for its own use and the use of affiliates and the possible loss of exclusivity if the Company's share price does not meet certain targets.

   On July 20, 2000, the Company issued 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock convertible into an aggregate of 1,197,007 shares of common stock and warrants to purchase additional 1,047,0382 shares of common stock at an exercise price of $25.0625 per share, subject to adjustment, for an aggregate consideration of $30 million.

   In December, 1999, the Company issued 60,000 shares of common stock to Liraz Systems, Ltd. in consideration of Liraz's guarantee of a $10 million bank loan to Level 8.

   On June 29, 1999, the Company issued 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock convertible into an aggregate of 2,100,000 shares of common stock and warrants to purchase additional 2,100,000 shares of common stock at an exercise price of $10.00 per share, subject to adjustment, for an aggregate consideration of $21 million.

   On December 31, 1998, the Company acquired an approximately 69% interest in Seer Technologies, Inc. in consideration of 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock at an exercise price of $12.00 per share.

   In March 1998, the Company acquired Momentum Software Corporation in consideration of 594,866 shares of common stock and warrants to purchase an additional 200,000 shares of common stock for $13.108 per share.

   During the first quarter of 2000, the Company retired $1.9 million in debt owed to the Momentum note holders in consideration of approximately 55,000 shares of common stock. During 1999, 2,005 shares of preferred stock were converted into 200,500 shares of the Company's common stock. During 2000, 7,000 shares of preferred stock were converted into 700,000 shares of the Company's common stock. Warrants totaling 326,936 were exercised at a weighted average exercise price of $6.77, during the year ended
December 31, 2000. Warrants totaling 1,260,460 were exercised at an exercise price of $10.00 during the year ended December 31, 1999. Additional warrants totaling 3,000, 1,200 and 18,168 were exercised at an exercise price of $7.43 during the years ended December 31, 1999, 1998 and 1997, respectively.

   All issuances of securities described above were made either in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering promulgated under the Securities Act of 1933, or, in the case of the conversion of preferred stock, the Momentum note exchange and the cashless exercise of warrants, the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 for transactions involving an exchange between the Company and its existing security holders.

Item 16. Exhibits

   A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes the exhibits and is incorporated by reference here.

Item 17. Undertakings

   (a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

   (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cary, State of North Carolina, on May 23, 2001.

                                          LEVEL 8 SYSTEMS, INC.

                                                   /s/ Anthony C. Pizi
                                          By: _________________________________
                                                      Anthony C. Pizi
                                                Chairman of the Board, Chief
                                                Executive Officer and Chief
                                                     Technology Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Anthony C. Pizi and John P. Broderick, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Anthony C. Pizi             Chairman of the Board,        May 23, 2001
______________________________________  Chief Executive Officer
           Anthony C. Pizi              and Chief Technology
                                        Officer

          /s/ Paul Rampel              President and Director        May 23, 2001
______________________________________
             Paul Rampel

      /s/ John P. Broderick            Chief Financial Officer,      May 23, 2001
______________________________________  Treasurer and Assistant
          John P. Broderick             Secretary

        /s/ Samuel Somech              Chairman Emeritus and         May 23, 2001
______________________________________  Director
            Samuel Somech

         /s/ Michel Berty              Director                      May 23, 2001
______________________________________
             Michel Berty

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Theodore Fine              Director                      May 23, 2001
______________________________________
            Theodore Fine

        /s/ Lenny Recanati             Director                      May 23, 2001
______________________________________
            Lenny Recanati

       /s/ John W. Cummings            Director                      May 23, 2001
______________________________________
           John W. Cummings

       /s/ Talmor Margalit             Director                      May 23, 2001
______________________________________
           Talmor Margalit

                                 EXHIBIT INDEX

  Exhibit
  Number                               Description
  -------                              -----------

   2.1 Agreement and Plan of Merger, dated as of October 19, 1999, by and among Level 8 Systems, Inc., TSAC, Inc., and Template Software, Inc.
          (incorporated by reference to Exhibit 2.1 to Level 8's Report on Form
          8-K, filed November 5, 1999 (exhibits and schedules omitted but will be furnished supplementally to the Securities and Exchange Commission upon request)).

   2.2    Agreement and Plan of Merger dated October 2, 2000 by and among Level
          8 Systems, Inc., Level 8 Technologies Acquisition Corp. and StarQuest
          Software, Inc. (incorporated by reference to Exhibit 10.39 to Level
          8's Quarterly Report on Form 10-Q for the period ended September 30,
          2000 (exhibits and schedules omitted but will be furnished supplementally to the Securities and Exchange Commission upon request)).

   3.1 Certificate Of Incorporation of Level 8 Systems, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to Level 8's
          Registration Statement on Form S-1/A, filed September 22, 2000, File
          No. 333-44588).

   3.2 Bylaws of Level 8 Systems, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.2 to Level 8's Registration Statement on
          Form S-1/A, filed September 22, 2000, File No. 333-44588).

   3.2A Amendment to the Bylaws of Level 8 Systems, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.2A to Level 8's
          Annual Report on Form 10-K for the year ended December 31, 2000).

   3.3    Certificate of Designation relating to Series A 4% Convertible
          Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 to Level 8's Report on Form 8-K, filed July 23, 1999).

   3.4    Certificate of Designation relating to Series B 4% Convertible
          Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 to Level 8's Report on Form 8-K, filed July 31, 2000).

   4.1    Form of Warrant Agreement, between the Company and Hampshire
          Securities Corporation for 135,000 shares of common stock
          (incorporated by reference to Exhibit 10.27 to Across Data Systems,
          Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995, File No. 33-92230).

   4.2 Form of Warrants issued June 29, 1999 in connection with the sale of Series A 4% Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 10.2 to Level 8's Form 8-K filed July 23, 1999).

   4.3 Form of Warrant(s) representing the 250,000 Level 8 warrants issued to the WCAS Parties (incorporated by reference to Exhibit 8.2(A) to the Seer Technologies, Inc. Annual Report on Form 10-K for the year ended September 30, 1998, File No. 000-26194).

   4.4    Registration Rights Agreement dated June 29, 1999 among Level 8
          Systems, Inc. and the investors named on the signature pages thereof
          (incorporated by reference to Exhibit 10.3 to Level 8's Report on
          Form 8-K filed July 23, 1999, File No. 000-26392).

   4.5    Registration Rights Agreement, dated June 13, 1995, between the
          Company and Liraz (incorporated by reference to Exhibit 10.24 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration
          Statement on Form S-1, filed May 12, 1995, File No. 33-92230).

   4.6    Warrant for 523,691 shares issued to Brown Simpson Partners I, Ltd.,
          July 20, 2000 in connection with the sale of Series B 4% Convertible
          Redeemable Preferred Stock (incorporated by reference to Exhibit 10.2 to Level 8's Report on Form 8-K filed July 31, 2000).

   4.7    Warrant for 182,506 shares issued to Seneca Capital, L.P., July 20,
          2000 in connection with the sale of Series B 4% Convertible
          Redeemable Preferred Stock (incorporated by reference to Exhibit 10.3 to Level 8's Report on Form 8-K filed July 31, 2000).

  Exhibit
  Number                               Description
  -------                              -----------
    4.8   Warrant for 341,185 shares issued to Seneca International, Ltd., July
          20, 2000 in connection with the sale of Series B 4% Convertible
          Redeemable Preferred Stock (incorporated by reference to Exhibit 10.4 to Level 8's Report on Form 8-K filed July 31, 2000).

    4.9   Registration Rights Agreement dated July 20, 2000 among Level 8
          Systems, Inc. and the investors named on the signature pages thereof
          (incorporated by reference to Exhibit 10.5 to Level 8's Report on
          Form 8-K filed July 31, 2000).

    4.10  Form of Warrant issued to the former holders of Series E Preferred
          Stock of StarQuest Software, Inc. (incorporated by reference to
          Exhibit 4.10 to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000).

    4.11 Form of Registration Rights Agreement among Level 8 Systems, Inc. and the former holders of Series E Preferred Stock of StarQuest Software,
          Inc. (incorporated by reference to Exhibit 4.11 to Level 8's Annual
          Report on Form 10-K for the year ended December 31, 2000).

    4.12 Form of Registration Rights Agreement among Level 8 Systems, Inc. and the former debtholders of StarQuest Software, Inc. (incorporated by reference to Exhibit 4.12 to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000).

    5.1 Opinion of Powell, Goldstein, Frazer & Murphy LLP (to be filed by amendment).

   10.1 Level 8 Systems, Inc. 2000 Stock Grant Retention Plan (incorporated by reference to Exhibit 99 to Level 8's Registration Statement on
          Form S-8, filed December 15, 2000, File No. 333-51936).

   10.2   Level 8's 1997 Stock Option Plan, as Amended and Restated
          (incorporated by reference to Exhibit 10.2 to Level 8's Registration
          Statement on Form S-1/A, filed September 22, 2000, File No.
          333-44588).*

   10.3 Level 8's February 2, 1995 Non-Qualified Option Plan (incorporated by reference to Exhibit 10.1 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995,
          File No. 33-92230).*

   10.4   Template Software, Inc. 1992 Non-Statutory Stock Option Plan
          (incorporated by reference to an exhibit to Template Software, Inc.'s
          Registration Statement on Form S-1, filed on November 27, 1996, File
          No. 333-17063).

   10.5   Template Software, Inc. 1992 Incentive Stock Option Plan
          (incorporated by reference to an exhibit to Template Software, Inc.'s
          Registration Statement on Form S-1, filed on November 27, 1996, File
          No. 333-17063).

   10.6   Employment Agreement between Anthony Pizi and the Company dated March
          12, 2001 (incorporated by reference to Exhibit 10.6 to Level 8's
          Annual Report on Form 10-K for the year ended December 31, 2000).*

   10.7   Employment Agreement between Paul Rampel and the Company dated March
          12, 2001 (incorporated by reference to Exhibit 10.7 to Level 8's
          Annual Report on Form 10-K for the year ended December 31, 2000).*

   10.8   Employment Agreement between Arik Kilman and the Company dated March
          12, 2001 (incorporated by reference to Exhibit 10.8 to Level 8's
          Annual Report on Form 10-K for the year ended December 31, 2000).*

   10.8A  Separation Agreement and General Release between Arik Kilman and the
          Company dated May 9, 2001 (incorporated by reference to Exhibit 10.29 to Level 8's Quarterly Report on Form 10-Q for the period ended March
          31, 2001).*

  Exhibit
  Number                               Description
  -------                              -----------
  10.9    Employment Agreement between Steven Dmiszewicki and the Company dated
          December 4, 1998 (incorporated by reference to Exhibit 10.19 to Level
          8's Annual Report on Form 10-K for the fiscal year ended December 31,
          1998, File No. 000-26392).*

  10.9A Separation Agreement and General Release between Steven Dmiszewicki and the Company dated January 31, 2001 (incorporated by reference to Exhibit 10.9A to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000).*

  10.10   Amended and Restated Employment Agreement, effective November 8,
          1996, between Level 8 Technologies, Inc. and Samuel Somech
          (incorporated by reference to Exhibit 10.12 to Registration Statement
          No. 33-92230 on Form S-1/A).*

  10.10A Amendment dated February 26, 1999 to the Employment Agreement between the Company and Samuel Somech dated November 8, 1996 (incorporated by reference to Exhibit 10.2A to Level 8's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).*

  10.11 Separation Agreement and General Release between Dennis McKinnie and the Company dated February 1, 2001 (incorporated by reference to Exhibit 10.28 to Level 8's Quarterly Report on Form 10-Q for the period ended March 31, 2001).*

  10.11A  Amendment dated May 5, 2001 to the Separation Agreement and General
          Release between Dennis McKinnie and the Company (incorporated by reference to Exhibit 10.28A to Level 8's Quarterly Report on Form 10-
          Q for the period ended March 31, 2001).*

  10.12   Lease Agreement for Cary, N.C. offices, dated March 31, 1997, between
          Seer Technologies, Inc. and Regency Park Corporation (incorporated by reference to Exhibit 10.47 to Seer Technologies, Inc.'s Quarterly
          Report on Form 10-Q for the period ended March 31, 1997, File No.
          000-26194).

  10.12A  Addendum #1 to the Lease Agreement for Cary, N.C. offices, dated July
          6, 1998 (incorporated by reference to Exhibit 10.58 to Seer
          Technology Inc.'s Quarterly Report on Form 10-Q for the period ended
          June 30, 1998, File No. 000-26194).

  10.12B  Amendment to Lease Agreement for Cary, N.C. offices, dated January
          21, 1999 (incorporated by reference to Exhibit 10.21A to Level 8's
          Annual Report on Form 10-K for the fiscal year ended December 31,
          1998).

  10.13   Office Lease Agreement, dated April 25, 1996, between Template
          Software, Inc. and Vintage Park Two Limited Partnership (incorporated by reference to an exhibit to Template Software, Inc.'s Registration
          Statement on Form S-1, File No. 333-17063).

  10.13A  Amendment to Office Lease Agreement, dated August 18, 1997, between
          Template Software, Inc. and Vintage Park Two Limited Partnership
          (incorporated by reference to an exhibit to Template Software, Inc.'s
          Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 000-21921).

  10.14   Lease Agreement, dated December 25, 1992, between Seer Technologies,
          Inc. and Capital & Counties (London, England) (incorporated by reference to Exhibit 10.22 to Seer Technologies, Inc.'s Registration
          Statement on Form S-1, file No. 33-92050).

  10.15   Lease Agreement, dated October 8, 1997, between StarQuest Software,
          Inc. and Smith and Walters Inc. (incorporated by reference to Exhibit
          10.14 to Level 8's Annual Report on Form 10-K for the year ended
          December 31, 2000).

  10.16   Lease Agreement, dated February 23, 2001, between Level 8 Systems,
          Inc. and Carnegie 214 Associates Limited Partnership (incorporated by reference to Exhibit 10.15 to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000).

  Exhibit
  Number                               Description
  -------                              -----------
  10.17   Securities Purchase Agreement dated June 29, 1999 among Level 8
          Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series A Preferred Stock (incorporated by reference to Exhibit 10.1 to Level 8's Form 8-K filed July 23, 1999,
          File No. 000- 26392).

  10.18   Purchase Agreement dated July 31, 2000 between Level 8 Systems, Inc.
          and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to Level 8's Report on Form 8-K filed
          August 11, 2000, File No. 000-26392).

  10.19   PCA Shell License Agreement between Level 8 Systems, Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.2 to Level 8's Report on Form 8-K, filed September 11,
          2000).

  10.20   Promissory Note of Level 8 Systems, Inc. dated March 21, 2001 between
          Level 8 Systems, Inc. and Bank Hapoalim (incorporated by reference to
          Exhibit 10.30 to Level 8's Quarterly Report on Form 10-Q for the period ended March 31, 2001).

  10.20A  Letter dated May 8, 2001 from Bank Hapoalim to Level 8 Systems, Inc.
          in connection with extension of the Promissory Note (incorporated by reference to Exhibit 10.30A to Level 8's Quarterly Report on Form 10-
          Q for the period ended March 31, 2001).

  10.21   Loan Agreement dated December 15, 2000 between Level 8 Systems, Inc.
          and Bank Hapoalim (incorporated by reference to Exhibit 10.20 to Level 8's Annual Report on Form 10-K for the year ended December 31,
          2000).

  10.21A  Borrower Security Agreement dated December 15, 2000 between Level 8
          Systems, Inc. and Bank Hapoalim (incorporated by reference to Exhibit
          10.20A to Level 8's Annual Report on Form 10-K for the year ended
          December 31, 2000).

  10.21B  Cash Collateral Agreement dated December 15, 2000 between Level 8
          Systems and Bank Hapoalim (incorporated by reference to Exhibit
          10.20B to Level 8's Annual Report on Form 10-K for the year ended
          December 31, 2000).

  10.21C  Form of Warrant issued December 28, 2000 to Tarshish Hahzakot
          VeHashkuat Hapoalim Ltd. in connection with the Loan Agreement dated
          December 16, 2000 between Level 8 Systems, Inc. and Bank Hapoalim
          (incorporated by reference to Exhibit 10.20C to Level 8's Annual
          Report on Form 10-K for the year ended December 31, 2000).

  10.22   Securities Purchase Agreement dated July 20, 2000 among Level 8
          Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series B Preferred Stock (incorporated by reference to Exhibit 10.1 to Level 8's Report on Form 8-K filed July
          31, 2000, No. 000-26392).

  10.23   Stock Purchase Agreement dated September 29, 2000 among Level 8
          Systems, Inc. and The A Consulting Team in connection with the purchase of 500,000 shares of common stock (incorporated by reference to Exhibit 10.40 to Level 8's Quarterly Report on Form 10-Q for the period ended September 30, 2000).

  10.23A  Warrant for 500,000 shares issued to Level 8 Systems, Inc., September
          29, 2000 in connection with the purchase of 500,000 shares of The A
          Consulting Team's common stock (incorporated by reference to Exhibit
          10.41 to Level 8's Quarterly Report on Form 10-Q for the period ended
          September 30, 2000).

  10.24   Master License Agreement dated October 24, 1996 by and between
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Seer
          Technologies, Inc. (incorporated by reference to Exhibit 10.23 to
          Level 8's Annual Report on Form 10-K for the year ended December 31,
          2000).


  Exhibit
  Number                               Description
  -------                              -----------
  10.24A  Schedule 4 to Master License Agreement dated September 30, 2000 by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated and
          Level 8 Technologies, Inc. (incorporated by reference to Exhibit
          10.23A to Level 8's Annual Report on Form 10-K for the year ended
          December 31, 2000).

  10.25   Promissory Note dated October 25, 2000 of Samuel Somech in favor of
          Level 8 Systems, Inc. in the amount of $495,000 (incorporated by reference to Exhibit 10.24 to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000).

  10.26   Promissory Note dated January 27 , 2001 of Paul Rampel in favor of
          Level 8 Systems, Inc. in the amount of $75,000 (incorporated by reference to Exhibit 10.25 to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000).

  10.26A  Stock Pledge Agreement dated January 27, 2001 between Paul Rampel and
          Level 8 Systems, Inc. (incorporated by reference to Exhibit 10.25A to
          Level 8's Annual Report on Form 10-K for the year ended December 31,
          2000).

  10.27   Stockholders Agreement among Level 8 Systems, Inc., Merrill Lynch,
          Pierce, Fenner & Smith Incorporated, Liraz Systems Ltd. and certain of its affiliates and Welsh, Carson, Anderson & Stowe VI, L.P. and certain of its affiliates (incorporated by reference to Exhibit 10.3 to Level 8's Report on Form 8-K, filed September 11, 2000).

  16.1 Letter from PricewaterhouseCoopers LLP regarding change in certifying accountant, dated August 2, 2000 (incorporated by reference to Exhibit 16 to Level 8's Report on Form 8-K/A filed August 2, 2000,
          File No.000-26392).

  21.1 List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to Level 8's Annual Report on Form 10-K for the year ended December 31, 2000).

  23.1    Consent of Deloitte & Touche LLP (filed herewith).

  23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).

  23.4    Consent of Powell, Goldstein, Frazer & Murphy LLP (included in
          Exhibit 5 to be filed by amendment).

  24.1    Power of Attorney (included on signature page hereto).

--------
*Management contract or compensatory agreement.